SCHEDULE 14A
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INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
EXCHANGE ACT OF 1934 (AMENDMENT NO. )

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REINSURANCE GROUP OF AMERICA,
INCORPORATED

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NOTICE OF THE ANNUAL MEETING OF
THE SHAREHOLDERS OF
REINSURANCE GROUP OF AMERICA, INCORPORATED

Chesterfield, Missouri
April 12, 2017
To the Shareholders of Reinsurance Group of America, Incorporated:

The Annual Meeting of the Shareholders of Reinsurance Group of America, Incorporated (the "Company") will be held at the Company’s principal executive offices located at 16600 Swingley Ridge Road, Chesterfield, Missouri 63017 on May 23, 2017, commencing at 2:00 p.m. At this meeting only holders of record of the Company’s common stock at the close of business on March 24, 2017 will be entitled to vote, for the following purposes:

1.	To elect one director for a term expiring in 2018 and four directors for terms expiring in 2020;

2.	To vote on the frequency of the shareholders’ advisory vote regarding approval of the Company’s compensation for named executive officers on a non-binding, advisory basis;

3.	To vote to approve the compensation of the Company’s named executive officers on a non-binding, advisory basis;

4.	To vote to approve the Company's Amended & Restated Flexible Stock Plan;

5.	To vote to approve the Company's Amended & Restated Flexible Stock Plan for Directors;

6.	To vote to approve the Company's Amended & Restated Phantom Stock Plan for Directors;

7.	To ratify the appointment of Deloitte & Touche LLP as the Company’s independent auditor for the year ending December 31, 2017; and

8.	To transact such other business as may properly come before the meeting.

REINSURANCE GROUP OF AMERICA, INCORPORATED

By
J. Cliff Eason, Chairman of the Board

William L. Hutton, Secretary

PROXY STATEMENT SUMMARY

These proxy materials are being provided to you because the Board of Directors is soliciting your proxy to vote your shares at the Company's 2017 Annual Shareholders' Meeting. This summary highlights information contained elsewhere in this Proxy Statement. This summary does not contain all of the information that you should consider and you should read the entire Proxy Statement carefully before voting. Page references are supplied to help you find additional information in this Proxy Statement. This Proxy Statement and the related proxy materials were first made available to shareholders and on the Internet on April 12, 2017.

Annual Shareholders’ Meeting

Time: May 23, 2017, 2:00 p.m., Central time
Place: 16600 Swingley Ridge Road, Chesterfield, Missouri 63017
Record Date: Close of business on March 24, 2017

Voting Matters and Board Recommendations

Proposal		Board Recommendation	Voting Options	Vote Required to Adopt the Proposal	More Information
1.	Election of Directors	FOR all nominees	For, against or abstain for each nominee	If a quorum is present, the vote required to elect each director is a majority of the common stock represented in person or by proxy at the Annual Meeting.	page 1
2.	Frequency of Shareholders' Advisory Vote on Executive Compensation	ANNUAL	1 year, 2 years, 3 years or abstain	If a quorum is present, the vote required to approve Item 2 is a majority of the common stock represented in person or by proxy at the Annual Meeting.	page 51
3.	Shareholders' Advisory Vote on Executive Compensation	FOR	For, against or abstain	If a quorum is present, the vote required to approve Item 3 is a majority of the common stock represented in person or by proxy at the Annual Meeting.	page 52
4.	Amended & Restated Flexible Stock Plan	FOR	For, against or abstain	If a quorum is present, the vote required to approve Item 4 is a majority of the common stock represented in person or by proxy at the Annual Meeting.	page 53
5.	Amended & Restated Flexible Stock Plan for Directors	FOR	For, against or abstain	If a quorum is present, the vote required to approve Item 5 is a majority of the common stock represented in person or by proxy at the Annual Meeting.	page 64
6.	Amended & Restated Phantom Stock Plan for Directors	FOR	For, against or abstain	If a quorum is present, the vote required to approve Item 6 is a majority of the common stock represented in person or by proxy at the Annual Meeting.	page 70
7.	Ratification of Appointment of Independent Auditor	FOR	For, against or abstain	If a quorum is present, the vote required to approve Item 7 is a majority of the common stock represented in person or by proxy at the Annual Meeting.	page 74
See "Additional Information - Voting" (page 81) for additional information.

i

Board Nominees (page 1)

Name	Director Since	Independent	Election for Term Ending	Committee Memberships
Patricia L. Guinn	2016	Yes	2018	None
Arnoud W.A. Boot	2009	Yes	2020	Audit; Finance, Investment and Risk Management
John F. Danahy	2009	Yes	2020	Audit; Compensation
J. Cliff Eason	1993	Yes	2020	Compensation; Nominating and Governance
Anna Manning	2016	No	2020	None

Our Board and Its Committees (page 14)

	Number of Members	Percent Independent	Number of Meetings in 2016
Full Board	11	91%	9
Audit	4	100%	8
Compensation	5	100%	5
Finance, Investment and Risk Management	5	80%	6
Nominating and Governance	5	100%	4

Governance Facts (page 12)

Size of Board	11
Number of Independent Directors	10
Audit and Compensation Committees Comprised Entirely of Independent Directors	Yes
Independent Presiding Director	Yes
Separate Chairman and CEO	Yes
Majority Voting for Directors in Uncontested Elections	Yes
Advisory Vote on Executive Compensation	Annual
Annual Board and Committee Self-Evaluations	Yes
Stock Ownership Guidelines for Directors and Executive Officers	Yes
Restrictions on Hedging and Pledging of Company Shares for Directors and Employees	Yes
Executive Incentive Recoupment (Clawback) Policy	Yes
Shareholder Rights Plan (Poison Pill)	No

2016 Executive Compensation Highlights (page 17)

Annual Bonus Plan (based only on overall Company financial performance)
Metric	Actual Results	% of Target Payout
Operating Income Per Share[1] (50%)	$9.73/share	200.0%
Book Value Per Share Excluding AOCI[1] (25%)	$92.59/share	167.4%
New Business Embedded Value (15%)	$501.4 million	151.7%
Annual Operating Consolidated Revenue[1] (10%)	$11.5 billion	181.5%
Payout	182.8%

2014-2016 Performance Contingent Share Program
Metric	Actual Results	% of Target Payout
Three-Year Cumulative Revenue Growth Rate	2.9%	0%
Three-Year Operating Return on Equity[1]	11.5%	98.9%
Three-Year Relative Return on Equity	To be determined late April 2017	To be determined late April 2017
Payout	To be determined late April 2017
[1]See "Use of Non-GAAP Financial Measures" on page #SectionPage# for reconciliations from GAAP figures to operating figures.
2016 Business Highlights
Summarized below are highlights of our financial performance for 2016:

•	Our full-year total revenue was $11.5 billion and net premiums totaled $9.2 billion in 2016.

•	Our full-year earnings per diluted share: net income $10.79; operating income[1] $9.73.

•	Our full-year return on equity was 10% for 2016 and our full-year operating return on equity[1] was 11%.

•	Book value per share at year-end 2016 was $110.31 including accumulated other comprehensive income ("AOCI"), and $92.59 excluding AOCI[1].
For additional information on our 2016 financial performance, see our 2016 Annual Report on Form 10-K.

[1]See "Use of Non-GAAP Financial Measures" on page 83 for reconciliations from GAAP figures to operating figures.

Five Elements of Executive Compensation (page 23)

	Element	Form	Key Features
1.	Base Salary	Cash	●	Intended to attract and retain top talent.
			●	Generally positioned near the 50th percentile of our pay level peer group, but varies with individual skills, experience, responsibilities and performance.
			●	Represents approximately 25.5% of named executive officer target total compensation for 2016.
2.	Annual Bonus Plan	Cash	●	Tied to one or more of the following factors: overall Company performance, performance of the participant's division or business unit and/or individual performance.
			●	Performance goals established in the first quarter of each year with financial goals of each business unit aligning to corporate goals.
			●	Payouts range from 0% of target payout to 200% of target payout, depending on performance.
			●	Intended to motivate annual performance with respect to key financial and other measures.
			●	Represents approximately 25.2% of named executive officer target total compensation for 2016.
3.	Performance Contingent Shares	Equity	●	Tied to cumulative revenue growth rate over a three-year period, three-year operating ROE and three -year Relative ROE.
			●	Performance goals established at the beginning of each 3-year cycle.
			●	Payouts range from 0% of target payout to 200% of target payout, depending on Company performance.
			●	Intended to motivate intermediate-term performance with respect to key financial measures and align our named executive officers' interests with those of our shareholders.
			●	Represents approximately 34.3% of named executive officer target total compensation for 2016.
4.	Stock Appreciation Rights	Equity	●	Fully vests on December 31 of the fourth year of grant (25% per year).
			●	Intended to motivate long-term performance, promote appropriate risk-taking, align our named executive officers' interests with shareholders' interests and promote retention.
			●	Represents approximately 15.0% of named executive officer target total compensation for 2016.
5.	Retirement and Pension Benefits	Deferred Cash
Our retirement and pension benefits are designed to provide a competitive level of post-employment income as part of a total rewards package that supports our ability to attract and retain key members of our management.
U.S. Executives:

			●	Savings Plan with 401(k) (pre-tax) and Roth 401(k) (after-tax) plan components that provide Company matching contributions in compliance with IRS limits.
			●	Qualified pension plan that is a broad-based retirement plan providing a source of income during retirement.
			●	Nonqualified restoration savings and pension plans, that provide contributions without regard to IRS limits.
			●	Nonqualified savings plan in which deferrals can be made on a pre-tax basis without regard to qualified plan limits.
Canadian Executives:
●
A broad-based defined contribution registered pension plan that provides Company matching contributions in accordance with the Supplemental Pension Plans Act of Quebec as well as the Canadian Income Tax Act.

			●	Supplemental Executive Retirement Plan for Canadian executives providing annual pension income in addition to amounts payable from any registered pension plan.

PROXY STATEMENT

INFORMATION ABOUT THE ANNUAL MEETING

The Board of Directors of Reinsurance Group of America, Incorporated (the "Company") is making this proxy solicitation in connection with the Company's 2017 Annual Meeting of Shareholders to be held at 2:00 p.m. on May 23, 2017, and all adjournments and postponements thereof. The Company is first making available this Proxy Statement and the Company's Annual Report to Shareholders for the year ended December 31, 2016 on April 12, 2017. The solicitation will primarily be by Internet and mail and the expense thereof will be paid by the Company. In addition, proxies may be solicited by directors, officers or employees of the Company in person, or by telephone, facsimile transmission or other electronic means of communication.
The close of business on March 24, 2017 has been fixed as the record date for the determination of the Company shareholders entitled to vote at the Annual Meeting. As of the record date, approximately 64,386,561 shares of common stock were outstanding and entitled to be voted at the Annual Meeting.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING

The Company’s Notice of Annual Meeting, 2017 Proxy Statement and 2016 Annual Report to Shareholders are available on the Company’s website at www.rgare.com. Information on our website does not constitute part of this Proxy Statement.

BOARD OF DIRECTORS

ITEM 1 - ELECTION OF DIRECTORS
The first item to be acted upon at the Annual Meeting is the election of Patricia L. Guinn, Arnoud W.A. Boot, John F. Danahy, J. Cliff Eason and Anna Manning as directors of the Company. The Board nominates each of these individuals for election at the Annual Meeting. Each nominee is currently a member of the Board.
Ms. Guinn stands for election for a term expiring at the Annual Meeting of the Shareholders in 2018. Messrs. Boot, Danahy and Eason and Ms. Manning each stand for election for terms expiring at the Annual Meeting of the Shareholders in 2020. Should any one or more of the nominees be unable or unwilling to serve (which is not expected), the proxies (except proxies marked to the contrary) will be voted for such other person or persons as the Board may recommend.
Appointment of New Director
Effective October 19, 2016, Patricia L. Guinn, retired Managing Director of Risk and Financial Services and former member of the executive leadership team at Towers Watson, was appointed to the Board of Directors.

Retirement of A. Greig Woodring
Effective December 31, 2016, A. Greig Woodring retired as Chief Executive Officer of the Company and resigned as a member of the Board of Directors. Mr. Woodring was President and Chief Executive Officer of the Company from 1993 until December 1, 2015, at which time he relinquished the role of President.
Nominees and Continuing Directors
The Board currently has eleven directors who are divided into three classes, one of which contains three directors and two of which contain four directors. The term of office for each class is three years. Certain information with respect to the director nominees proposed by the Company and the other directors whose terms of office will continue after the Annual Meeting is set forth below.
Vote Required
If a quorum is present, the vote required to elect each director is a majority of the common stock represented in person or by proxy at the Annual Meeting. The Company recommends a vote FOR all nominees for election to the Board.
To Be Elected as Director for Term Ending in 2018

Patricia L. Guinn

Business Experience: Ms. Guinn was the Managing Director of Risk and Financial Services and a member of the executive leadership team at Towers Watson from 2010 until her retirement in 2015. Previously, she served as a Member of the Board and the Managing Director of Risk and Financial Services at Towers Watson’s predecessor company, Towers Perrin. Overall, she has over 39 years of experience in the insurance industry. Ms. Guinn is a member of the board of directors of Allied World Assurance Company Holdings AG, an Association Member of BUPA, a board member of the International Insurance Society, and previously served on the board of the Actuarial Foundation. Additionally, Ms. Guinn is a member of the nominating committee and a fellow of the Society of Actuaries, a member of the American Academy of Actuaries, where she serves on the Financial Regulatory Task Force, and also a Chartered Enterprise Risk Analyst.

Retired Managing Director of Risk and Financial Services at Towers Watson
Skills and Qualifications: Experience as a senior executive at a global consulting company and as a board member of a global insurance company; risk management; actuarial; mergers and acquisitions; financial analysis and performance measurement for insurance companies

Age: 61 Director since: 2016 Independent

To Be Elected as Director for Term Ending in 2020

Arnoud W.A. Boot

Business Experience: Mr. Boot has been a professor of Corporate Finance and Financial Markets at the University of Amsterdam and director of the Amsterdam Center for Law & Economics since 2002. He is the founder and director of the Amsterdam Center for Corporate Finance. Prior to his current positions, Mr. Boot was a partner in the Finance and Strategy Practice at McKinsey & Company from 2000 through 2001, was the Vice Dean, Faculty of Economics and Econometrics at the University of Amsterdam from 1998 through 2000 and president of the European Finance Association in 2008. Mr. Boot serves as Chairman of the Bank Council of the Dutch Central Bank and is a member of the Dutch Scientific Council for Government Policy and the Dutch Social Economic Council. He is a member of the Advisory Scientific Committee of the European Systemic Risk Board in Frankfurt and he also serves as a research fellow at the Centre for Economic Policy Research in London and the Davidson Institute at the University of Michigan.

Professor of Corporate Finance and Financial Markets at the University of Amsterdam and Director of the Amsterdam Center for Law & Economics	Skills and Qualifications: Management and business consulting experience; corporate finance; investments; risk management; international business, markets and operations
Age: 57 Director since: 2009 Independent
John F. Danahy

Business Experience: Mr. Danahy was previously the Chairman and Chief Operating Officer of May Merchandising Company and May Department Stores International, subsidiaries of The May Department Stores Company (MDSC). Mr. Danahy served in various positions within MDSC for 38 years until his retirement in 2006. Mr. Danahy previously served as corporate-wide Senior Vice President of Information Technology and as Chairman and Chief Operating Officer of The Famous-Barr Co. for five years. Mr. Danahy has an Executive Master of Business Administration degree from the Olin Business School at Washington University in St. Louis.

Retired Chairman and Chief Operating Officer of May Merchandising Company and May Department Stores International	Skills and Qualifications: Information technology; international business; management and business experience; public company management experience
Age: 70 Director since: 2009 Independent

J. Cliff Eason (Chair)

Business Experience: Mr. Eason is Chairman of the Company’s Board of Directors and was President and CEO of Southwestern Bell Telephone, SBC Communications, Inc. ("SBC") from September 2000 through January 2001. Mr. Eason previously served as President, Network Services from 1999 through 2000; President, SBC International, from 1998 until 1999; President and CEO of Southwestern Bell Telephone Company ("SWBTC") from 1996 until 1998; President and CEO of Southwestern Bell Communications, Inc. from 1995 through 1996; President of Network Services of SWBTC from 1993 through 1995; and President of Southwestern Bell Telephone Company of the Midwest from 1992 to 1993. He held various other positions with SBC and its subsidiaries prior to 1992. Mr. Eason was a director of Williams Communications Group, Inc. until his retirement in January 2001. Mr. Eason served as a director of Mercantile Bankcorp from 1993 to 1995.

Retired President and CEO of Southwestern Bell Telephone, SBC Communications, Inc.	Skills and Qualifications: Information technology; international business; management and business experience; public company management experience
Age: 69 Director since: 1993 Independent
Anna Manning

Business Experience: Prior to becoming President of the Company in December 2015 and Chief Executive Officer in 2017, Ms. Manning held the position of Senior Executive Vice President, Structured Solutions, which included the Company’s Global Financial Solutions and Global Acquisitions businesses. Prior to assuming this role, Ms. Manning spent four years as Executive Vice President, U.S. Markets. Ms. Manning joined the Company in 2007, and shortly thereafter assumed the role of Executive Vice President and Chief Operating Officer for the International Division. Prior to joining RGA, Ms. Manning spent 19 years in actuarial consulting at Tillinghast Towers Perrin, following an actuarial career in the Canadian marketplace at Manulife Financial from 1981-1988. She holds a B.Sc. in Actuarial Science from the University of Toronto, is a Fellow of the Canadian Institute of Actuaries and a Fellow of the Society of Actuaries.

President and Chief Executive Officer of the Company
Skills and Qualifications: RGA’s President since December 1, 2015 and Chief Executive Officer since January 1, 2017; extensive knowledge of the Company’s business, operations and customers; extensive knowledge and relationships in the global financial services and life insurance business; actuarial experience; mergers and acquisitions

Age: 58 Director since: 2016 Not Independent

CONTINUING DIRECTORS
To Continue in Office Until 2018

Frederick J. Sievert

Business Experience: Mr. Sievert was President of New York Life Insurance Company from 2002 through 2007. Mr. Sievert shared responsibility for overall company management in the Office of the Chairman from 2004 until his retirement in 2007. He joined New York Life in 1992 as Senior Vice President and Chief Financial Officer. In 1995, he was promoted to Executive Vice President and was elected to the Board of Directors in 1996. In addition, he was President and a member of the board of New York Life Insurance and Annuity Corporation, served as Chairman of the Board of NYLIFE Insurance Company of Arizona, and served on the Board of Directors for Max New York Life, the company’s joint venture in India, Siam Commercial New York Life, the joint venture in Thailand and the company’s South Korea operation. Prior to joining New York Life, Mr. Sievert was a senior vice president for Royal Maccabees Life Insurance Company, a subsidiary of the Royal Insurance Group of London, England. Mr. Sievert currently serves as a director of CNO Financial Group, Inc.

Retired President of New York Life Insurance Company
Skills and Qualifications: Experience as an executive officer of a major U.S.-based life insurance company with international operations; life insurance business and insurance regulation; investments; risk management

Age: 69 Director since: 2010 Independent
Stanley B. Tulin

Business Experience: Mr. Tulin joined AXA Equitable in 1996 as Senior Executive Vice President and CFO. He served on the AXA Group Executive Committee from 2000 through 2006. Following his retirement in 2006, Mr. Tulin consulted for AXA Financial, Inc. for five years. In his position at AXA, he gained extensive experience in acquisitions and divestitures, consolidated risk management and financial communications. In 1998, he was named Vice Chairman and a director of AXA Equitable, while remaining CFO of AXA Financial. Prior to that position, he was Executive Vice President and CFO of AXA Financial. Prior to joining AXA Equitable, Mr. Tulin served as Co-Chairman of Coopers & Lybrand’s Insurance Industry Practice group and was part of the Actuarial and Strategic Planning Group at Milliman & Robertson, Inc. for 17 years. Mr. Tulin is a fellow of the Society of Actuaries and a member of the American Academy of Actuaries.

Retired Vice Chairman and CFO of AXA Financial, Inc. and its principle insurance subsidiary, AXA Equitable Life Insurance Company
Skills and Qualifications: Experience as an executive officer of a major global financial services company; risk management, actuarial and mergers and acquisitions consulting experience; life insurance business; insurance regulation

Age: 67 Director since: 2012 Independent

To Continue in Office Until 2019

William J. Bartlett

Business Experience: Mr. Bartlett was an accountant and consultant with Ernst & Young for over 35 years and advised numerous clients in the global insurance industry. He was appointed a partner of Ernst & Young in Sydney, Australia in July 1980, a position he held until his retirement in June 2003. He served as chairman of the firm’s global insurance practice from 1991 to 2000, and was chairman of the Australian insurance practice group from 1989 to 1998. Mr. Bartlett currently serves as an independent, non-executive director of Suncorp Group Limited, GWA Limited and the Abacus Property Trust, all of which are listed on the Australian Stock Exchange. He previously served as a member of the Australian Life Insurance Actuarial Standards Board and as a consultant to the Australian Financial Reporting Council on Auditor Independence. He holds several professional memberships in Australia (ACPA and FCA), South Africa (CASA), and the United Kingdom (FCMA).

Retired partner, Ernst & Young Australia	Skills and Qualifications: Public accounting experience in global insurance accounting practice; audit committee experience; financial services and life insurance business; international business
Age: 67 Director since: 2004 Independent
Christine R. Detrick

Business Experience: Ms. Detrick served as a Director/Partner, Leader of Americas Financial Services Practice, and Senior Advisor of Bain & Company, Inc., a global management consulting firm, from 2002 to 2012. Before joining Bain, Ms. Detrick served for 10 years at A.T. Kearney, Inc., a global management consulting firm, including as Director, Global Leader of Financial Services Practice, and as Leader, Eastern U.S. Profit Center. Prior to those roles, she was a founding partner of First Financial Partners, a venture capital firm specializing in savings and loan institutions, from 1988 to 1992, and served as Chief Executive Officer for St. Louis Bank for Savings. Ms. Detrick formerly served on the board of Forethought Financial Group, Inc. a private life insurance carrier and currently serves as an independent director and member of the Nominating & Corporate Governance Committee of the boards of Forest City Enterprises, a publicly traded real estate company, and Hartford Mutual Funds.

Former Director and Head of Americas Financial Services Practice of Bain & Company, Inc.
Skills and Qualifications: Corporate finance and financial reporting; investments; financial services and life insurance business; mergers and acquisitions; management and business consulting experience

Age: 58 Director since: 2014 Independent

Alan C. Henderson

Business Experience: Mr. Henderson was President and Chief Executive Officer of RehabCare Group, Inc. ("RehabCare") from June 1998 until June 2003. Prior to becoming President and Chief Executive Officer, he was Executive Vice President, Chief Financial Officer and Secretary of RehabCare from 1991 through May 1998. Mr. Henderson was a director of RehabCare from June 1998 to December 2003, Angelica Corporation from March 2001 to June 2003, and General American Capital Corp., a registered investment company, from October 1989 to April 2003.

Retired President and Chief Executive Officer of RehabCare Group, Inc.	Skills and Qualifications: Audit committee experience; experience as CEO and CFO of a public company; public company accounting and finance
Age: 71 Director since: 2002 Independent
Joyce A. Phillips

Business Experience: Ms. Phillips was the Chief Executive Officer, Global Wealth, Group Managing Director, and Management Board member at Australia and New Zealand Banking Group Limited (ANZ) until her retirement in 2016. Prior to joining ANZ in 2009, Ms. Phillips was President and Chief Operating Officer at American Life Insurance Company (ALICO), a subsidiary of American International Group, Inc. (AIG), which had operations in 55 countries. She joined ALICO from Citigroup, where she was head of International Retail Banking, responsible for strengthening product distribution and expansion in Citigroup’s global retail banking franchise in 42 countries. Her previous roles include various senior positions in Citigroup Japan and GE Capital.

Retired CEO, Global Wealth, Group Managing Director, and Management Board member at Australia and New Zealand Banking Group Limited	Skills and Qualifications: Experience as an executive officer of major global financial services companies; financial services and life insurance business; risk management
Age: 54 Director since: 2014 Independent
DIRECTOR QUALIFICATIONS AND NOMINATION
Qualifications of Directors
The Board of Directors is made up of eleven individuals, each with a valuable core set of skills, talents and attributes that make them appropriate for our Company’s Board as a whole. When searching for new Board candidates, the Nominating and Governance Committee considers the evolving needs of the Company’s global business and searches for Board candidates that fill any current or anticipated future needs or gaps in skills, experience and overall Board composition. As determined by our Board and the Nominating and Governance Committee, all of our directors and director candidates possess the following qualifications:

DIRECTOR QUALIFICATION CRITERIA

Director Qualification	Description
Financial Literacy	Directors and candidates should be "financially literate" as such qualification is interpreted by the Board in its business judgment.
Leadership Experience
Directors and candidates should possess significant leadership experience, such as experience in business, finance/accounting, financial services regulation, education or government, and shall possess qualities reflecting a proven record of accomplishment and ability to work with others.

Commitment to Our Values	Directors and candidates shall be committed to promoting our financial success and preserving and enhancing our business and ethical reputation, as embodied in our codes of conduct and ethics.
Absence of Conflicting Commitments	Directors and candidates should not have commitments that would conflict with the time requirement commitments of a director.
Reputation and Integrity
Directors and candidates shall be of high repute and recognized integrity and not have been convicted in a criminal proceeding (excluding traffic violations and other minor offenses). Such person shall not have been found in a civil proceeding to have violated any federal or state securities or commodities law and shall not be subject to any court or regulatory order or decree limiting his or her business activity, including in connection with the purchase or sale of any security or commodity.

Knowledge and Experience	Directors and candidates should possess knowledge and experience that will complement that of other directors and promote the creation of shareholder value.
Other Factors
Directors and candidates shall have other characteristics considered appropriate for membership on the Board, including an understanding of marketing and finance, sound business judgment, significant experience and accomplishments and educational background.

Other areas of expertise or experience are desirable given our Company’s global reinsurance business and operations and the current make-up of the Board, such as expertise or experience in: life insurance, financial services, information technology, international markets, operations, capital markets, investments, banking, risk management, public company service and actuarial science. The process undertaken by the Nominating and Governance Committee in recommending qualified director candidates is described under "Shareholder Nominations."
All of our directors bring significant executive leadership derived from their careers and professions. When considering whether our current directors have the experience, qualifications, attributes and skills, taken as a whole, to enable the Board of Directors to satisfy its oversight responsibilities effectively in light of the Company’s business and structure, the Nominating and Governance Committee and the Board of Directors focuses primarily on the information discussed in each of the director's individual biographies described above.
Shareholder Nominations
As described in our Corporate Governance Guidelines, the Nominating and Governance Committee will consider shareholder nominations for directors who meet the notification, timeliness, consent and information requirements of our Articles of Incorporation and Bylaws. The Committee makes no distinctions in evaluating nominees for positions on the Board based on whether or not a nominee is recommended by a shareholder, provided that the procedures with respect to nominations referred to above are followed. Potential candidates for nomination as director candidates must provide written information about their qualifications and participate in interviews conducted by individual Board members, including the Board chair and relevant committee chairs. Candidates are evaluated using the criteria adopted by the Board to determine their qualifications based on the information supplied by the candidates and information obtained from other sources. The Nominating and Governance Committee will recommend candidates to the Board for election as director for approval, only if the Committee determines, in its judgment, that they have the specific minimum qualifications described above.

In order for a shareholder to nominate a candidate for director under our Articles of Incorporation and Bylaws, timely notice of the nomination must be given to us in advance of the meeting. Ordinarily, such notice must be given not less than 60 nor more than 90 days before the meeting (but if we give less than 70 days notice of the meeting or prior public disclosure of the date of the meeting, then the shareholder must give such notice within 10 days after notice of the meeting is mailed or other public disclosure of the meeting is made, whichever occurs first).
The shareholder filing the notice of nomination must describe various matters as specified in our Articles of Incorporation and Bylaws, including such information as name, address, occupation and all direct and indirect ownership interests, derivative interests, short interests, other economic incentives and rights to vote any shares of any security of the Company and other material interests in the Company. Shareholders nominating directors must disclose: the same information about a proposed director nominee that would be required if the director nominee were submitting a proposal; any other information that would be required to be disclosed in a proxy statement in a contested election pursuant to the Securities Exchange Act of 1934; any material relationships between the shareholder proponent and the director nominees; and, at the Company’s request, any other information that would enable the Board to determine a nominee’s eligibility to serve as a director, including information relating to the proposed nominee’s independence or lack thereof.

DIRECTOR COMPENSATION
The Compensation Committee reviews director compensation periodically and recommends changes to the Board, when it deems appropriate, based on market information provided to the Committee by Steven Hall & Partners, an independent compensation consultant. The Committee's review considers various factors, including the responsibilities of directors generally, the responsibilities of Board and committee chairs and Company performance. Information regarding the retention of Steven Hall & Partners can be found under "Compensation Discussion and Analysis — Executive Compensation Process — Compensation Consultant." The Board reviews the recommendations of the Compensation Committee and determines the form and amount of director compensation. Directors who also serve as employees of the Company do not receive payment for services as a director.
2016 Director Compensation
During 2016, Mr. Woodring and Ms. Manning were the only directors employed by the Company, and the directors who are not employees of our Company or any subsidiary ("non-employee directors") consisted of Messrs. Bartlett, Boot, Danahy, Eason, Henderson, Sievert and Tulin and Mses. Detrick, Guinn and Phillips. During 2016, compensation to our non-employee directors consisted of the following elements:

2016 DIRECTOR COMPENSATION STRUCTURE

Annual Retainer
Chairman of the Board	$180,000
All other independent directors	$100,000
Committee Chair Additional Retainer
Audit Committee Chair	$25,000
Compensation Committee Chair	$15,000
Finance, Investment and Risk Management Committee Chair	$15,000
Nominating and Governance Committee Chair	$15,000
Annual Stock Grants[1]
Chairman of the Board	$240,000
All other independent directors	$140,000
1Number of shares issued is based upon the fair market value of the stock on the date of the grant.
We also reimburse directors for reasonable out-of-pocket expenses incurred in connection with attending and participating in Board and Committee meetings and director education programs. Mr. Bartlett also serves as a director of our Australian holding company and operating company, and receives an annual retainer and superannuation pension benefits for services on those two boards. Members of a Board sub-group regarding acquisitions and a sub-group regarding technology receive an additional cash annual retainer of $10,000 each.
2016 DIRECTOR COMPENSATION

Name	Fees Earned or Paid in Cash[1]	Stock Awards[2]	All Other Compensation[3]	Total
William J. Bartlett	$125,000	$140,045	$84,937	$349,982
Arnoud W.A. Boot	$100,000	$140,045	—	$240,045
John F. Danahy	$125,000	$140,045	—	$265,045
Christine R. Detrick	$110,000	$140,045	—	$250,045
J. Cliff Eason	$180,000	$240,038	—	$420,038
Patricia L. Guinn	$25,000	—	—	$25,000
Alan C. Henderson	$125,000	$140,045	$744	$265,789
Joyce A. Phillips	$100,000	$140,045	—	$240,045
Frederick J. Sievert	$125,000	$140,045	—	$265,045
Stanley B. Tulin	$178,000	$140,045	$7,078	$325,123

1.	This column reflects the retainer and fees earned in 2016 for Board and committee service. The 2016 retainer was paid in January 2016.

2.
This column reflects the award of 1,563 shares (2,679 shares in the case of Mr. Eason and 1,093 shares in the case of Mr. Bartlett, whose stock was issued net of taxes) of common stock on February 24, 2016, at a closing market price of $89.60. The stock was issued as part of the directors’ annual compensation. Messrs. Eason, Henderson and Sievert elected to defer their stock awards under the Flexible Stock Plan for Directors into the Phantom Stock Plan for Directors. The amount for Ms. Guinn was prorated from the time she joined the board in October 2016 through end of year. The amount for Mr. Tulin reflects payments received in 2016 from travel expenses incurred in 2015.

3.
This column includes reimbursements to the director for spousal travel expenses incurred in connection with attending the October 2016 meeting of the Board of Directors, which is usually held in one of the Company’s global offices outside the United States. Under U.S. tax laws, the amount of such reimbursement for spousal travel must be included on the Form 1099-MISC that is issued annually by the Company to each director. Directors are responsible for paying any taxes they incur because of the reimbursement for spousal travel expenses. The amount for Mr. Bartlett represents compensation for services as a director of our Australian holding company and operating company, with Australian dollars converted to U.S. dollars using an annualized currency exchange rate. In lieu of receiving the annual cash retainer, Mr. Tulin is reimbursed for certain personal travel expenses he incurs to attend Board and committee meetings.  Those expenses exceed the amount reimbursable under the Company’s travel expense reimbursement policy for directors.  The net expense to the Company is approximately equal to the amount Mr. Tulin would have received if he was paid the annual retainer and reimbursed for travel as permitted in the travel expense reimbursement policy.
Director Stock Retention Policy
Our director stock retention policy provides that, subject to certain exceptions for tax obligations and estate planning purposes, a non-employee member of the Board of Directors may not transfer any shares of the Company’s common stock which he or she received as compensation for service on the Board of Directors until the value of the total shares held by the director equals or exceeds five times the amount of the annual cash retainer paid to such director.
Directors’ Phantom Shares
Non-employee directors may elect to receive phantom shares by deferring all or a portion of their annual compensation (including the stock portion). A phantom share is a hypothetical share of our common stock based upon the fair market value of the common stock at the time of the grant. Phantom shares granted prior to January 1, 2016 are not distributed until the director ceases to serve on the Board, at which time we will issue cash or shares of common stock in an amount equal to the value of the phantom shares. Effective January 1, 2016, directors may elect to receive distributions of deferred shares at retirement or five or seven years after retirement pursuant to a post-deferral election. Distributions can be either via shares or cash and may be paid as a single payment or in five substantially similar annual installments.
Because phantom shares can be distributed in cash instead of stock, they are not included as shares beneficially owned by the directors under the beneficial ownership table (page 78). Several directors have elected to participate in the deferral option and the following table illustrates their accumulated phantom share balance as of December 31, 2016:
PHANTOM SHARE OWNERSHIP

Name	Phantom Shares
William J. Bartlett	5,631
J. Cliff Eason	30,240
Alan C. Henderson	2,649
Frederick J. Sievert	1,563

CORPORATE GOVERNANCE

OVERVIEW

RGA is a values-based company. Our values guide our behavior at every level and apply across the Company on a global basis. We expect all directors, officers and employees to conduct business in compliance with the guidelines described below and we survey compliance with these policies on an annual basis.
Governance Guidelines and Charters

We have adopted a Principles of Ethical Business Conduct (the "Principles"), a Directors’ Code of Conduct (the "Directors’ Code"), and a Financial Management Code of Professional Conduct (the "Financial Management Code"). The Principles apply to all employees and officers of the Company and its subsidiaries. The Directors’ Code applies to directors of the Company and its subsidiaries. The Financial Management Code applies to our President and Chief Executive Officer, Chief Financial Officer, Corporate Controller, primary financial officers in each business unit and all professionals in finance and finance-related departments. We intend to satisfy any disclosure obligations under Item 5.05 of Form 8-K by posting on our website information about amendments to, or waivers from, any provision of the Financial Management Code that applies to our President and Chief Executive Officer, Chief Financial Officer or Corporate Controller. The Board of Directors has adopted Corporate Governance Guidelines and charters for the Audit, Compensation, Finance, Investment and Risk Management and Nominating and Governance Committees.
Director Independence
In accordance with the Corporate Governance Guidelines, the Board undertook reviews of director independence in February 2016 and February 2017. During these reviews, the Board received a report from the Company’s General Counsel noting that there were no transactions or relationships between the Company or its subsidiaries and any of the independent directors (i.e., Messrs. Bartlett, Boot, Danahy, Eason, Henderson, Sievert and Tulin and Mses. Detrick, Guinn and Phillips) nor any member of such director’s immediate family. The purpose of this review was to determine whether any of those directors had a material relationship with the Company that would preclude such director from being independent under the listing standards of the New York Stock Exchange ("NYSE") or our Corporate Governance Guidelines.
As a result of this review, the Board affirmatively determined, in its judgment, that each of the ten directors named above are independent of the Company and its management under the applicable standards. In 2016, Mr. Woodring, our Chief Executive Officer, and Ms. Manning, our President, were not independent directors.
Board Diversity
The Board believes that it is essential that directors represent diverse perspectives, skills and experience. When evaluating the various qualifications, experiences and backgrounds of Board candidates, the Board reviews and discusses many aspects of diversity such as gender, race, national origin, education, professional experience, geographic representation and differences in viewpoints and skills. To the extent possible, director recruitment efforts include several of these factors and the Board strives to recruit candidates that enhance the Board’s diversity.
Board Leadership Structure
In recognition of the differences between the two roles and in order to maximize effective Board leadership, our Company has separated the position of Chief Executive Officer ("CEO") and Chairman of the Board since we became public in 1993. The CEO is responsible for setting the strategic direction for the Company and the day-to-day leadership and performance of the Company, while the Chairman of the Board provides guidance to the CEO, sets the agenda for Board meetings, presides over meetings of the full Board and presides at the regularly scheduled executive sessions of the independent directors.
The Board’s Role in Risk Oversight
The Board has an active and ongoing role, as a whole and also at the committee level, in overseeing management of the Company’s risks. The following table summarizes each committee's responsibilities regarding risk oversight.
RISK OVERSIGHT

Committee of the Board	Areas of Risk Oversight	Additional Information
Audit	Accounting and financial reporting risk, ethics and compliance matters	Reviews reports on ethics and compliance matters each quarter
Compensation	Risks relating to the Company's employee compensation policies, practices, plans and arrangements	Oversees the management of compensation risks, including executive retention
Finance, Investment and Risk Management	Financial risks, investment risks and overall enterprise risk management	Reviews, monitors and, when appropriate, approves the Company's programs, policies and strategies relating to financial and investment risks
Nominating and Governance	Risks associated with the independence of the Board of Directors, leadership development and CEO succession planning	Oversees risks related to succession planning and board retention, refreshment and development
While each committee is responsible for evaluating certain risks and overseeing the management of such risks, committee meetings are scheduled so that the entire Board of Directors (including directors who are not committee members) is able to participate in committee meetings and stay apprised of the risks monitored and discussed by each committee. In addition, each committee provides recommendations to the full Board as required or appropriate.
Risk Considerations in our Compensation Program
The Compensation Committee considers the risks associated with our compensation policies and practices with respect to both executive compensation and compensation generally. The Compensation Committee continually considers the Company’s long-standing culture, which emphasizes incremental continuous improvement and sustained long-term shareholder value creation, and ensures that these factors are reflected in the design of the Company’s compensations plans. Our compensation program is structured so that a considerable amount of our incentive-eligible employees’ compensation is tied to the long-term health of the Company. We avoid the type of disproportionately large, annual incentives that could encourage employees to take risks that may not be in our shareholder’s long-term interests and we weight our management’s incentive compensation toward profitability and long-term performance. We believe this combination of factors encourages our executives and other employees to manage the Company in a prudent manner with a focus on increasing long-term shareholder value. Furthermore, as described in "Compensation Discussion and Analysis" below, the Compensation Committee may exercise full discretion and include subjective considerations in its incentive compensation decisions.

While a significant portion of our executive compensation plan is performance-based, we do not believe that our program encourages excessive or unnecessary risk-taking. Informed risk-taking is a fundamental and necessary part of our business, and our Compensation Committee focuses on aligning the Company’s compensation policies with the Company’s long-term interests and avoiding short-term rewards for management decisions that could pose long-term risks to the Company. The following policies and practices emphasize the Compensation Committee’s focus on balancing risk with reward:

Risk Balancing Practices and Policies
Annual Bonus Plan	●	Our Annual Bonus Plan ("ABP") is designed to reinforce our pay-for-performance culture by making a significant portion of management's annual compensation variable.
	●	ABP awards are based solely on Company results or on a combination of Company, business unit and/or individual performance.
●
The ABP aligns annual cash bonus compensation with our short-term business strategies and the targets reflect our short-term goals for operating earnings per share, book value per share, operating revenue and new business embedded value.

	●	The Compensation Committee sets award levels with a minimum level of performance that must be met before any payment can be made.
	●	To further ensure that there is not a significant incentive for unnecessary risk-taking, we cap the payout of these awards at 200% of the target.
Performance Contingent Share Grants	●	Our performance contingent share ("PCS") grants are a three-year performance-driven incentive program that reinforces our intermediate-term strategic, financial and operating goals.
	●	The Compensation Committee sets award levels with a minimum level of performance that must be met before any payment can be made.
	●	To further ensure that there is not a significant incentive for unnecessary risk-taking, we cap the payout of these awards at 200% of target.
●
We measure performance for the PCS grants based 33% on a cumulative operating revenue growth rate, 33.5% on operating return on equity and 33.5% on relative return on equity compared to an established peer group, all calculated as of the end of the applicable three-year performance period.

Stock Appreciation Rights	●	We believe that Stock Appreciation Rights ("SARs") provide the most appropriate vehicle for providing long-term value to management because of the economic tie to shareholder value.
●
We believe annual grants of SARs allow us to reward the achievement of long-term goals and are based on our desire to achieve an appropriate balance between the overall risk and reward for short, intermediate and long-term incentive opportunities.

	●	The vesting schedule for SARs grants is four years, 25% of which vests at the end of each year. Upon vesting, the SARs are settled in the equivalent value of unrestricted shares of common stock.
Share Ownership Guidelines	●
Our share ownership guidelines require members of senior management to hold a specified number of shares of Company stock which is based on the level of their role and responsibility in the organization.

●
Share ownership requirements ensure that our senior management will have a significant amount of value tied to long-term holdings in Company stock and align their interests with those of our shareholders.

Executive Incentive Recoupment Policy	●	Our Executive Incentive Recoupment Policy permits the Company to recoup all or a portion of incentive awards paid to certain executives upon the occurrence of certain recoupment events.
●
Such events include: (i) a financial restatement due to the material noncompliance with any financial reporting requirement under the federal securities laws; (ii) receiving an incentive award based on materially inaccurate financial statements or any other materially inaccurate performance metric criteria; (iii) causing injury to the interests or business reputation of the Company or of a business unit whether due to violations of law, regulatory sanctions or otherwise and (iv) a material violation of the Company's Principles of Ethical Business Conduct.

●
The Compensation Committee has express authority to interpret and administer the policy, implement various remedies based on the circumstances triggering the recoupment and make all determinations with respect to the policy in its sole discretion.

Combination of Performance Metrics	●
We use a combination of performance metrics in determining our executives' performance-based compensation that motivate our executives to achieve performance that is in line with the best interests of the Company and our shareholders.

●
By using a variety of performance metrics in our Annual Bonus Plan and our intermediate and long-term performance programs, we mitigate the risk that our executives would be motivated to pursue results with respect to one performance measure to the detriment of the Company as a whole.

Independent Compensation Consultant	●	The Compensation Committee benefits from its use of an independent compensation consulting firm which provides no other services to the Company.
Communications with the Board of Directors
The process for communicating with the Board requires that the General Counsel make a record of the receipt of any such communications. All properly addressed communications will be delivered to the specified recipient(s) not less than once each calendar quarter and will not be directed to or reviewed by management prior to receipt by such persons.
Board Meetings

The Board of Directors held a total of nine meetings during 2016. Each director attended at least 75% of the meetings of the Board and committees on which he or she served during 2016. We do not have a policy with regard to attendance by directors at the Annual Meeting of Shareholders. The Chairman of the Board attended the 2016 Annual Meeting of Shareholders.
BOARD COMMITTEES
The Board of Directors has the following committees:
•Audit Committee;
•Compensation Committee;
•Finance, Investment and Risk Management Committee; and
•Nominating and Governance Committee.
The Board has also organized a sub-group of directors who meet periodically with members of Company management to discuss significant acquisition opportunities and a sub-group that discusses technological opportunities and advancements. Information about committee membership, independence, qualifications, roles and responsibilities is provided below.
2016 BOARD COMMITTEE MEMBERSHIP

Director	Independent	Audit	Compensation	Finance, Investment and Risk Management	Nominating and Governance
William J. Bartlett	yes	chair		member
Arnoud W.A. Boot	yes	member		member
John F. Danahy	yes	member	chair
Christine R. Detrick	yes	member			member
J. Cliff Eason	yes		member		member
Patricia L. Guinn	yes
Alan C. Henderson	yes			chair	member
Anna Manning	no
Joyce A. Phillips	yes		member		member
Frederick J. Sievert	yes		member		chair
Stanley B. Tulin	yes		member	member
A. Greig Woodring	no			member
Number of Meetings in 2016		8	5	6	4

AUDIT COMMITTEE

Roles and Responsibilities
●	Responsible for the appointment, compensation, retention and oversight of the work of our independent auditor.
●	Oversees our accounting and financial reporting processes and policies and the integrity of our financial statements.
●	Supervises the adequacy of our internal controls over financial reporting and disclosure controls and procedures.
●	Pre-approves audit, audit-related and non-audit services to be performed by the Company's independent auditor.
●	Reviews reports concerning significant legal and regulatory matters.
●	Reviews the plans and performance of our internal audit function.
●	Reviews and discusses our filings on Forms 10-K and 10-Q, including the financial information in those filings.
Independence and Financial Literacy
●	The Board has determined that the members are "independent" within the meaning of SEC regulations applicable to audit committees and the NYSE listing standards.
●	The Board has determined that all of the members have accounting and related financial management expertise within the meaning of the NYSE listing standards.
●	The Board has determined that all the members are qualified as audit committee financial experts within the meaning of SEC regulations.

COMPENSATION COMMITTEE
Roles and Responsibilities
●	Establishes and oversees our general compensation and benefits programs.
●	Reviews and approves the performance and compensation of the CEO, other named executive officers and members of our senior management.
●	Sets performance measures and goals and verifies the attainment of performance goals under performance-based incentive compensation plans.
Independence
●	The Board of Directors has determined, in its judgment, that all of the Committee's members are independent within the meaning of the NYSE listing standards.
●
For purposes of its independence determination, the Board considered the enhanced independence standards for compensation committees under the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 which are required by the SEC for the listing standards of national securities exchanges.

Interlocks and Insider Participation
●	The members of the Compensation Committee are not and have never been officers or employees of the Company or any of its subsidiaries.
●	No directors or executive officers of our Company serve on the compensation committee of another company of which a member of our Compensation Committee is an officer.

FINANCE, INVESTMENT AND RISK MANAGEMENT COMMITTEE
Roles and Responsibilities
●	Assists the Board in connection with its oversight responsibilities for the Company's risk, investment and finance policies, programs, procedures and strategies.
●
Reviews, monitors, and when appropriate, approves the Company's programs, policies and strategies relating to financial and investment risks and overall enterprise risk management Governance Guidelines.

NOMINATING AND GOVERNANCE COMMITTEE
Roles and Responsibilities
●	Develops and implements policies and practices relating to corporate governance.
●	Reviews and monitors implementation of our Corporate Governance Guidelines.
●
Identifies individuals qualified to become members of the Board, consistent with the criteria established by the Board; develops and reviews background information on candidates for the Board; and makes recommendations to the Board regarding such candidates.

●	Prepares and supervises the Board's annual review of director independence and the performance of self-evaluations conducted by the Board and committees.
●
Oversees the succession planning process for our CEO, which includes reviewing development plans for potential successors, evaluating potential internal and external successors for executive and senior management positions, and development and periodic review of the Company's plans for CEO succession in various circumstances.

Independence
●	The Board of Directors has determined, in its judgment, that all of the Committee's members are independent within the meaning of the NYSE listing standards.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS
We do not have any agreements, transactions or relationships with related persons such as directors, nominees, executive officers or immediate family members of such individuals. At least annually, we review all relationships between our Company and our directors and executive officers and their immediate family members to determine whether such persons have a direct or indirect material interest in any transaction with us. Our Global Legal Services staff is primarily responsible for developing and implementing processes and controls to obtain information from the directors, nominees and executive officers with respect to related person transactions. If such a transaction arose, our Global Legal Services staff would determine, based on the facts and circumstances, whether we or a related person has a direct or indirect material interest in the transaction. As required under SEC rules, related person transactions that are determined to be directly or indirectly material to us are disclosed in this Proxy Statement and other SEC filings.
Our Board has adopted a policy as part of its corporate governance guidelines that requires advance approval by the Board before any of the following persons knowingly enter into any transaction with the Company or any of our subsidiaries or affiliates through which such person receives any direct or indirect financial, economic or other similar benefit or interest. The individuals covered by the policy include any:

•	director,

•	nominee for director,

•	executive officer,

•	holder of more than 5% of our voting securities,

•	immediate family member of such a person, as that term is defined in the policy, and

•	charitable entity or organization affiliated with such person or any immediate family member of such person.
Transactions covered by the policy include any contract, arrangement, understanding, relationship, transaction, contribution or donation of goods or services, but excludes transactions with any charitable entity or organization affiliated with a director, nominee for director, executive officer, 5% security holder or any immediate family member of such a person if the amount involved is $2,500 or less. At this time, the Company is not involved in any transactions that would be covered by this policy.

COMPENSATION DISCUSSION AND ANALYSIS

Our executive compensation program is designed to attract and retain senior level employees who direct and lead our business and to appropriately reward these individuals for their contribution to the business. Our Board of Directors has delegated to the Compensation Committee the authority to establish and oversee our general compensation program, review the performance and approve the compensation of our Chief Executive Officer and review and approve the compensation of the other named executive officers and members of our senior management. The Compensation Committee also reviews and approves this Compensation Discussion and Analysis (the "CD&A") regarding executive compensation for inclusion in this Proxy Statement. During 2016, the Compensation Committee consisted of Messrs. Danahy (Chairman), Eason, Sievert and Tulin and Ms. Phillips.

The discussion of our compensation practices and related disclosures focus on the compensation of our named executive officers. This discussion is divided into the following sections:

Compensation Disclosure Sections
Overview	page 17
Five Elements of Compensation	page 23
Executive Compensation Process	page 30
2016 Compensation Actions and Results	page 34
Executive Compensation Tables	page 40
Other Executive Compensation Matters	page 49
OVERVIEW
2016 NAMED EXECUTIVE OFFICERS

Name	Title
A. Greig Woodring	Chief Executive Officer
Jack B. Lay	Senior Executive Vice President and Chief Financial Officer from January 1, 2016 to April 30, 2016 and Senior Executive Vice President thereafter
Todd C. Larson	Senior Executive Vice President and Chief Financial Officer since May 1, 2016
Anna Manning	President
Alain P. Néemeh	Senior Executive Vice President, Global Life and Health Markets
Donna H. Kinnaird	Senior Executive Vice President and Chief Operating Officer
Executive Transitions
Effective December 31, 2016, A. Greig Woodring retired from the Company and resigned from his positions as Chief Executive Officer and member of the Board of Directors. Effective January 1, 2017, Anna Manning was appointed Chief Executive Officer of the Company. She held the position of President of the Company since December 1, 2015 and was appointed to the Board of Directors effective January 1, 2016. In connection with her new role, Ms. Manning physically relocated from Canada to the United States, effective April 23, 2016.
On May 1, 2016, Jack B. Lay relinquished the title of Chief Financial Officer and was succeeded by Todd C. Larson. Mr. Lay retired from the Company and resigned his role as Senior Executive Vice President effective

December 30, 2016. In addition, Donna H. Kinnaird relinquished the role of Chief Operating Officer effective January 1, 2017. Ms. Kinnaird retired from the Company and resigned her role as Senior Executive Vice President effective January 31, 2017.
Our Compensation Philosophy and Objectives
The philosophy and objectives of our executive compensation programs are to:

•	Create incentives that will focus executives on, and reward for, increasing long-term shareholder value;

•	Reinforce our pay for performance culture by making a significant portion of compensation variable and based on Company and business unit performance;

•	Align the long-term financial interests of our executives with that of our shareholders through equity-based incentives and by building executive ownership in the Company; and

•	Provide competitive total compensation opportunities that will attract, retain and motivate high-performing executives.
We use financial performance measures that focus on operating revenue, new business embedded value, operating income per share, book value per share excluding AOCI, operating return on equity, relative return on equity and cumulative operating revenue growth rate. Our annual bonus plan and performance contingent share program are tied to financial and operating performance metrics and our stock appreciation rights are tied to the performance of the Company's stock price. This approach aligns our executive compensation program to our business strategies, reinforces our pay-for-performance culture by using variable compensation based on performance and aligns the long-term financial interests of our executives with the interests of our shareholders. For a more detailed discussion on performance metrics, see "Five Elements of Compensation" and "2016 Compensation Actions and Results."

Our Compensation Program and Governance Reflects Best Practices
We have designed our compensation program to drive performance toward achievement of our short and long-term goals and to increase long-term shareholder value, while appropriately balancing risk and reward. We regularly review our program to incorporate best practices, such as the following:

What We Do
✓
Pay-for-Performance. We have a pay-for-performance executive compensation structure that provides an appropriate mix of short, intermediate and long-term performance incentives, with emphasis on shareholder value. Our executive compensation is closely aligned with financial performance because the majority of the total compensation for our executives is earned only upon the achievement of corporate, business unit and/or individual performance goals. Other than base salary, we do not provide any fixed compensation.

✓
Use of Multiple Performance Metrics. Our incentive compensation programs utilize multiple performance metrics, including operating revenue, operating income, book value and new business embedded value for our Annual Bonus Plan and cumulative operating revenue growth rate, return on equity and relative return on equity for our Performance Contingent Shares. These metrics are focused on performance and creation of long-term shareholder value.

✓
Compensation Benchmarking at Median. The Compensation Committee reviews publicly available information of peer companies to evaluate how our named executive officers’ compensation compares to executives in similar positions at other companies and considers that information when establishing compensation. In most markets, we align our executive compensation levels with the market median in order to retain current talent and attract new talent.

✓
Compensation Recoupment Policy. We have an Executive Incentive Recoupment Policy which permits the Company to recoup all or a portion of an incentive award paid to certain executives upon the occurrence of a specified recoupment event, including a financial restatement. We have incorporated the provisions of this policy into our Flexible Stock Plan and award agreements.

✓
Stock Ownership Guidelines. To further align the long-term interests of our executives and our shareholders, we have robust stock ownership requirements for our executive officers. For additional information, see "Stock Ownership - Executive Stock Ownership Guidelines."

✓	Independent Compensation Consultant. The Compensation Committee benefits from its use of an independent compensation consulting firm which provides no other services to the Company.
✓
Annual Shareholder "Say on Pay." Because we value our shareholders’ input on our executive compensation programs, our Board has chosen to provide shareholders with the opportunity each year to vote to approve, on a nonbinding, advisory basis, the compensation of the named executive officers in our proxy statement.

✓	Compensation Committee Negative Discretion. We give our Compensation Committee full discretion to reduce or eliminate any cash incentive award.
✓	Programs Designed to Manage Dilution Efficiently. We design our long-term incentive programs to manage dilution through the use of stock settled stock appreciation rights (SARs).
✓	Shareholder Value. We design our equity compensation programs to appropriately balance short, medium and long-term focus on key drivers of shareholder value creation.

What We Don't Do
X	No Employment Contracts. We do not have any employment or contractual pre-employment severance agreements for our executives and we only offer limited benefits on termination of employment.
X
No Perquisites. We do not offer our executives personal benefit perquisites, such as aircraft, cars or apartments and we do not reimburse our executives for personal benefit perquisites such as club dues or other social memberships, except in some foreign countries where such perquisites are required to maintain a local competitive position.

X	No Preferential Payments. We do not pay preferential or above market returns on executive deferred compensation.
X	Limited Benefits Upon Change in Control. We have limited benefits upon change in control and our Flexible Stock Plan does not require that awards automatically accelerate upon a change in control.
X	No Repricing of Grants. Our Flexible Stock Plan prohibits repricing for underwater stock options and stock appreciation rights.
X	No Golden Parachutes or Gross-Ups. We do not have any golden parachute agreements or tax gross-ups for severance payments with our executives.
X
No Speculative Trading. Our Insider Trading Policy prohibits employees from short-selling Company stock and strongly discourages the use of margin accounts, standing and limit orders or engaging in any other transaction where there is no control over the timing of purchases or sales and could result in a trade occurring at a time when the employee is aware of material non-public information or otherwise not permitted to trade.

X
No Unapproved Hedging. Our Insider Trading Policy prohibits employees from engaging in hedging or monetization transactions, which can be accomplished through a number of possible mechanisms, including through the use of financial instruments such as prepaid variable forwards, equity swaps, collars and exchange funds. Exemptions to general ban may be sought from the General Counsel on a case-by-case basis and will be subject to pre-clearance.

X	Pledging Discouraged. Our Insider Trading Policy discourages employees from holding Company securities in a margin account or otherwise pledging Company securities as collateral for a loan.

Say on Pay Feedback from Shareholders
A primary focus of our Compensation Committee is whether the Company’s executive compensation program serves the best interests of the Company’s shareholders. At the Company’s 2016 Annual Meeting, a significant majority (98% of votes cast on the proposal) of our shareholders approved the compensation program described in the proxy statement for that meeting. This is consistent with our shareholder feedback at our previous annual meetings:

Annual Meeting Year	Percentage of Votes Cast in Favor of "Say on Pay"
2016	98%
2015	98%
2014	97%
2013	99%
2012	96%
Five Year Average	98%
As part of its ongoing review of our executive compensation program, the Compensation Committee took the votes into consideration, along with an overall review of the compensation program, when making compensation decisions for 2016 and 2017. The Compensation Committee determined that the Company’s executive compensation philosophy, objectives and elements continue to be appropriate.
Five Elements of Compensation
Our executive compensation program consists of the following five elements:

Element of Compensation		Purpose
1.	Base Salary
Our base salaries are designed to provide a competitive component of the total compensation package that will attract, retain and motivate high-performing executives. Adjustments to base salary are made periodically to recognize competitive changes and personal performance.

2.	Annual Bonus Plan
Our Annual Bonus Plan ("ABP") awards are designed to reinforce our pay-for-performance culture and align incentive compensation with our short-term business strategies by making an executive's entire ABP award variable and based on Company, business unit and/or individual performance.

3.	Performance Contingent Shares
Performance Contingent Shares (“PCS”) are granted annually, and the number of PCS granted is based on the grant recipient’s position within the Company. PCS awards are payable in Company common stock and payouts occur if we achieve the cumulative operating revenue growth rate, return on equity and relative return on equity measures all over a three-year period. The PCS grants are made by the Compensation Committee annually, thus each year begins a new three-year cycle, giving the Compensation Committee the opportunity to review and update performance measures for new grants. The three-year performance and reward period shifts participant focus and effort toward intermediate and longer-term sustained results.

4.	Stock Appreciation Rights
Stock Appreciation Rights ("SARs") are granted annually, and the number of SARs granted is based on the grant recipient's position within the Company. The vesting schedule for SARs grants is four years, 25% of which vests at the end of each of the first four years. Upon vesting, the SARs are settled in the equivalent value of unrestricted shares of common stock. The SARs expire 10 years after the grant date.

5.	Retirement and Pension Benefits
Our retirement and pension benefits are designed to provide a competitive level of post-employment income as part of a total rewards package that permits us to attract and retain key members of our management.

See "Five Elements of Compensation" (page 23) for additional information.

Compensation Pay Mix
The following graph demonstrates 2016 target compensation pay mix by elements for each of our named executive officers:

100%
90%
80%
70%
60%
50%
40%
30%
20%
10%
0%
Woodring
Lay
Larson
Manning
Néemeh
Kinnaird
21.2%
48.5%
17.1%
13.2%
11.9%
27.3%
30.4%
30.4%
14.1%
32.3%
23.9%
29.7%
17.9%
41.0%
20.6%
20.5%
12.4%
28.4%
29.6%
29.6%
12.2%
28.1%
29.9%
29.8%
SARs
Perf.-Contingent Stock (variable # of shares)
Target Cash Incentive (variable)
Salary (fixed)

Company Performance for 2016
We believe that our compensation philosophy and objectives have resulted in an executive compensation program that has appropriately incented our executives to achieve our business performance targets, goals and objectives. Our compensation decisions are intended to benefit our shareholders and drive long-term shareholder value. Summarized below are some key highlights of our financial performance for 2016:

•	Our full-year total revenue was $11.5 billion and net premiums totaled $9.2 billion in 2016.

•	Our full-year earnings per diluted share: net income $10.79, operating income[1] $9.73.

•	Our full-year return on equity was 10% for 2016 and our full-year operating return on equity[1] was 11%.

•	Book value per share at year-end 2016 was $110.31 including accumulated other comprehensive income ("AOCI") and $92.59 excluding AOCI[1].

For additional information on our 2016 financial performance, see our 2016 Annual Report on Form 10-K.

[1]See "Use of Non-GAAP Financial Measures" on page 83 for reconciliations from GAAP figures to operating figures.

How Our Performance Affected 2016 Compensation

Our emphasis on pay for performance and the alignment of compensation with the creation of long-term shareholder value means that significant portions of the compensation paid to our executives vary based on our corporate performance. Our financial results are reflected in our 2016 compensation payments, as described below.

Annual Bonus Plan. Payouts were 182.8% of target for our named executive officers. Named executive officer ABP payouts are based on four Company-wide performance metrics: operating income per share; book value per share; new business embedded value and total operating revenue.
ABP COMPANY-WIDE PERFORMANCE METRICS

Metric	Weight	Target	2016 Result	Performance Level
Operating Income Per Share[1]	50%	$8.90/share	$9.73/share	200.0%
Book Value Per Share Excluding AOCI[1]	25%	$89.57/share	$92.59/share	167.4%
New Business Embedded Value	15%	$420.0 million	$501.4 million	151.7%
Annual Operating Revenue[1]	10%	$11.1 billion	$11.5 billion	181.5%
Weighted Average				182.8%
[1]See "Use of Non-GAAP Financial Measures" on page 83 for reconciliations from GAAP figures to operating figures.

Performance Contingent Share Program. For the 2014-2016 PCS performance period payouts are based on cumulative revenue growth rate, operating return on equity and relative return on equity performance over a three-year period. Our cumulative revenue growth rate and operating return on equity performance for the period resulted in payouts of 0% and 98.9% of target, respectively. The relative return on equity measure is dependent upon public availability of financial results from our peer companies. Because of the timing for the availability of this information our performance for the relative return on equity metric will not be approved by the Compensation Committee until late April 2017. Payments for the 2014-2016 PCS grants will not be made until May 2017, after the filing of this Proxy Statement.

PCS PERFORMANCE METRICS

Metric	Weight	Target	2016 Result	Performance Level
Cumulative Revenue Growth Rate	33%	5%	2.9%	0%
Three-Year Operating Return on Equity[1]	33.5%	11.5%	11.5%	98.9%
Three-Year Relative Return on Equity	33.5%	50th	Our performance for the relative return on equity metric for the 2014-2016 PCS grants will not be available until late April 2017.	Our performance for the relative return on equity metric for the 2014-2016 PCS grants will not be available until late April 2017.
[1]See "Use of Non-GAAP Financial Measures" on page 83 for reconciliations from GAAP figures to operating figures.

FIVE ELEMENTS OF COMPENSATION
Compensation Elements
Our compensation program consists of the following five elements:

Compensation element			Purpose		How We Determine This Amount
1.	Base Salary	●	Our base salaries establish a pay foundation at competitive levels as part of a total compensation package that will attract, retain and motivate talented executives.	●	The Compensation Committee considers our executives' base salary compensation compared to that of the Pay Level Peer Group and published surveys.
				●	The Compensation Committee also reviews the recommendations submitted by our Chief Executive Officer for the other named executive officers.
2.	Annual Bonus Plan ("ABP")	●	Our ABP awards are designed to motivate and reward executives for performance on key financial, strategic and/or individual objectives over the year.	●	Target awards for executives are based on competitive market pay data for their position and expressed as a percent of salary.
				●	ABP awards for executives are based on annual Company results or on a combination of Company, business unit and individual performance results.
●
This element of compensation holds our executives accountable for Company performance, with payouts varying from target based on actual performance against pre-established and communicated performance goals.
				●	Our ABP program utilizes multiple performance metrics.
				●	Overall Company operating earnings per share performance must meet certain minimum levels, as determined in advance by the Compensation Committee, before any awards are made.
3.	Performance Contingent Shares ("PCS")	●	Our PCS program is designed to focus executives on our strategic and intermediate-term financial and operating goals.	●	PCS performance payouts are based on cumulative operating revenue growth rate, return on equity and return on average equity over a three-year period.
		●	PCS grants are awarded to eligible participants on an annual basis with each grant cycle running for three performance years.	●	The Compensation Committee sets award levels with a minimum level of Company performance that must be met before any payment to the individual can be made, as well as a target and a maximum.
		●	The PCS grants are ongoing and each year a new three-year cycle begins, giving the Compensation Committee the opportunity to review and update performance measures for new grants.	●	If we do not meet minimum performance goals, the awards will not be made, and if we exceed those performance goals, the award can be as much as 200% of the targeted award opportunity.
		●	The three-year performance and reward period shifts participant focus and effort toward intermediate and longer-term sustained results.
4.	Stock Appreciation Rights ("SARs")	●	SARs are designed to align the interests of executives with our shareholders by focusing the executives on long-term objectives over a multi-year period, including stock price growth.	●	SARs are granted to executives at an award value divided by Black-Scholes’ value of the Company’s stock price on the date of grant.
		●	SARs are granted annually and are based on the recipient's position.	●	The strike price for the SAR is determined by the Company's closing stock price on the award date.
●
SARs vest over a period of four years (25% per year beginning on December 31 of the year granted until fully vested) and remain exercisable for up to 10 years from the award date. Upon vesting they are settled in the equivalent value of unrestricted shares of common stock.

5.	Retirement and Pension Benefits			●	U.S. and Canadian retirement and pension benefits differ, but generally there are two types of plans:
		●	Provided as another competitive component of the total compensation package that permits us to attract and retain key members of our management.	●	Qualified plans are paid to eligible employees up to specified maximum amounts as determined by federal tax authorities.
				●	Non-qualified plans are provided to eligible employees who earn compensation above the maximum amounts established by federal tax authorities.
Compensation Element #1 - Base Salary
The Compensation Committee begins its annual review of base salary for the named executive officers and senior management through discussion with the CEO on the previous year's expectations, achievements for each executive and their pay histories. The Committee additionally references the base salary pay levels to similar roles in our Pay Level Peer Group. The annual base salary determinations for executives are effective each year on or about March 1, following the executive's annual performance review, which includes a discussion about individual results against defined expectations.
Compensation Element #2 - Annual Bonus Plan
Employees of the Company are eligible to participate in our Annual Bonus Plan ("ABP"), which provides annual cash incentive compensation based on one or more of the following factors: our overall performance, the performance of the participant’s division, business unit or department and individual performance during the previous year. Under the ABP, participants may receive a cash bonus each year.
The ABP award is designed to serve as an annual incentive. The target-level financial performance goals established by the Compensation Committee are intended to require substantial efforts by our management team toward our strategic goals, while at the same time they are intended to be within reach if such efforts are made and provide additional rewards for extraordinary achievement. The Compensation Committee establishes ABP objectives for the Company during February of each year and determines results and awards in March of the following year. ABP financial objectives are not tied to any peer group, but are instead tied solely to our financial performance objectives. ABP Company-wide objectives are measured using the following components:
2016 COMPANY-WIDE ANNUAL BONUS PLAN METRICS

Component	Weight	Definition
Operating Income Per Share[1]	50%	Operating income per share is our net income per share from continuing operations less realized capital gains and losses and certain other non-operating items.
Book Value Per Share Excluding AOCI[1]	25%	Book value per share is the Company's total equity excluding Accumulated Other Comprehensive Income ("AOCI") divided by total common stock outstanding.
New Business Embedded Value	15%
New business embedded value ("NBEV") is a measure of the value of the profits expected to emerge from new business net of the cost of supporting capital. NBEV is a forward-looking calculation that reflects the lifetime value created through new business sales.

Annual Operating Revenue[1]	10%
Annual consolidated operating revenue is total revenues earned by the Company less any excluded transactions undertaken for capital management or risk management purposes during the annual performance period. For 2016, there were no excluded transactions.

[1]See "Use of Non-GAAP Financial Measures" on page 83 for reconciliations from GAAP figures to operating figures.
Targets reflect our annual goals for these metrics. The allocation of ABP awards between individual, business unit and Company-wide performance varies for each participant based on his or her job responsibilities. In general, allocations for business unit, departmental and individual performance are weighted more heavily for employees with less Company-wide responsibility. In contrast, allocations for Company-wide performance are weighted more heavily for senior executives because their roles involve greater Company-wide responsibility.
Business unit results are based on each business unit's financial performance metrics. Individual performance results are measured by progress on major projects, productivity, leadership, client development or similar goals in which the employee played a major role. While we intend to tie individual performance to clearly articulated and objective measures, it is necessary and at times prudent for management to use a certain degree of discretion in evaluating individual results. Based on these criteria, the Compensation Committee approves a list of senior management participants, which includes (as applicable) individual incentive and/or business unit or division allocations, a minimum performance level that must be met before any payment can be made, as well as a target and a maximum. In addition, overall Company financial performance must meet certain minimum levels, as determined in advance by the Committee, before any awards (including any portion of an award based solely on individual performance)

are made under the ABP. Awards are based on a specific target percentage of salary, which varies for each participant.
We consider business unit and individual performance when evaluating total compensation and may from time to time establish a specific ABP allocation for a particular business objective or project. The types of individual performance that may be taken into consideration include contributions toward revenue growth, earnings per share, return on equity capital, expense management, or product or client development, as well as intangible items such as progress toward achievement of strategic goals, leadership capabilities, development of staff or progress on major projects in which the individual holds a key role.

Compensation Element #3 - Performance Contingent Shares
Our Performance Contingent Share ("PCS") grants are part of a performance-driven incentive program under our Flexible Stock Plan. Executives in leadership or senior management roles, or that are considered top subject matter experts within our Company, participate in this program. We believe this program focuses participants on our strategic and intermediate-term financial and operating goals. Incentive awards are intended to reflect each participant's involvement in our performance and to encourage their continued contribution to our future. We view intermediate incentive awards as an important means of aligning the economic interests of management and shareholders.
The PCS grants are designed to allow us to reward the achievement of specific intermediate-term corporate financial performance goals with equity that is earned on the basis of Company performance. We implemented the PCS program because we believe it is consistent with our pay-for-performance compensation philosophy and achieving the financial performance necessary to increase shareholder value. We believe that the PCS grants require management to focus on intermediate-term growth and return on equity, while the SARs are designed to focus attention on accomplishment of long-term goals that influence the creation of long-term shareholder value. We annually evaluate the appropriate mix of pay elements in comparison to the market to remain competitive in our compensation practices and to best support our strategy.
PCS performance payouts are based on cumulative operating revenue growth rate, return on average equity and relative return on average equity over a three-year period. The Compensation Committee also sets award levels with a minimum level of Company performance that must be met before any payment to the individual can be made, as well as a target and a maximum. If we do not meet minimum performance goals, the awards will not be made. If we exceed those performance goals, the award can be as much as 200% of the targeted award opportunity. As we consider the targets for a particular performance period, we set the targets at amounts or ranges that are generally consistent with our publicly disclosed growth rate goals.
PCS grants are not treated as outstanding shares until the performance goals over the three-year performance period are met and awards are made as determined and approved by the Compensation Committee. Awards are made in units of fully-vested, unrestricted common stock. The awards are also contingent upon the participant’s employment status with us at the end of the three-year performance period.

We measure performance for the PCS grants using the following components:
2016 PCS PERFORMANCE METRICS

Component	Weight	Definition
Cumulative Operating Revenue Growth Rate[1]	33%
Cumulative operating revenue growth rate is the compounded average growth rate of the Company's consolidated operating revenue over the three-year performance period using the Company's annual consolidated operating revenue for the fiscal year immediately preceding the date of grant as the base year.

Three-Year Operating Return on Equity ("ROE")[1]	33.5%
ROE is calculated as operating income divided by average shareholders’ equity excluding Accumulated Other Comprehensive Income ("AOCI") for the three-year performance period. Operating income and equity excluding AOCI are non-GAAP financial measures.

Three-Year Relative Return on Equity ("Relative ROE")	33.5%	Relative ROE is the percentile ranking of the Company's ROE relative to the ROE of competitor companies in the Performance Peer Group over the same three-year performance period.
[1]See "Use of Non-GAAP Financial Measures" on page 83 for reconciliations from GAAP figures to operating figures.
In February 2016 we established the targets and ranges for the 2016 PCS grants. Commencing with this plan period the cumulative revenue growth rate metric was replaced by cumulative operating revenue growth rate, a non-GAAP financial measure, as a basis for establishing target levels and awards. Cumulative operating revenue growth rate is the compounded average growth rate of the Company's consolidated operating revenue over the three-year performance period using the Company's annual consolidated operating revenue for the fiscal year immediately preceding the date of grant as the base year. The Compensation Committee believes that cumulative operating revenue growth rate better measures the underlying trends of our continuing operations and management actions, primarily because it may exclude certain transactions undertaken for capital management or risk management purposes that may negatively impact revenue growth (such as retroceded blocks of business).
As discussed below under "Executive Compensation Process - Competitive Marketplace Assessment," the Committee determines a target total compensation package for our named executive officers based on an analysis of competitive market conditions and overall Company performance. All participants are required to maintain an acceptable level of performance to be eligible to receive equity incentive awards.
The grants are made pursuant to the terms of our Flexible Stock Plan and award agreements. Upon retirement, the PCS grant will be pro-rated based on the number of months of the grant holder’s participation during the three-year performance period and the number of shares earned, provided that the holder has attained age 55 and a combination of age and years of service with the Company that equals at least 65.
Compensation Element #4 - Stock Appreciation Rights
Stock Appreciation Rights ("SARs") are granted annually under our Flexible Stock Plan, and the number of SARs granted is based on the grant recipient’s position within the Company. As discussed below under "Executive Compensation Process - Competitive Marketplace Assessment," the Committee considers compensation data of the Pay Level Peer Group in determining the amount of SARs granted to our named executive officers and considers market data from published surveys in determining the amount of SARs granted to other participants.
The vesting schedule for SARs grants is four years, 25% of which vests on December 31 of each of the first four years. The grant value of a SAR is equal to the NYSE closing price of the Company’s common stock on the grant date of the award (i.e., the date of the March Compensation Committee meeting), multiplied by a Black-Scholes Model factor (which calculates the current economic value of a SAR using assumptions that include exercise price, the term of the award, a risk-free rate of interest, dividend yield and observed market volatility). Upon vesting, the SARs are settled in the equivalent value of unrestricted shares of common stock. The SARs expire 10 years after the grant date. Upon retirement, provided that the participant has attained age 55 and a combination of age and years of service with the Company that equals at least 65, the SARs continue to vest in accordance with the vesting schedule.
Compensation Element #5 - Retirement and Pension Benefits
We recognize the importance of providing comprehensive and cost-effective employee benefits to attract, retain and motivate employees. We offer our executives market competitive retirement programs as described below, including a pension plan, augmented plan, savings plan and a deferred savings plan. The Company reviews its retirement and pension benefits programs from time to time and makes adjustments to the design of the programs as necessary to meet these objectives and to remain competitive. Because our named executive officers are either United States or Canadian residents, we have described the benefits in both jurisdictions below.
Qualified and Registered Plans - U.S.
Savings Plan. U.S. based employees of the Company may participate in a qualified 401(k) plan and make pre-tax or after-tax (Roth) elective deferrals to the plan ("Savings Plan"). Employees may contribute up to the maximum allowed by the U.S Internal Revenue Code. The Company provides matching contributions on elective deferrals up to 5% annually. The Company also provides a 2% fixed employer contribution to employees who work at least 1,000 hours and are employed on December 31. In compliance with the U.S. Internal Revenue Code for 2016, contributions to the Savings Plan cannot be made on cash compensation in excess of $265,000 and employee contributions were limited to a maximum of $24,000 ($18,000 plus an additional $6,000 for those 50 years of age and older).
Pension Plan. U.S. based employees, including our executive officers, participate in the RGA Performance Pension Plan ("Pension Plan"), a qualified defined benefit plan. The Pension Plan is a broad-based retirement plan that is intended to provide a source of income during retirement. The Pension Plan provides a "Traditional Benefit," that is paid exclusively in the form of an annuity, and a "Performance Pension Account Benefit," that is generally paid as a lump-sum, but may be paid as an annuity if the participant has met the retirement plan eligibility of a minimum of ten years of service and a minimum age of 55 or is Normal Retirement Age, age 65. Ten years of service is not a requirement if the participant retires at age 65. The Traditional Benefit is provided to participants who were employed prior to January 1, 1996, with the sum of age and years of service, at that time, equaling at least 45. Participants employed after January 1, 1996 are eligible for the "Performance Pension Account Benefit" only.
Messrs. Woodring and Lay met the eligibility to obtain the "Traditional Benefit" for service years prior to January 1, 1996 and the "Performance Pension Account Benefit" for service years thereafter. As of December 31, 2016, Mr. Larson and Ms. Kinnaird were eligible to receive the Performance Pension Account Benefit only. The benefit payable for life at age 65 for Messrs. Woodring and Lay is the sum of (a) and (b) below; the benefit payable for Ms. Manning, Mr. Larson and Ms. Kinnaird at age 65 is as described in (b) below:
(a) Traditional Benefit: The sum of (1) and (2) as follows:
(1) 1.05% of the participant’s Final Average Monthly Compensation (as defined below) multiplied by the number of years of Accrual Service (as defined below) as of the date of determination, subject to a maximum of 35 years, plus
(2) 0.65% of the excess, if any, of the Participant’s Final Average Monthly Compensation minus one-twelfth of the Participant’s Social Security Maximum Wage Average (as defined below), multiplied by the number of years of Accrual Service as of the date of determination, subject to a maximum of 35 years.

(b) Performance Pension Account Benefit: The sum of (1) and (2) as follows:
(1) Participants earn base credits for each year of accrual service completed under the plan. The credit is a percentage of base salary and the target ABP award based on the participant’s age on January 1 of the Pension Plan year, as shown in the table below:
PERFORMANCE PENSION ACCOUNT BENEFITS

Age on January 1 of the Plan Year in which the Year of Service is Earned	Percentage of Final Average Annual Compensation Credited
Up to 35	2%
35 – 44	4%
45 – 54	6%
55 or over	8%
(2) Additional base credits are earned on Final Average Annual Compensation (as defined below) that is greater than 60% of the prevailing Social Security Wage Base (as defined below), rounded to the next $100. Additional credits are always half of the base credits, as illustrated in the table below:
ADDITIONAL PERFORMANCE PENSION ACCOUNT BENEFITS

Age on January 1 of the Plan Year in which the Year of Service is Earned	Additional Credits
Up to 35	1%
35 – 44	2%
45 – 54	3%
55 or over	4%
Payment of the specified retirement benefits is contingent upon continuation of the plans in their present form until the officer retires.
"Final Average Annual Compensation" means the average of compensation received during 5 consecutive years of accrual service within the last 10 calendar year period immediately preceding termination of employment which produces the highest average (or during all the years of accrual service if less than 5). "Year of Accrual Service" means a year is credited for each plan year after employee becomes a plan participant, in which the participant is credited with at least 1,000 hours of service. "Social Security Wage Base" means the 35-year average of the maximum amount of compensation on which the Social Security benefits are based according to year of birth and assuming the participant has always received wages at least equal to those subject to tax under FICA (Federal Insurance Contributions Act). "Social Security Maximum Wage Average" means the average of the Social Security Wage Base in effect for each calendar year during the 35-year period ending with the calendar year in which a participant attains the Social Security retirement age.

Qualified and Registered Plans - Canada
Registered Pension Plan. All permanent Canadian employees are required to join the defined contribution plan on their date of hire. Each employee is required to contribute, by payroll deduction, an amount equal to 5% of their annual earnings (base salary and cash bonus earned), up to 50% of the maximum allowable limit per calendar year as set under the Canadian Income Tax Act. The Company contributes, on behalf of each employee, an amount equal to the required contribution of the employee, up to 50% of the maximum allowable limit per calendar year as set under the Canadian Income Tax Act. For 2016, the maximum allowable limit for combined employer and employee contributions is CAD$26,010. Employer contributions are immediately vested.
Company and employee contributions are locked-in benefits (cannot be accessed by the employee) until an employee retires at age 55 or later. Voluntary contributions made by the employee over and above the required contribution level are permitted under the plan and the employee may withdraw such funds at any time. A deferred or immediate life annuity contract may be purchased whereby the employee can transfer the value of the benefit to another registered pension plan, a registered retirement savings plan (if conditions are met as stipulated by applicable legislation) or any form of registered retirement income fund.
Non-qualified and Supplemental Plans - U.S.
Non-qualified Augmented Plan. The Company's Augmented Benefit Plan ("Augmented Plan") is designed to restore benefits lost in the qualified Savings Plan and Pension Plan due to IRS compensation limitations for qualified plans, which was $265,000 for 2016. In order for an employee's retirement income provided under the plans to be based on total eligible cash compensation, the Augmented Plan provides U.S. based executives at the vice president level and above benefits based on an employee's annual cash compensation, in accordance with the Internal Revenue Code. Additionally, the Augmented Plan provides executives the opportunity to receive employer matching and employer non-elective contribution credits without regard to qualified plan limitations imposed by the IRS. All contributions to the Augmented Plan are made by the Company.
The investment fund alternatives in the savings portion of the Augmented Plan are identical to the qualified Savings Plan, with the exception of the fixed rate option, that offers a fixed interest rate set at the beginning of the plan year. We credit the employee's non-qualified deferred compensation account with the returns he or she would have received in accordance with the investment alternatives selected from time to time by the employee. We do not pay above-market or preferential earnings, compensation or returns under the Augmented Plan or any other plan. Distributions from the Augmented Plan cannot be made until the participant terminates his or her employment.
Non-qualified Executive Deferred Savings Plan. U.S. employees at the vice president level and above are eligible to participate in our Executive Deferred Savings Plan ("EDSP"), a non-qualified savings plan which allows employees to defer income, including annual bonuses, without regard to qualified plan limitations. Eligible employees are able to defer up to 50% of their base salary and up to 100% of their Annual Bonus Plan payments. The Company credits EDSP accounts with matching contributions equal to the matching contributions the employee could not receive under the Saving Plan (100% up to 5% of compensation in 2016) due to IRS compensation limits in the Savings Plan. employees cannot withdraw any amounts from EDSP balances until they either terminate employment or reach the designated distribution date selected by the employee at the time of their deferral election. With respect to these distributions, participants may elect to receive either a lump-sum payment or 1 to 15 annual installments.

The investment fund alternatives under the EDSP are identical to those in the Savings Plan, with the exception of the fixed rate option, that offers a fixed interest rate set at the beginning of the plan year. We credit the participant’s non-qualified deferred compensation account(s) with the returns he or she would have received in accordance with the investment alternatives selected from time to time by the employee. We do not pay above-market or preferential earnings, compensation or returns under EDSP or any other plan.
Of the non-qualified plans, Mr. Lay participated in the Executive Deferred Savings Plan. Messrs. Lay, Larson and Woodring and Ms. Manning and Ms. Kinnaird participated in the Augmented Benefit Plan. The Augmented Benefit Plan has two (2) components: a 401(k) Savings component and a Pension component. Lay, Larson, Woodring and Kinnaird received benefits in both components. Ms. Manning received benefits in the Augmented Savings component only. For additional details regarding executive participation in our retirement plans, see “Compensation Tables and Other Matters - Pension Benefits in 2016."
Non-qualified and Supplemental Plans - Canada
Supplemental Executive Retirement Plan. RGA offers a Supplemental Executive Retirement Plan ("SERP") in Canada to employees at the vice president level and above who are approved by senior management. An employee must also participate in the Registered Pension Plan to participate in the SERP. Benefits are payable at the time an employee leaves the Company. The SERP benefit is calculated on a number of factors including the employee's years of credited service and average pensionable earnings, each determined on the date the employee ceases to be an executive or leaves the Company.
An employee who retires on or after age 60 and has completed at least 5 years of uninterrupted employment with the Company is entitled to receive an annual supplementary allowance. The allowance is a non-indexed pension that does not increase with inflation. The annual supplementary allowance payable to the employee is paid over a ten-year term. All benefits under the SERP are subject to applicable withholding tax and reporting pursuant to the Canadian Income Tax Act and any other applicable law.
An employee may elect to retire at age 50, provided the employee has completed at least 5 years of uninterrupted employment with the Company, and subject to a reduction of 0.33% for each month by which the employee retires before age 60.
Mr. Néemeh participated in the Supplemental Executive Retirement Plan. Ms. Manning participated in the Canadian SERP until her relocation to the U.S. in April 2016. Ms. Manning's accumulated earnings in the Canadian plan will be deferred until her retirement. For additional details regarding executive participation in our retirement plans, see "Compensation Tables and Other Matters - Pension Benefits in 2016."
EXECUTIVE COMPENSATION PROCESS
The Role of the Compensation Committee
Our executive compensation program is evaluated and approved by the Compensation Committee with the objective of providing incentive-based compensation that aligns with the business goals of the Company and the interests of our shareholders. The Compensation Committee also determines the compensation of the Chief Executive Officer ("CEO") and evaluates and approves the compensation for the members of senior management of the Company, including our named executive officers.
Timing of Compensation Decisions
We typically release earnings for the fourth quarter in late January of the following year. In 2016, the Compensation Committee met in early March to approve the regular grants of PCS and SARs awards. Equity grants are effective on and have a grant date of the same day as the Committee meeting. The PCS awards are measured by financial performance over a three-year period and the market price of our common stock is not a factor in those calculations or measures. The strike price for grants of SARs is the NYSE closing price of our common stock on the day of the Committee meeting. This timing and process is designed to ensure that our fourth quarter earnings information is fully disseminated to the market by the time the SARs strike price is determined.
The Compensation Committee approves compensation for executive officers at its regularly scheduled meeting in March of each year. All compensation and incentive awards are made in consideration of market pay competitiveness and in comparison to Pay Level Peer Group and published survey data.
Compensation Consultant
In forming its recommendations on our overall compensation program, the Committee annually engages an independent consulting firm to provide advice about competitive compensation practices and to determine how our executive compensation compares to that of other comparable companies, including selected publicly held insurance and reinsurance companies. Steven Hall & Partners ("SH&P") currently serves as independent advisor to the Compensation Committee. The Committee directly engaged SH&P to advise and assist with decisions relating to our executive compensation program, including providing advice regarding incentive plan design, annual comprehensive competitive market studies, competitive compensation data for directors, technical advice on disclosure requirements relating to executive compensation and to apprise the Compensation Committee of compensation best practices. Annually, SH&P conducts an evaluation of the Pay Level Peer Group and a competitive marketplace assessment of our named executive officers, which includes a comparison to our Pay Level Peer Group. SH&P also periodically conducts a review of our incentive plans to ensure a competitive position. Other than work for the Compensation Committee, SH&P provides no other services to the Company or its affiliates. Additionally, the Company’s Compensation Committee determined no conflicts of interest exist which would prevent SH&P from serving as an independent advisor to the Compensation Committee.
Management Participation and Involvement in Compensation Decisions
Pursuant to the Compensation Committee charter, the Committee reviews and approves the compensation of our Chief Executive Officer, other named executive officers and senior management. Management plays a significant role in the compensation-setting process for the named executive officers (other than the CEO), senior management and all other employees. No member of management is involved in determinations regarding their own pay. The most significant aspects of management’s role are:

•	evaluating employee performance;

•	recommending business performance targets, goals and objectives; and

•	recommending salary levels, cash bonus and equity incentive award targets.
Our Chief Executive Officer and Chief Human Resources Officer work with the Compensation Committee chair to establish the agenda for Committee meetings. The Company prepares relevant information and reports for each Compensation Committee meeting. Our Chief Executive Officer participates in Compensation Committee meetings at the Committee’s request to provide:

•	background information regarding our strategic objectives;

•	an evaluation of the performance of the senior management and direct reports; and

•	compensation recommendations as to senior management and direct reports.
Our executives and other members of management are made available to SH&P or any other compensation consultant to provide information regarding position descriptions, compensation history and other information as requested, and to review draft results provided by SH&P.

Competitive Marketplace Assessment
We use three groups of companies to evaluate our compensation practices for purposes such as pay levels, pay design and performance comparisons.
2016 PAY LEVEL PEER GROUP

Purpose:	We use the Pay Level Peer Group to evaluate the overall competitiveness of our compensation packages, as well as individual elements of compensation.
How Peer Companies are Chosen:
We use a group comprised of companies based on industry and size that are appropriate comparators for purposes of evaluating the competitiveness of our pay levels. The selected companies are publicly-traded insurers and reinsurers (life, health and property-casualty) and other financial services companies, including direct competitors.

Last Evaluated:	In 2015, SH&P performed a comprehensive assessment of this group to determine the continued appropriateness of each constituent.
Peer Group Members:	American Financial Group, Inc.	PartnerRe Ltd.
	American National Insurance Co.	Principal Financial Group, Inc.
	Assurant, Inc.	StanCorp Financial Group, Inc.
	CNO Financial Group, Inc.	Sun Life Financial, Inc.
	Everest Re Group Ltd.	The Hartford Financial Services Group, Inc.
	Genworth Financial, Inc.	Unum Group
Lincoln National Corp.
2016 PAY DESIGN PEER GROUP

Purpose:	The Pay Design Peer Group is used to evaluate market practices with respect to types of pay vehicles utilized, incentive compensation program designs, performance metrics and pay mix.
How Peer Companies are Chosen:
We use the companies in the Pay Level Peer Group, as well as eight additional companies that were deemed inappropriate comparators for purposes of evaluating pay levels due to size, but which the Compensation Committee believes are useful sources of competitive intelligence regarding pay design and practices.

Last Evaluated:	In 2015, SH&P performed a comprehensive assessment of this group to determine the continued appropriateness of each constituent.
Peer Group Members:	Aflac, Inc.	Munich Re
	American Financial Group, Inc.	PartnerRe Ltd.
	American National Insurance Co.	Principal Financial Group, Inc.
	Assurant, Inc.	Prudential Financial, Inc.
	CNO Financial Group, Inc.	StanCorp Financial Group, Inc.
	Everest Re Group Ltd.	Sun Life Financial, Inc.
	Genworth Financial, Inc.	Swiss Reinsurance Co. Ltd.
	Kemper Corporation	The Hartford Financial Services Group, Inc.
	Lincoln National Corp.	Torchmark Corporation
	Manulife Financial Corp.	Unum Group
Metlife, Inc.

2016 PERFORMANCE PEER GROUP

Purpose:	The Performance Peer Group is used to evaluate our relative performance for purposes of determining incentive compensation paid.
How Peer Companies are Chosen:
For comparisons of our performance among companies in the life and health insurance and reinsurance industry, we exclude most companies in the property and casualty business because their return profile is not a good comparator; however, we retain two large, global multi-line (property-casualty and life) competitors because they are among the companies against whom we measure our performance and returns.

Last Evaluated:	In 2015, SH&P performed a comprehensive assessment of this group to determine the continued appropriateness of each constituent.
Peer Group Members:	Aflac, Inc.	Principal Financial Group, Inc.
	American National Insurance Co.	Prudential Financial, Inc.
	Assurant, Inc.	StanCorp Financial Group, Inc.
	CNO Financial Group, Inc.	Sun Life Financial, Inc.
	Genworth Financial, Inc.	Swiss Reinsurance Co. Ltd.
	Lincoln National Corp.	The Hartford Financial Services Group, Inc.
	Manulife Financial Corp.	Torchmark Corporation
	Metlife, Inc.	Unum Group
Munich Re

2016 Peer Group Changes
The Compensation Committee regularly reviews the three groups of companies we use to evaluate our compensation practices for purposes such as pay levels, pay design and performance comparisons. There were no changes to the 2016 peer groups from the previous year.
We plan to continue to review and update these lists periodically in order to ensure that comparators remain appropriate in light of evolving best practices with respect to peer group determinations, mergers and acquisitions, divestitures, growth in our size and the size of those companies in the comparator groups and other changes which might affect the appropriateness of a particular comparator.
How We Use Peer Group Data
When making determinations in 2016 relating to base salary, target total cash compensation, intermediate and long-term incentives and target total direct compensation for our named executive officers, we used the competitive compensation analysis provided by SH&P as the beginning reference point. This analysis included a review and assessment of publicly disclosed proxy data for companies in our Pay Level Peer Group as well as publicly available survey data. While we do not explicitly benchmark our pay levels to particular percentiles, we generally reference the market median when evaluating market practice. In addition to a review of the competitive compensation data provided by SH&P, we also considered individual performance, internal pay equity among positions and levels and the relative importance of positions. We believe that the compensation strategy we established aligns our target compensation with the market median and should allow us to retain our current talent and attract new talent.

2016 COMPENSATION ACTIONS AND RESULTS
Compensation Element #1 - Base Salary
In determining the base salaries of our named executive officers, the Compensation Committee considers our compensation compared to that of the Pay Level Peer Group, as well as published surveys. The Compensation Committee also considers recommendations submitted to it by our Chief Executive Officer for the other named executive officers.
Due to anticipated executive transitions and retirements, the 2016 base salary for Mr. Woodring and Ms. Manning did not change from the previous year. In December 2016, based on her promotion to Chief Executive Officer on January 1, 2017, our marketplace assessment and our compensation strategy, we increased the 2017 base salary for Ms. Manning by approximately 26.7% to $950,000.
In the first quarter of 2017, based upon quantitative results, the recommendations of our Chief Executive Officer and our subjective evaluation of individual performance, the Committee approved the following base salaries for 2017 for the named executive officers as listed below.
2016 AND 2017 NAMED EXECUTIVE OFFICER BASE SALARIES

Name	2016 Percentage Increase	2016 Base Salary	2017 Percentage Increase	2017 Base Salary
A. Greig Woodring[1]	0%	$1,080,000	N/A	N/A
Jack B. Lay[2]	2.8%	$639,950	N/A	N/A
Todd C. Larson[3]	17.9%	$500,000	4.0%	$520,000
Anna Manning	0%	$750,000	26.7%	$950,000
Alain P. Néemeh	2.9%	$566,500	3.0%	$583,500
Donna H. Kinnaird[4]	2.0%	$577,850	N/A	N/A
1 Mr. Woodring retired from the Company effective December 31, 2016.
2 Mr. Lay retired from the Company effective December 30, 2016.
3 Mr. Larson received a 17.9% increase to his base salary upon his promotion to Chief Financial Officer, effective May 1, 2016.
4 Ms. Kinnaird retired from the Company effective January 31, 2017.
Compensation Element #2 - Annual Bonus Plan ("ABP")
2016 Annual Bonus Plan Awards. In February 2016, the Compensation Committee approved the performance goals and business criteria for the named executive officers under the ABP for 2016, including the minimum, target and maximum bonus opportunities, as a percentage of base salary, as described in the table below. Overall Company financial performance must meet certain minimum levels, as determined in advance by the Compensation Committee, before any awards are made. The performance goals the Committee established were meant to require substantial efforts by our management team toward our strategic goals, but at the same time they were intended to be within reach if such efforts are made, and also provide additional rewards for extraordinary achievement. We believe that goals that are too difficult to attain would not have the effect of providing appropriate incentives.

2016 COMPANY ANNUAL BONUS PLAN RESULTS
Metric	Weight	Target	2016 Result	Performance level
Operating Income Per Share[1]	50%	$8.90/share	$9.73/share	200.0%
Book Value Per Share Excluding AOCI[1]	25%	$89.57/share	$92.59/share	167.4%
New Business Embedded Value	15%	$420.0 million	$501.4 million	151.7%
Annual Operating Revenue[1]	10%	$11.1 billion	$11.5 billion	181.5%
Weighted Average				182.8%
[1]See "Use of Non-GAAP Financial Measures" on page 83 for reconciliations from GAAP figures to operating figures.

In March 2017, the Compensation Committee approved the ABP awards for our named executive officers for 2016 performance. All our named executive officers had ABP allocations based solely on overall Company financial results, with the exception of Mr. Larson, who had an individual portion for role prior to becoming Chief Financial Officer on May 1, 2016. The weighted average of the Company-wide ABP metrics for 2016 performance was 182.8%.
The following table describes the minimum, target and maximum bonus opportunities for the named executive officers (as a percentage of base salary) as approved by the Compensation Committee in February 2016, and the actual ABP payments for 2016 performance, as approved by the Committee in March 2017:

2016 INDIVIDUAL ANNUAL BONUS PLAN RESULTS
Name	2016 Bonus at Threshold	2016 Bonus at Target	2016 Bonus at Maximum	Actual Bonus Percentage for 2016	Actual Bonus Payment for 2016
A. Greig Woodring	65%	130%	260%	237.6%	$2,565,886
Jack B. Lay	50%	100%	200%	182.8%	$1,169,541
Todd C. Larson[1]	37%	73%	147%	129.4%	$647,689
Anna Manning	50%	100%	200%	182.8%	$1,370,662
Alain P. Néemeh	50%	100%	200%	182.8%	$1,035,314
Donna H. Kinnaird	50%	100%	200%	182.8%	$1,056,050
1Mr. Larson's bonus target for 2016 was increased to 80% upon his promotion to Chief Financial Officer, effective May 1, 2016. As a result, he received a pro-rated bonus based on his targets and weightings for the two different positions held during 2016.

2017 Annual Bonus Plan and Opportunities. The 2017 ABP objectives for Ms. Manning and Messrs. Larson and Néemeh will be tied solely to overall Company financial performance, measured 50% on annual operating income per share, 25% on book value per share excluding AOCI, 15% on NBEV and 10% on operating revenue, with awards based on a specified percentage of salary. In addition, overall Company earnings per share must meet a certain minimum level, as determined in advance by the Compensation Committee, before any awards are made.

Commencing with the 2016 plan year, the Compensation Committee approved replacing the annual consolidated revenues metric with annual operating revenue, a non-GAAP financial measure, as a basis for establishing target levels and awards under the ABP. Annual consolidated operating revenues is total revenues earned by the Company less any excluded transactions undertaken for capital management or risk management purposes during the annual performance period. The Company believes that operating revenue better measures the underlying trends of our continuing operations and management actions, primarily because it may exclude certain transactions undertaken for capital management or risk management purposes that may negatively impact revenue growth (such as retroceded blocks of business).

In certain circumstances, the Compensation Committee may exclude such transactions from target amounts and/or results of operating revenue in determining annual payouts under the ABP.

In March 2017, the Compensation Committee approved the performance measures and bonus opportunities for the 2017 ABP.

2017 ANNUAL BONUS PLAN OPPORTUNITIES
Name	2017 Bonus at Threshold	2017 Bonus at Target	2017 Bonus at Maximum
Anna Manning	65%	130%	260%
Todd C. Larson	40%	80%	160%
Alain P. Néemeh	50%	100%	200%

Compensation Element #3 - Performance Contingent Shares ("PCS")
2013-2015 PCS Results. In February 2013, we established the target and range for cumulative revenue growth rate, three-year operating ROE and three-year Relative ROE for the period beginning in 2013 at levels that were consistent with our intermediate-term goals for those measures. The payout results for the 2013-2015 PCS grants were determined in late April 2016 and payments were made in May 2016. The following table describes the PCS payouts for the 2013-2015 performance period:
2013-2015 PERFORMANCE CONTINGENT SHARE PAYOUT

Name	Percentage Payout	Number of Shares Acquired on Payout	Value Realized on Payout

A. Greig Woodring	40%	9,529	$909,067
Jack B. Lay	40%	2,377	$226,766
Todd C. Larson	40%	1,089	$103,891
Anna Manning	40%	1,565	$149,301
Alain P. Néemeh	40%	1,596	$152,258
Donna H. Kinnaird	40%	1,753	$167,236
2014-2016 PCS Results. In February 2014, the Compensation Committee established the target and range for cumulative revenue growth rate, three-year operating ROE and three-year Relative ROE for the period beginning in 2014 at levels that were consistent with our intermediate-term goals for those measures. As a result, at the time of grant, we believed that achievement of the target cumulative revenue growth rate and operating return on equity would require a high level of financial and operating performance. We believed the goals and ranges we established for these grants of PCS were challenging but achievable.
The performance period for the 2014 PCS grant began on January 1, 2014 and ended on December 31, 2016. In February 2017, the Compensation Committee reviewed the results for the 2014-2016 performance period and determined that our cumulative revenue for the three-year period did not meet threshold performance level. Our ROE exceeded threshold performance level, but did not reach the target performance level. Because the relative return on equity measure is dependent upon public availability of financial results from our peer companies, our performance for the relative return on equity metric will not be approved by the Compensation Committee until late April 2017, after the filing of this Proxy Statement. Payments will be made in May 2017. These payments will be fully disclosed in our 2018 Proxy Statement.
Actual results are interpolated to determine the performance level achieved among the threshold, target and maximum goals established by the Committee. The following table describes the goals established in February 2014 and actual results available as of April 2017:

2014-2016 PCS RESULTS
Performance Measure	Weight	Threshold	Target	Maximum	Actual	Percentage of Target Payout
Cumulative Revenue Growth Rate	33.0%	3%	5%	7%	2.9%	0%
Three-Year Operating ROE[1]	33.5%	9.5%	11.5%	13.5%	11.5%	98.9%
Three-Year Relative ROE	33.5%	25th Percentile	50th Percentile	75th Percentile	TBD	TBD
Weighted Average					TBD	TBD
[1]See "Use of Non-GAAP Financial Measures" on page 83 for reconciliations from GAAP figures to operating figures.
For additional information, see "Compensation Tables and Other Matters - SARs and Option Exercises and Stock Vested in 2016."
2015-2017 PCS Awards. In February 2015, the Compensation Committee established the targets and ranges for the 2015 PCS grants. The Committee continued the use of cumulative revenue growth rate, three-year operating ROE and three-year Relative ROE as the performance measures in the same weightings as used in the prior year. The performance period for the 2015 PCS grant began on January 1, 2015 and will end on December 31, 2017.
2016-2018 PCS Awards. In February 2016, the Compensation Committee established the targets and ranges for the 2016 PCS grants. Commencing with this plan period, the cumulative revenue growth rate metric was replaced with cumulative operating revenue growth rate, a non-GAAP financial measure, as a basis for establishing target levels and awards. Cumulative operating revenue growth rate is the compounded average growth rate of the Company's consolidated operating revenue over the three-year performance period using the Company's annual consolidated operating revenue for the fiscal year immediately preceding the date of grant as the base year. We believe that cumulative operating revenue growth rate better measures the underlying trends of our continuing operations and management actions, primarily because it may exclude certain transactions undertaken for capital management or risk management purposes that may negatively impact revenue growth (such as retroceded blocks of business). The performance period for the 2016 PCS grant began on January 1, 2016 and will end on December 31, 2018.
The Committee established the targets and ranges for cumulative operating revenue growth rate, three-year operating ROE and three-year Relative ROE for the period beginning in 2016 at levels that are consistent with our intermediate-term goals for those measures. As a result, we believe that achievement of the targets will require a high level of financial and operating performance.

2016-2018 PERFORMANCE CONTINGENT SHARE GRANTS
Performance Measure	Weight	Threshold	Target	Maximum
Cumulative Operating Revenue Growth Rate[1]	33.0%	1%	3%	5%
Three-Year Operating Return on Equity[1]	33.5%	8.5%	10.5%	12.5%
Three-Year Relative Return on Equity	33.5%	25th Percentile	50th Percentile	75th Percentile
[1]See "Use of Non-GAAP Financial Measures" on page 83 for reconciliations from GAAP figures to operating figures.
See "Compensation Tables and Other Matters - Grants of Plan-Based Awards in 2016" for a description of the 2016 PCS grants.
Woodring 2016 PCS Award. On March 4, 2016, the Compensation Committee granted Mr. Woodring a PCS award of 42,500 shares of the Company’s common stock, subject to the terms, conditions and limitations stated in the Performance Contingent Share Agreement executed between the

Company and Mr. Woodring and the Company's Flexible Stock Plan. The terms of the award were identical to the terms of awards of performance contingent shares made by the Company to other participants in 2016; however, rather than fully vesting at the end of the three-year performance period, the PCS award fully vested upon Mr. Woodring's retirement from the Company on December 31, 2016. As with the awards made to other participants, settlement of the PCS award will be made in shares of Company common stock as soon as practicable following the last day of the three-year performance period, if the performance goals over such performance period are met, as determined and approved by the Committee.
2017-2019 PCS Awards. In March 2017, the Compensation Committee established the targets and ranges for the 2017 PCS grants. The Committee established the targets and ranges for cumulative operating revenue growth rate, three-year operating ROE and three-year Relative ROE for the period beginning in 2017 at levels that are consistent with our intermediate-term goals for those measures. As a result, the Compensation Committee believes that achievement of the targets will require a high level of financial and operating performance. The performance period for the 2017 PCS grant began on January 1, 2017 and will end on December 31, 2019.
2017 PERFORMANCE CONTINGENT SHARE GRANTS

Name	Number of PCS Granted
Anna Manning	18,762
Todd C. Larson	3,608
Alain P. Néemeh	4,048
Compensation Element #4 - Stock Appreciation Rights ("SARs")
2016 SARs Grant. In March 2016, the Compensation Committee approved the 2016 annual SARs awards for our named executive officers. The vesting schedule for the annual SARs grant is four years (vesting 25% at the end of each of the first four years). We made these grants because we believe that SARs are an appropriate vehicle for providing long-term value to participants because of the alignment to long-term shareholder value. The SARs granted in March 2016 have a strike price of $93.53, which was the closing price of our stock on the date the grants were approved. The grants were made pursuant to the terms of the Flexible Stock Plan and award agreements. See "Compensation Tables and Other Matters - Grants of Plan-Based Awards in 2016" for a description of the 2016 annual SARs grants.
The following table describes the 2016 annual SARs awards for the named executive officers:
2016 SARs GRANTS

Name	Number of SARs Granted
A. Greig Woodring	70,704
Jack B. Lay	10,245
Todd C. Larson	9,669
Anna Manning	26,681
Alain P. Néemeh	9,669
Donna H. Kinnaird	9,669

2017 SARs Grant. In March 2017, the Compensation Committee approved the 2017 annual SARs awards for the named executive officers, as follows:

2017 SARs GRANTS

Name	Number of SARs Granted
Anna Manning	27,919
Todd C. Larson	5,369
Alain P. Néemeh	6,024
The vesting schedule for the annual SARs grant is four years (vesting 25% at the end of each year). The SARs have a strike price of $129.72, which was the closing price of our stock on March 3, 2017, the date the grants were approved.
Compensation Element #5 - Retirement and Pension Benefits
For 2016 and in compliance with the terms of the plans described herein, our executive officers received Company contributions (where applicable) based upon their completion of a year of credited service and compensation (base pay and cash bonus) earned. Additionally, the contributions made by the Company on their behalf were in compliance with the U.S. Internal Revenue Code and the Canadian Income Tax Act and other provincial legislation for the Canadian executive officers.
U.S. Plans
Under the qualified and non-qualified Pension Plans and Savings Plans, and assuming a retirement on December 31, 2016, the named executive officers would be eligible to receive the benefits listed below:
Qualified and Non-qualified Pension Plans. As of the completion of 2016, Messrs. Woodring and Lay and Ms. Kinnaird met the vesting and retirement eligibility and were eligible to receive the benefits in accordance with the plan guidelines. Mr. Larson met the vesting requirements but did not meet the eligibility guidelines for retirement benefits. Ms. Manning was not a participant in the US plans during 2016.
Qualified and Non-qualified Savings Plans. As of the completion of 2016, Messrs. Woodring and Lay and Ms. Kinnaird met the vesting requirements of the Qualified and Non-qualified Savings Plans and at retirement may choose to retain the accounts as administered by the Company or roll the funds to accounts outside of the plans. Mr. Larson met the vesting requirements but did not meet the eligibility guidelines for retirement benefits. Ms. Manning began participating in the plan in October 2016 and has met the vesting requirements due to her service with related entities.
Canadian Plans
Under the Registered Pension Plan and the SERP, and assuming a retirement on December 31, 2016, the Canadian named executive officers who would be eligible to receive benefits are listed below:
Registered Pension Plan. Ms. Manning meets the vesting and early retirement eligibility requirements and is eligible to receive the benefits in accordance to the plan guidelines. Mr. Néemeh does not yet meet the early retirement eligibility criteria.
Supplemental Executive Retirement Plan. Ms. Manning meets the vesting and early retirement eligibility requirements and is eligible to receive the benefits in accordance to the plan guidelines. Mr. Néemeh does not yet meet the early retirement eligibility criteria.

COMPENSATION COMMITTEE REPORT
The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with management. Based on its review and discussions with management, the Compensation Committee recommended to the Board of Directors that the portions of this Compensation Discussion and Analysis described in Regulation S-K Item 402(b) be included in this Proxy Statement. This report is provided by the following independent directors, who comprise the Committee as of the date of this Proxy Statement:

John F. Danahy, Chairman
J. Cliff Eason
Joyce A. Phillips
Frederick J. Sievert
Stanley B. Tulin

COMPENSATION TABLES AND OTHER MATTERS

EXECUTIVE COMPENSATION TABLES
Summary Compensation Table

Name and Principal Position	Year	Salary[1]	Bonus	Stock Awards[2]	Option Awards[3]	Non-Equity Incentive Plan Compensation[4]	Change in Pension Value and Nonqualified Deferred Compensation Earnings[5]	All Other Compensation[6]	Total
A. Greig Woodring CEO	2016	$1,229,538	---	$3,975,025	$1,733,662	$2,565,886	$807,864	$92,960	$10,404,935
	2015	$1,117,692	---	$2,775,019	$1,305,222	$1,431,875	$2,697,661	$43,510	$9,370,979
	2014	$1,056,154	---	$2,499,745	$1,046,343	$2,681,927	$2,119,230	$66,916	$9,470,315
Jack B. Lay Sr. EVP and former CFO	2016	$637,181	---	$575,958	$251,207	$1,169,541	$226,441	$91,335	$2,951,663
	2015	$642,025	---	$559,723	$263,268	$634,302	$573,827	$103,791	$2,776,936
	2014	$598,104	---	$541,747	$226,764	$1,054,388	$396,351	$63,628	$2,880,982
Todd C. Larson Sr. EVP and CFO[7]	2016	$472,428	---	$543,596	$237,084	$647,689	$96,605	$43,791	$2,041,193
Anna Manning President	2016	$750,000	---	$1,500,034	$654,218	$1,370,662	$166,420	$307,550	$4,748,884
	2015	$521,811	---	$532,795	$3,250,617	$560,923	$650,738	$11,845	$5,528,729
Alain P. Néemeh Sr. EVP	2016	$563,750	---	$543,596	$237,084	$1,035,314	$928,823	$15,475	$3,324,042
	2015	$498,566	---	$532,795	$2,250,617	$560,923	$668,312	$15,276	$4,526,489
Donna H. Kinnaird Sr. EVP and COO	2016	$576,104	---	$543,596	$237,084	$1,056,050	$135,619	$55,287	$2,603,740
	2015	$585,115	---	$1,132,788	$250,617	$577,751	$170,060	$36,503	$2,752,834
	2014	$535,750	---	$397,815	$166,527	$856,350	$80,401	$57,764	$2,094,607

1.
This column includes any amounts deferred at the election of the executive officers under the Company's Executive Deferred Savings Plan and retirement Savings Plan. For 2016, the amount for Mr. Wooding includes amounts paid related to earned vacation not taken. For 2016, the base salary for Ms. Manning was determined in USD and converted to CAD on a monthly basis until she transferred to the US payroll system in conjunction with her relocation on April 23, 2016. For 2016, the base salary for Mr. Néemeh was determined in USD and converted to CAD on a monthly basis.

2.
This column represents the grant date fair value of PCS units granted in such year, using probable outcomes of performance conditions, in accordance with Accounting Standards Codification: 718 – Compensation – Stock Compensation ("ASC 718"). For additional information on the valuation assumptions, refer to note 18 of the Company’s financial statements in the Form 10-K for the year ended December 31, 2016, as filed with the SEC. See also "Grants of Plan-Based Awards in 2016" for information on awards made in 2016. These amounts reflect the grant date fair value for these awards, and do not correspond to the actual value that may be recognized by the named executive officers.

3.
This column represents the grant date fair value of SARs and RSUs granted in such year, in accordance with ASC 718. For additional information on the valuation assumptions, refer to note 18 of the Company’s financial statements in the Form 10-K for the year ended December 31, 2016, as filed with the SEC. See also "Grants of Plan-Based Awards in 2016" for information on SARs granted in March 2016. These amounts reflect the grant date fair value for these awards and do not correspond to the actual value that may be recognized by the named executive officers.

4.
Includes for all named executive officers, cash incentives earned for performance during each fiscal year and paid in March of the following year (including any incentives deferred at the election of the executive officers) under the Annual Bonus Plan.

5.
This column represents the sum of the change in pension value in each fiscal year for each of the named executive officers. The overall change in pension value for Mr. Woodring from 2015 to 2016 was smaller this year relative to prior years due to a smaller increase in cash compensation compared with prior years. The increase in pension value for 2016 is attributable to additional service and compensation as well as an increase due to assumptions and age. We do not pay above-market or preferential earnings on any account balances; therefore, this column does not reflect any amounts relating to nonqualified deferred compensation earnings. See the "Pension Benefits in 2016" and "Nonqualified Deferred Compensation in 2016" tables for additional information.

The change in pension value for the Canadian named executive officers (Ms. Manning until April 22, 2016 and Mr. Néemeh), represents the sum of the change in pension value in each fiscal year for the defined benefit executive retirement plan (SERP). The change in pension value for the Canadian executive retirement plan (SERP) is due to changes in interest rate assumptions as well service accrual and changes in the average pensionable earnings.

6.
Amount includes contributions by the Company to the officers’ accounts in qualified and nonqualified plans for the 2016 plan year. Includes life insurance premiums paid by the Company on behalf of Messrs. Woodring, Lay and Larson and Ms. Manning and Ms. Kinnaird. Includes Company contributions for 2016 under the Savings Plan of $18,550 for Messrs. Woodring, Lay, Larson and Ms. Kinnaird, as well as $9,627 for Ms. Manning. Also includes Company contributions for 2016 under the Augmented Savings Plans of $58,678 for Mr. Woodring, $16,309 for Mr. Lay, $21,290 for Mr. Larson, $16,303 for Ms. Manning and $22,527 for Ms. Kinnaird. Includes Company matching contributions for 2016 under the EDSP Plan of $40,774 for Mr. Lay.

Messrs. Woodring, Lay and Larson made qualified employee contributions of $24,000 (includes a $6,000 catch-up contribution), Ms. Kinnaird made qualified employee contributions of $18,000 and Ms. Manning made qualified employee contributions of $4,327.
For 2016, amount also includes the following expenses related to Ms. Manning's physical transfer to the US: relocation expenses of $15,230; payment to off-set lost Company contributions related to the qualified and non-qualified Performance Pension Plans of $199,708; qualified and non-qualified defined contribution saving plans payment due to Ms. Manning's residency status and related waiting periods of $49,517.
For 2016, amount also includes a travel voucher and gross up for Mr. Jack Lay in the amount of $3,751 provided as a retirement gift.

7.	Mr. Larson succeeded Mr. Lay as Chief Financial Officer on May 1, 2016.

Grants of Plan-Based Awards in 2016
This table provides the following information about equity and non-equity awards granted to the named executive officers in 2016: (1) the grant date; (2) the estimated future payouts under non-equity incentive plan awards, which consist of potential payouts under the Annual Bonus Plan award granted in 2016 for the 2016 performance period; (3) estimated future payouts under equity incentive plan awards, which consist of potential payouts under the PCS grants in 2016 for the 2016-2018 performance period; (4) all other option awards, which consist of the SARs granted to the named executive officers in 2016; (5) the strike price of the SARs granted, which reflects the closing price of Company stock on the date of grant and (6) the grant date fair value of each equity grant calculated under ASC 718.
GRANTS OF PLAN-BASED AWARDS IN 2016

Name	Grant Date	Estimated Future Payments Under Non-Equity Incentive Plan Awards¹			Estimated Future Payments Under Equity Incentive Plan Awards (Number of Shares)²			All Other Stock Awards: Number of Shares of Stock or Units	All Other Option Awards: Number of Securities Underlying Options[3]	Exercise of Base Price of Option Awards[4]	Grant Date Fair Value of Stock and Option Awards[5]
		Threshold	Target	Maximum	Threshold	Target	Maximum
A. Greig Woodring	3/4/2016	$702,000	$1,404,000	$2,808,000	---	---	---	---	---	---	---
		---	---	---	21,250	42,500	85,000	---	---	---	$3,975,025
		---	---	---	---	---	---	---	70,704	$93.53	$1,733,662
Jack B. Lay	3/4/2016	$319,975	$639,950	$1,279,900	---	---	---	---	---	---	---
		---	---	---	3,079	6,158	12,316	---	---	---	$575,958
		---	---	---	---	---	---	---	10,245	$93.53	$251,207
Todd C. Larson	3/4/2016	$200,000	$400,000	$800,000	---	---	---	---	---	---	---
		---	---	---	2,906	5,812	11,624	---	---	---	$543,596
		---	---	---	---	---	---	---	9,669	$93.53	$237,084
Anna Manning	3/4/2016	$375,000	$750,000	$1,500,000	---	---	---	---	---	---	---
		---	---	---	8,019	16,038	32,076	---	---	---	$1,500,034
		---	---	---	---	---	---	---	26,681	$93.53	$654,218
Alain P. Néemeh	3/4/2016	$283,250	$566,500	$1,133,000	---	---	---	---	---	---	---
		---	---	---	2,906	5,812	11,624	---	---	---	$543,596
		---	---	---	---	---	---	---	9,669	$93.53	$237,084
Donna H. Kinnaird	3/4/2016	$288,925	$577,850	$1,155,700	---	---	---	---	---	---	---
		---	---	---	2,906	5,812	11,624	---	---	---	$543,596
		---	---	---	---	---	---	---	9,669	$93.53	$237,084

1.
These columns reflect the potential value of the payment for 2016 performance under the ABP for each named executive if the minimum, target or maximum goals are satisfied. The potential payments are performance-driven and are therefore completely at risk. The performance measures, salary and bonus multiples for determining the payments are described in the CD&A. The bonus amount for actual 2016 performance was determined in March 2017 based on the metrics described in the CD&A and is included in the "Summary Compensation Table" in the column titled "Non-Equity Incentive Plan Compensation." Mr. Larson's ABP threshold, target and maximum amounts are based on compensation received as Chief Financial Officer, effective as of May 1, 2016.

2.
This column reflects the number of PCS units granted in March 2016 under our Flexible Stock Plan, which may convert into shares of Company stock at the end of the three-year performance period if the specified performance levels are achieved. The performance period commenced January 1, 2016 and ends December 31, 2018. If the threshold level of performance is met, the award of shares starts at 50% (target is 100% and maximum is 200%). Mr. Larson's estimated future payments are based on his base salary and bonus target as Chief Financial Officer, effective as of May 1, 2016.

3.	This column reflects the number of SARs granted in March 2016, which vest and become exercisable in four equal annual installments of 25%, beginning on December 31, 2016.

4.
This column reflects the strike price per share of common stock for the SARs granted, which is the closing price of the common stock on March 4, 2016, the date the Compensation Committee approved the grants.

5.
This column reflects the full grant date fair value of PCS units under ASC 718 and the full grant date fair value of SARs under ASC 718 granted to the named executive officers in 2016. See notes 2 and 3 of the "Summary Compensation Table" for a discussion of fair value calculation related to the PCS and SARs respectively. For PCS units with the grant date of March 4, 2016, fair value is calculated using the closing price of Company stock of $93.53. These PCS awards fully vest at the end of the three-year performance period for all participants receiving these PCS awards, other than A. Greig Woodring. Pursuant to the terms, conditions and limitations stated in the Performance Contingent Share Agreement executed between the Company and Mr. Woodring, his PCS award of 42,500 shares of Company common stock fully vested upon his retirement from the Company on December 31, 2016.

For SARs with a grant date of March 4, 2016, fair value is calculated using the Black-Scholes value of $24.52. For additional information on the valuation assumptions, refer to note 18 of the Company’s financial statements in the Form 10-K for the year ended December 31, 2016, as filed with the SEC. These amounts reflect the grant date fair value, and do not correspond to the actual value that will be recognized by the named executive officers. For example, the PCS units are subject to specified performance objectives over the performance period, with 33% tied to cumulative revenue growth rate, 33.5% tied to three-year operating ROE and 33.5% tied to three-year Relative ROE. The grant date fair value is calculated assuming a target payout.
Outstanding Equity Awards at 2016 Year-End
The following table provides information on the 2016 year-end holdings of SARs, RSUs, stock options and PCS by our named executive officers. This table includes vested and unvested SARs, RSU and option awards and unvested PCS grants with performance conditions that have not yet been satisfied. The vesting schedule for each grant is described in the footnotes following this table, based on the grant date. The market value of the stock awards is based on the closing market price of Company stock as of December 31, 2016, which was $125.83. The PCS grants are subject to specified performance objectives over the performance period. For additional information about the option awards and stock awards, see the description of equity incentive compensation in the CD&A.

OUTSTANDING EQUITY AWARDS AT 2016 YEAR-END

Option Awards[1]						Stock Awards
Grant Date	Number of Securities of Underlying Unexercised Options (Exercisable)[3]	Number of Securities Underlying Unexercised Options (Unexercisable)	Equity Incentive Plan Awards: Number of Securities Underlying Unearned Options	Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested[2]	Market Value of Shares or Units or Stock That Have Not Vested[2]	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested[3,4]	Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested[3,4]
A. Greig Woodring
2/20/2008	32,225			$56.03	2/20/2018
2/18/2009	30,127			$32.20	2/18/2019
2/19/2010	46,392			$47.10	2/19/2020
2/22/2011	34,061			$59.74	2/22/2021
2/28/2012	53,991			$56.65	2/28/2022
2/21/2013	68,237			$58.77	2/21/2023
3/7/2014	29,325	9,776		$78.48	3/7/2024
3/6/2015	21,717	21,718		$90.06	3/6/2025			30,813	$3,877,200
3/4/2016	17,676	53,028		$93.53	3/4/2026
Jack B. Lay
2/28/2012	16,197			$56.65	2/28/2022
2/21/2013	17,019			$58.77	2/21/2023
3/7/2014	6,355	2,119		$78.48	3/7/2024
3/6/2015	4,380	4,381		$90.06	3/6/2025			6,215	$782,033
3/4/2016	2,561	7,684		$93.53	3/4/2026			6,158	$774,861
Todd C. Larson
2/20/2008	4,536			$56.03	2/20/2018
2/19/2010	9,336			$47.10	2/19/2020
2/22/2011	5,753			$59.74	2/22/2021
2/28/2012	7,324			$56.65	2/28/2022
2/21/2013	7,799			$58.77	2/21/2023
3/7/2014	2,886	962		$78.48	3/7/2024
3/6/2015	1,963	1,963		$90.06	3/6/2025			2,785	$350,437
3/4/2016	2,417	7,252		$93.53	3/4/2026			5,812	$731,324
Anna Manning
2/18/2009	7,056			$32.20	2/18/2019
2/19/2010	6,336			$47.10	2/19/2020
2/22/2011	8,326			$59.74	2/22/2021
2/28/2012	10,563			$56.65	2/28/2022
2/21/2013	11,210			$58.77	2/21/2023
3/7/2014	4,135	1,379		$78.48	3/7/2024
3/6/2015	4,170	4,170		$90.06	3/6/2025			5,916	$744,410
12/1/2015		153,453		$93.21	12/1/2025
3/4/2016	6,670	20,011		$93.53	3/4/2026			16,038	$2,018,062
Alain P. Néemeh
2/22/2011	8,326			$59.74	2/22/2021
2/28/2012	10,563			$56.65	2/28/2022
2/21/2013	11,426			$58.77	2/21/2023
3/7/2014	4,135	1,379		$78.48	3/7/2024
3/6/2015	4,170	4,170		$90.06	3/6/2025			5,916	$744,410
12/1/2015		102,302		$93.21	12/1/2025
3/4/2016	2,417	7,252		$93.53	3/4/2026			5,812	$731,324

OUTSTANDING EQUITY AWARDS AT 2016 YEAR-END

Option Awards[1]						Stock Awards
Grant Date	Number of Securities of Underlying Unexercised Options (Exercisable)[3]	Number of Securities Underlying Unexercised Options (Unexercisable)	Equity Incentive Plan Awards: Number of Securities Underlying Unearned Options	Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested[2]	Market Value of Shares or Units or Stock That Have Not Vested[2]	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested[3,4]	Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested[3,4]
Donna H. Kinnaird
4/2/2012	11,198			$59.36	4/2/2022
2/21/2013	12,551			$58.77	2/21/2023
3/7/2014	4,667	1,556		$78.48	3/7/2024
3/6/2015	4,170	4,170		$90.06	3/6/2025			5,916	$744,410
12/1/2015				---	---	6,437	$809,968
3/4/2016	2,417	7,252		$93.53	3/4/2026			5,812	$731,324

1.
Prior to February 2011, the Company granted stock options as the form of our long-term equity incentive awards. The terms and conditions of the stock option grants are substantially similar to our SARs grants. The option awards also used an exercise price that was set at the closing price on the day of the award (the date of the February Committee meeting) and also expire 10 years after grant date. The vesting schedule for grants of stock options was five years, no portion of which vested in the first year, and 25% of which vested at the end of each of the four remaining years.

2.	This column reflects the number of RSUs granted to Ms. Kinnaird in December 2015, which fully vested on January 11, 2017.

3.
Stock options vest and become exercisable in four equal annual installments of 25%, on December 31 of the second, third, fourth and fifth years. SARs, which were first granted in 2011, generally vest over four years (25% of which vests at the end of each of the first four years).

4.
These columns reflect the number of shares and estimated market value of grants of PCS. Because the relative return on equity measure is dependent upon public availability of financial results from our peer companies, our performance for the relative return on equity metric will not be approved by the Compensation Committee until late April 2017, after the filing of this Proxy Statement. Payments will be made in May 2017. These payments will be fully disclosed in our 2018 Proxy Statement. See "SARs and Option Exercises and Stock Vested in 2016" for more information on the payout of those awards. SEC rules require disclosure of the number of shares and estimated market value of PCS grants based on the next higher performance measure (target or maximum) that exceeds the previous fiscal year’s performance. Accordingly, the number of shares and estimated market value for the PCS grants made in 2015 are disclosed assuming they are awarded at the target (100%) level and the 2016 grants are disclosed assuming they are awarded at the target (100%) level. The market or payout value is estimated using the closing price, $125.83, of our common stock on December 31, 2016. The performance period for the 2015-2017 PCS grant is January 1, 2015 through December 31, 2017. The performance period for the 2016-2018 PCS grant is January 1, 2016 through December 31, 2018.

SARs and Option Exercises and Stock Vested in 2016
2016 SARs and Option Exercises - The following table provides information for the named executive officers regarding SARs and stock option exercises during 2016, including the number of shares acquired upon exercise and the value realized.

2016 SARS AND OPTION EXERCISES

	Option and SARs Awards[1]		Stock Awards[2]
Name	Number of Shares Acquired on Exercise	Value Realized on Exercise	Number of Shares Acquired on Vesting	Value Realized on Vesting
A. Greig Woodring	31,058	$1,273,192	9,529	$909,067
Jack B. Lay	26,232	$1,264,006	2,377	$226,766
Todd C. Larson	3,232	$132,920	1,089	$103,891
Anna Manning	2,886	$137,187	1,565	$149,301
Alain P. Néemeh	9,205	$560,045	1,596	$152,258
Donna H. Kinnaird	---	---	1,753	$167,236

1.
Mr. Woodring exercised 31,058 options on August 5, 2016 with an average market value for the shares of $100.62. Mr. Lay exercised 26,232 options on August 9, 2016 with an average market value for the shares of $101.30. Mr. Larson exercised 3,232 options on August 5, 2016 with an average market value for the shares of $73.40. Ms. Manning exercised 2,886 options on August 26, 2016 with an average market value for the shares of $73.47. Mr. Néemeh exercised 9,205 options on November 1, 2016 with an average market value for the shares of $66.72.

2.
These columns represent amounts paid for the settlement of our PCS awards for the 2013-2015 performance period. Since the PCS Relative ROE measure is dependent upon public availability of financial results from our peer companies, our performance for the relative return on equity metric will not be approved by the Compensation Committee until late April 2017, after the filing of this Proxy Statement and the settlement of PCS awards for the 2014-2016 performance period will not be made until May 2017, so this information is not currently available for the 2014-2016 performance period. These payments will be fully disclosed in our 2018 Proxy Statement.

2013-2015 Performance Contingent Share Payout - Since the calculation of the PCS Relative ROE measure is dependent upon public availability of financial results from our peer companies, the payout results for the 2013-2015 PCS grants were not determined until late April 2016 and payments were not made until May 2016, after the 2016 Proxy Statement was published. Therefore, we are disclosing information regarding that PCS payout in the following table:
2013-2015 PERFORMANCE CONTINGENT SHARE PAYOUT

Name	Percentage Payout	Number of Shares Acquired on Payout	Value Realized on Payout

A. Greig Woodring	40%	9,529	$909,067
Jack B. Lay	40%	2,377	$226,766
Todd C. Larson	40%	1,089	$103,891
Anna Manning	40%	1,565	$149,301
Alain P. Néemeh	40%	1,596	$152,258
Donna H. Kinnaird	40%	1,753	$167,236

2014-2016 Performance Contingent Share Payout - Since the calculation of the PCS Relative ROE measure is dependent upon public availability of financial results from our peer companies, our performance for the relative return on equity metric for the PCS awards for the 2014-2016 performance period will not be determined until late April 2017 and payments will not be made until May 2017, after the filing of this Proxy Statement. These payments will be fully disclosed in our 2018 Proxy Statement.

Pension Benefits in 2016
RETIREMENT PLAN ACCUMULATED BENEFITS

Name	Plan Names	Years of Service Credited	Present Value of Accumulated Benefit[1]	Payments During Last Fiscal Year
A. Greig Woodring	Performance Pension Plan	37	$1,342,573	---
	Augmented Benefit Plan	37	$14,151,637	---
	Supplemental Plan[2]	37	$504,959	---
Jack B. Lay	Performance Pension Plan	25	$656,805	---
	Augmented Benefit Plan	25	$2,829,837	---
Todd C. Larson	Performance Pension Plan	21	$331,773	---
	Augmented Benefit Plan	21	$615,448	---
Anna Manning	RGA International Toronto Supplemental Executive Retirement Plan (SERP)	9	$2,022,744	---
Alain P. Néemeh	RGA Canada Supplemental Executive Retirement Plan (SERP)	20	$3,217,298	---
Donna H. Kinnaird	Performance Pension Plan	4	$114,024	---
	Augmented Benefit Plan	4	$389,716	---

1.
The accumulated benefit for the U.S. plans is based on service and compensation (as described above) considered by the plans for the period through December 31, 2016. The present value has been calculated assuming the earliest retirement age at which the participant can elect an unreduced benefit. For additional discussion of the assumptions, see note 10 of the Company’s financial statements in the Form 10-K for the year ended December 31, 2016, as filed with the SEC. As described in such note, the interest assumptions for the qualified pension plan, the augmented benefit plan and the supplemental plan are 3.96%, 3.52% and 3.67%, respectively.

The accumulated benefit for the Canadian registered pension plan is based on service and compensation (base salary and bonus paid) for the period through December 31, 2016. The present value has been calculated on the maximum registered contributions allowed and the net rate of return reflects the performance of market-related funds for the period described, taking into account applicable investment management fees.
For Canadian executives participating in the SERP, the accumulated benefit is based on credited service and pensionable earnings up to December 31, 2016, using an interest rates of 2.2% for the first 10 years and 3.5% thereafter.

2.
Until January 1, 1994, we also maintained an Executive Supplemental Retirement Plan (the "Supplemental Plan"), a nonqualified defined benefit plan pursuant to which eligible executive officers are entitled to receive additional retirement benefits. Benefits under the Supplemental Plan were frozen as of January 1, 1994. The frozen monthly benefit payable upon retirement at age 65 is $3,060 for Mr. Woodring. Retirement benefits under the Supplemental Plan are payable at age 65 in the form of a 15-year certain life annuity, with no direct or indirect integration with Social Security benefits.

Nonqualified Deferred Compensation in 2016
2016 NONQUALIFIED DEFERRED COMPENSATION

Name	Executive Contributions in Last FY1	Registrant Contributions in Last FY2	Aggregate Earnings in Last FY3	Aggregate Withdrawals/ Distributions[4]	Aggregate Balance at Last FYE[5]
A. Greig Woodring	---	$81,442	$97,695	---	$1,331,918
Jack B. Lay	$191,010	$101,709	$123,446	$(21,445)	$2,070,628
Todd C. Larson	---	$21,797	$19,011	---	$265,568
Donna H. Kinnaird	---	$28,279	$3,174	---	$124,926

1.	The amounts in this column are also included in the Summary Compensation Table in the "Salary" column (i.e., contributions to the EDSP).

2.
The amounts in this column reflect 2015 contributions credited to the participant’s account during 2016. For reasons related to the timing of the contributions, the amounts will not match the amounts in the Summary Compensation Table’s "All Other Compensation" column, which are contributions for 2016 which are actually made in 2017. All amounts represent contributions in the Augmented Plan except for Mr. Lay – $74,566, which was a contribution to the EDSP.

3.
Reflects earnings credited to the participant’s account during 2016 in connection with the investment selections chosen from time to time by the participant. Mr. Woodring’s amounts represents earnings exclusively in the Augmented Plan. Amounts for Mr. Lay and Ms. Kinnaird represent earnings in the Augmented and EDSP plans.

4.	The amount in this column represents a distribution to Mr. Lay from his EDSP account in compliance with IRS regulations that govern non-qualified plans.

5.
The aggregate balance at last fiscal year-end column reflects the following amounts that were reported in the Summary Compensation Table in previous years: Mr. Woodring – $1,152,779; Mr. Lay – $1,675,907; and Ms. Kinnaird – $93,474.

OTHER EXECUTIVE COMPENSATION MATTERS
Additional Compensation Disclosures
No Employment or Severance Agreements. We do not have employment, retention, severance or change-in-control agreements with any of our named executive officers.
Perquisites. We do not provide personal-benefit perquisites to our named executive officers or their families, such as airplanes, cars or apartments, and we do not reimburse executive officers or any of our employees for personal-benefit perquisites such as club dues or other social memberships. In some countries outside North America, it is our practice to provide remuneration and benefit packages that are competitive against the local or regional market to senior leaders, such as housing, club and car allowances. Executive officers and other employees may seek reimbursement for business-related expenses in accordance with our business expense reimbursement policy.
Compensation Recovery. Under the Sarbanes-Oxley Act, in the event of misconduct that results in a financial restatement that would have reduced a previously paid incentive amount, we can recoup those improper payments from our Chief Executive Officer and Chief Financial Officer.
Additionally, our Executive Incentive Recoupment Policy permits the Company to recoup all or a portion of incentive awards paid to certain executives upon the occurrence of certain recoupment events. Such events include: (i) a financial restatement due to the material noncompliance with any financial reporting requirement under the federal securities laws; (ii) receiving an incentive award based on materially inaccurate financial statements or any other materially inaccurate performance; (iii) causing injury to the interests or business reputation of the Company or of a business unit and (iv) a material violation of the Company’s Principles of Ethical Business Conduct. The Company can recoup incentive awards for up to four years following the payment of an award. The policy applies to an identified group of current and former officers and employees of the Company, as determined by the Board or the Compensation Committee from time to time based on position, responsibility, level, title, business unit and/or compensation. The Compensation Committee has express authority to interpret and administer the policy and to make all determinations with respect to the policy in its sole discretion.
Deductibility of Compensation. The goal of the Compensation Committee is to comply with the requirements of Internal Revenue Code Section 162(m), to the extent deemed practicable, with respect to annual and long-term incentive programs to avoid losing the deduction for non-performance based compensation in excess of $1,000,000 paid to our Chief Executive Officer and the three other most highly-compensated employees (other than the Chief Executive Officer and Chief Financial Officer), subject to any restrictions under the Code or any guidance issued by the Internal Revenue Service applicable to the tax year at issue. We generally structure our performance-based compensation plans with the objective that amounts paid under those plans and arrangements are tax deductible, including having the possible performance goals approved by the shareholders.

Termination or Change of Control Payments

As described above, the named executive officers do not have employment, severance or change of control agreements with the Company. The information below describes and quantifies certain compensation that may or will become payable under existing plans and agreements if the named executive officer’s employment had terminated on or by December 31, 2016, due to a change of control, disability or death, given the executive’s compensation and service levels as of such date and, when applicable, based on the Company's closing stock price on December 31, 2016 or actual date of disability, death, etc. These benefits are in addition to benefits available generally to salaried employees such as distributions under the 401(k) and pension plans, retiree medical benefits, disability benefits and accrued vacation pay.

Change of Control. Upon the occurrence of a change of control (as defined below), the Compensation Committee has the authority to fully vest any unvested stock options or SARs granted before the change of control if the Committee determines such vesting is necessary to protect the rights of the named executive officers following such change of control. Our Flexible Stock Plan and stock option grant agreements provide that the Compensation Committee may accelerate the vesting periods or arrange for us to purchase the options so the named executive officer receives the value that he or she would have attained had the option been currently exercisable. Our SARs agreements allow awards to automatically accelerate upon a change of control. In addition, our Flexible Stock Plan and PCS grant agreements provide that upon a change of control, as soon as practicable following the end of the applicable three-year performance period, we must deliver to the named executive officer the number of shares that coincides with the target award for each outstanding grant of PCS.
Disability or Death. If one of the named executive officers were to become disabled or die, any unvested stock options and SARs granted before the date of such event would immediately vest and become exercisable. In addition, he or she would receive a pro rata proportion of the shares of common stock that would have been issued under any award of PCS at the end of the three-year performance period. The pro rata proportion is determined based on the number of calendar months in the performance period during which he or she was employed, divided by 36 months (the total number of months in the three-year performance period).
Retirement. Upon the "retirement" (as defined below) of a named executive officer, unvested stock options and SARs do not accelerate but continue to vest in accordance with the vesting schedule and provisions specified in the respective option grant agreement(s). Upon retirement, the pro rata distribution provisions described above under "Disability or Death" apply to any PCS grants. Due to the number of factors that affect the nature, amount and timing of the vesting and exercise of stock options or SARs, or the actual award following a PCS performance period, the amounts paid to or received by the named executive officer may differ and are undeterminable until actually realized.
The named executive officers may participate in deferred compensation plans that permit deferral of certain compensation. They also participate in our defined contribution and defined benefit retirement plans. The last column of the table under "Nonqualified Deferred Compensation in Fiscal 2016" reports each named executive’s aggregate balance at December 31, 2016, under each nonqualified deferred compensation or defined contribution plan. The named executive officers are entitled to receive the amount in their deferred compensation account in the event of termination of employment or retirement. The table under "Pension Benefits in Fiscal 2016" describes the general terms of each pension plan in which the named executive officers participate, the years of credited service and the present value of each named executive officer’s accumulated pension benefit.
Definitions. "Change of Control" is defined in our Flexible Stock Plan and, for this discussion, means (i) the acquisition, without Board approval, of more than 20% of our outstanding common shares through a tender offer, exchange offer or otherwise, (ii) our liquidation or dissolution following a sale or other disposition of all or substantially all of our assets, (iii) a merger or consolidation involving us which results in us not being the surviving corporation or (iv) a change in the majority of the members of our Board of Directors during any two-year period not approved by at least two-thirds of the directors who were members at the beginning of the two-year period.
"Retirement" is defined in the respective equity incentive grant agreements and means termination of employment status after the participant has attained a combination of age and years of service that equals at least 65; provided that the maximum number of years of service credited for purposes of this calculation shall be ten. Thus, named executive officers who have attained age 55 and have 10 years of service satisfy the definition and are eligible for the benefits described above associated with retirement. At December 31, 2016, the named executive officers who satisfied this requirement were Messrs. Woodring and Lay.

The following table provides the value of equity awards that could accelerate and become exercisable or vested upon the occurrence of a change of control or if the named executive officer had become disabled or died as of December 31, 2016. The value calculations are based upon our stock price as of December 31, 2016 ($125.83) and in the case of options reflect the payment of the respective option exercise price.
VALUE OF EQUITY AWARDS UPON CHANGE OF CONTROL

Name	Change of Control		Disability or Death
	Options/SARs	PCS/RSU (full award at target)	Options/SARs	PCS/RSU (pro rata)
A. Greig Woodring	$2,952,551	$13,232,912	$2,952,551	$11,953,436
Jack B. Lay	$505,236	$2,425,499	$505,236	$1,648,271
Todd C. Larson	$350,007	$1,476,238	$350,007	$870,606
Anna Manning	$5,866,449	$3,327,700	$5,866,449	$1,729,944
Alain P. Néemeh	$3,785,788	$2,040,963	$3,785,788	$1,305,320
Donna H. Kinnaird	$457,077	$2,113,567	$457,077	$1,377,924

ITEM 2 – FREQUENCY OF SHAREHOLDERS' ADVISORY VOTE ON EXECUTIVE COMPENSATION
 The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”) enables the Company's shareholders to vote, on an advisory or non-binding basis, on how frequently they would like to cast an advisory vote on the compensation of the Company's named executive officers. The frequency vote must be held at least once every six years. The Dodd-Frank Act requires companies to allow shareholders to consider whether they would prefer an advisory vote on named executive officer compensation once every one, two or three years.
The Board of Directors believes that conducting an advisory vote on executive compensation on an annual basis is appropriate for the Company and its shareholders and recommends that you vote for a one-year interval for the advisory vote on named executive officer compensation.  The Board believes that shareholders should vote on named executive officer compensation every year so that they may annually provide us with their direct input. Setting a one-year period for holding this vote will enhance shareholder communication by providing a clear, simple means for the Company to obtain information on investor sentiment about our executive compensation philosophy, policies and practices. In addition, an annual advisory vote on executive compensation is consistent with our policy of seeking input from, and engaging in discussions with, our stockholders on corporate governance matters and our executive compensation program.
While we believe that an annual vote is the best choice for us, you are not voting to approve or disapprove the Board's recommendation, but rather to make your own choice on preferred frequency by choosing the option of one year, two years or three years or you may abstain from voting on this proposal. Our Compensation Committee values the views of our shareholders and understands that our shareholders may have different views as to the best approach for the Company. As required by the Dodd-Frank Act, this is an advisory vote, which means that this proposal is not binding on the Company. Our Board and Compensation Committee may decide that it is in the best interests of our shareholders and the Company to hold an advisory vote on executive compensation more or less frequently than the option approved by shareholders.

Vote Required
If a quorum is present, the vote required to approve this Item 2 is a majority of the common stock represented in person or by proxy at the Annual Meeting.
Recommendation of the Board of Directors
The Board of Directors recommends that shareholders’ approve an ANNUAL advisory vote on the compensation of the Company's named executive officers.
ITEM 3 – SHAREHOLDERS’ ADVISORY VOTE ON EXECUTIVE COMPENSATION
The Dodd-Frank Act enables our shareholders to vote to approve, on an advisory basis (i.e., non-binding), the compensation of the named executive officers as disclosed in this Proxy Statement pursuant to Item 402 of Regulation S-K (including in the Compensation Discussion and Analysis section, compensation tables and accompanying narrative disclosures).
The Company has a "pay-for-performance" philosophy that forms the foundation of all decisions regarding compensation of the named executive officers. This compensation philosophy, and the program structure approved by the Compensation Committee, is central to our ability to attract, retain and motivate individuals who can achieve superior financial results. Please refer to "Compensation Discussion and Analysis – Overview" for an overview of the compensation of the named executive officers.
A primary focus of the Compensation Committee is whether the Company’s executive compensation program serves the best interests of the Company’s shareholders. At the Company’s 2016 Annual Meeting, a significant majority (98% of votes cast on the proposal) of our shareholders approved the compensation program described in the proxy statement for that meeting. This is consistent with our shareholder feedback at our previous annual meetings:

Annual Meeting Year	Percentage of Votes Cast in Favor of "Say on Pay"
2016	98%
2015	98%
2014	97%
2013	99%
2012	96%
Five Year Average	98%
As part of its ongoing review of our executive compensation program, the Compensation Committee took the votes into consideration, along with an overall review of the compensation program, when making compensation decisions for 2016 and 2017. The Compensation Committee determined that the Company’s executive compensation philosophy, objectives and elements continue to be appropriate.
We are asking our shareholders to approve the compensation of the named executive officers as disclosed in this Proxy Statement pursuant to Item 402 of Regulation S-K, including the "Compensation Discussion and Analysis" and "Compensation Tables and Other Matters" discussions. This vote is not intended to address any specific item of compensation, but rather the overall compensation of the named executive officers and the policies and practices described in this Proxy Statement. This vote is advisory and therefore not binding on the Company, the Compensation Committee or the Board of Directors. However, the Board and the Compensation Committee value the opinions of our shareholders and to the extent there is any significant vote against the named executive officer compensation as disclosed in this

Proxy Statement, we will carefully consider those shareholders’ concerns when making future compensation decisions for the named executive officers and will evaluate whether any actions are necessary to address those concerns.
Vote Required
If a quorum is present, the vote required to approve this Item 3 is a majority of the common stock represented in person or by proxy at the Annual Meeting.

Recommendation of the Board of Directors
The Board of Directors recommends that shareholders vote FOR the proposal to approve the compensation of the named executive officers, as disclosed in this Proxy Statement pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion.

AMENDMENTS TO EQUITY PLANS

ITEM 4 - APPROVAL OF AMENDMENT AND RESTATEMENT OF FLEXIBLE STOCK PLAN
The Company is seeking approval to amend and restate our employee Flexible Stock Plan (the "Flexible Stock Plan") to increase the number of shares authorized for issuance under the Flexible Stock Plan and effect certain other changes described below. The Board of Directors originally adopted the Flexible Stock Plan in February 1993 and shareholders approved the Flexible Stock Plan on March 31, 1993. The Flexible Stock Plan has been approved by our shareholders and amended on a number of occasions, most recently in 2013.
Our Flexible Stock Plan provides for the grant of stock options, stock appreciation rights ("SARs"), restricted stock, restricted stock units ("RSUs"), performance shares and other stock based awards, as well as cash awards, to our employees (the "Participants"). As of March 31, 2017, approximately 367 employees participate in the Flexible Stock Plan and there were 695,750 shares remaining available for grants of awards under the Flexible Stock Plan.
We also are requesting shareholder approval of the material terms of the proposed Flexible Stock Plan, as amended and restated (the "Amended & Restated Flexible Stock Plan" or the "Plan"), including performance measures and individual award limits, in order to allow awards granted under the Plan which are intended to be "performance-based compensation" under Section 162(m) ("Section 162(m)") of the Internal Revenue Code of 1986, as amended (the "Code"), to be exempt from the tax deduction limits of Section 162(m) if they meet the other requirements of Section 162(m).
The principal features of the proposed Amended & Restated Flexible Stock Plan are described below. This description is subject to and qualified in its entirety by the full text of the proposed Plan, which is set forth in Appendix A to this Proxy Statement. The Board has approved the Plan, subject to shareholder approval at the 2017 Annual Meeting.
Proposed Amendments to the Company's Equity Plans
We are requesting shareholder approval to increase the number of shares available for issuance under all three of our equity plans (the Flexible Stock Plan, the Flexible Stock Plan for Directors and the

Phantom Stock Plan for Directors (collectively, the "Equity Plans")) by 1,700,000 shares, so that we will have sufficient shares available for future equity awards and to make certain other changes described below. See Items 5 and 6 for information about amendments to the Flexible Stock Plan for Directors and the Phantom Stock Plan for Directors, respectively.
Proposed Amendment to Increase Shares Available
The Amended & Restated Flexible Stock Plan would increase the total number of shares authorized for issuance by 1,600,000 for a total of 14,960,077 shares. If our common stock is changed by reason of any extraordinary dividend, stock dividend, spin-off, split-up, spin-out, recapitalization, warrant or rights issuance or combination, exchange or reclassification of shares, merger, consolidation, reorganization, sale of substantially all assets or, in the Committee’s sole discretion, other similar or relevant event, then the number, kind and class of shares available for issuance under the Plan or subject to any outstanding awards and the price thereof, as well as individual limitations under the Plan, will be appropriately adjusted. If a stock option or SAR expires or is terminated, surrendered or cancelled without having been fully exercised, if restricted shares, restricted stock units ("RSUs") or performance shares are forfeited, or if any other grant results in any shares not being issued, the shares covered by such stock option or SAR, grants of restricted shares, RSUs, performance shares or other grants, as the case may be, shall be available again for use under the Plan. In addition, shares tendered or withheld in payment of the exercise price for options, SARs or in satisfaction of withholding taxes for any awards shall be available again for use under the Amended & Restated Flexible Stock Plan.
Equity Plan Analysis
Under the Flexible Stock Plan, a maximum of 13,360,077 shares are presently authorized for issuance from treasury stock or authorized but unissued shares. Under the Flexible Stock Plan for Directors, a maximum of 212,500 shares are authorized for issuance. Under the Phantom Stock Plan for Directors, a maximum of 100,000 shares are authorized for issuance. Set forth below is information regarding the status of the Equity Plans as of March 31, 2017:
COMPANY EQUITY PLANS

Type of Equity	Number
Outstanding Options/SARs	2,645,532
Weighted-Average Exercise Price of Outstanding Options/SARs[1]	$72.89
Weighted-Average Remaining Contractual Life of Outstanding Options/SARs	6.2
Outstanding Performance Contingent Units	701,147
Outstanding Restricted Stock Units	80,468
Other Outstanding Full Value Awards	43,329
Total Shares Outstanding under all Equity Plans	3,470,476
Shares Remaining Available for Grant under all Equity Plans	702,038
1 As of March 31, 2017, the closing price of a share of our common stock on the New York Stock Exchange was $126.98.
Burn Rate & Overhang
Steven Hall & Partners, the independent compensation consultant of the Compensation Committee of our Board of Directors (the "Committee"), ran a quantitative transfer model based on the number of shares we are requesting for use under our Equity Plans using a methodology similar to those used by a number of shareholders. In administering our equity compensation program, we consider both "burn rate" and "overhang" in evaluating the impact of the program on our shareholders.

Burn Rate. Our burn rate is equal to the number of shares subject to equity awards granted during a period, assuming the target payout for performance shares, divided by the undiluted weighted average number of common shares outstanding during the period. Burn rate measures the potential dilutive effect of annual equity grants. For 2016, our burn rate was 0.9% and our three-year average burn rate from 2014 through 2016 was 0.9%.
Overhang. Our overhang is equal to the number of shares subject to equity awards outstanding but not exercised, plus the number of shares available for future grants ("available equity award shares"), divided by total common shares outstanding plus the available equity award shares. Overhang measures the potential dilutive effect of outstanding equity awards and future awards available for grant. Our overhang as of March 24, 2017 was 6.4%. If we include the additional shares currently being requested under the Equity Plans in that calculation, then our overhang would be 8.8%.
We believe that our burn rate and overhang (with or without including the shares currently being requested under the Equity Plans) are reasonable in relation to companies in our industry and reflect a judicious use of equity for compensation purposes. We encourage our employees to hold their stock options and SARs for extended periods of time after vesting. However, as a result, stock options and SARs remain in the overhang calculation for relatively long periods.
We expect the share reserve under the Amended & Restated Flexible Stock Plan to provide us with enough shares for awards for approximately three or more years of equity grants, assuming we continue to grant awards consistent with our current practices and historical usage, as reflected in our historical burn rate. This is further dependent on the price of our common stock and hiring activity during the next few years and forfeitures of outstanding awards. Future circumstances may require us to change our current equity grant practices. We cannot predict our future equity grant practices, the future price of our common stock or our future hiring activity with any degree of certainty at this time, and the share reserve under the Amended & Restated Flexible Stock Plan could last for a shorter or longer period of time.
Our Board of Directors believes that the increase in the number of shares authorized for issuance under the Amended & Restated Flexible Stock Plan is appropriate and will enhance our ability to continue to reward and provide incentives to our key employees as well as to attract and retain qualified employees. If the Amended & Restated Flexible Stock Plan is not approved, we may be unable to make planned grants to existing high-value employees and executives and anticipated new hires, which will put us at a significant competitive disadvantage compared to our peers.
Key Features of the Plan
Our Amended & Restated Flexible Stock Plan includes the following provisions:
No Repricing. The Amended & Restated Flexible Stock Plan prohibits the reduction of the exercise price of stock options or SARs, including the cancellation, cash buyout, or option exchange of an underwater stock option or SAR, without shareholder approval.
No Discounted Options or SARs. Stock options and SARs may not be granted with exercise prices lower than the Fair Market Value (as defined below) of the underlying shares on the grant date (except if awards are assumed or substituted in connection with certain corporate transactions).
Minimum Vesting Requirements. All but 5% of the awards granted under the Amended & Restated Flexible Stock Plan on or after May 23, 2017 will provide for a vesting period or performance period of at least one year following the date of grant; provided that (i) all awards of restricted stock and shares will become non-forfeitable after a minimum period of one year and (ii) the Committee, in its sole discretion, may accelerate the vesting of an award in the case of the Participant's death, disability or retirement or upon a Change in Control (as defined below).
No Automatic Grants. "Reload" or other automatic grants to participants are prohibited.

No Automatic Single Trigger Acceleration of Awards upon a Change in Control. In the event of a Change in Control (as defined below), the Committee may provide such protection as it deems necessary to maintain a Participant’s rights. The Plan does not require that awards automatically accelerate upon the occurrence of a Change in Control.
No Dividend Payments for Unvested Awards, Options and SARs. The payment of dividend amounts attributable to an unvested award is not permitted during the period in which the award is unvested. Dividend payment amounts may be accumulated during the vesting period of an award and paid out only to the extent the award has vested. Additionally, Participants holding stock options or SARs do not receive dividends or dividend equivalents for any period prior to the exercise of the award. While restricted stock units and other awards may be granted with dividend equivalent rights, any dividend equivalents with respect to restricted stock units or other awards that are earned based on the achievement of performance goals will be accumulated until the underlying stock units are earned, and such dividend equivalents will not be paid if the performance goals are not satisfied.
Five Year Term. The Amended & Restated Flexible Stock Plan will terminate on May 23, 2022, the fifth anniversary of the date of shareholder approval.
Clawback. Awards under the Amended & Restated Flexible Stock Plan to senior executives are subject to our current Executive Incentive Recoupment Policy and any other applicable clawback policies of the Company.
Independent Administration. The Compensation Committee, an independent committee of the Board of Directors, will administer the Amended & Restated Flexible Stock Plan.
No Evergreen Provision. There is no "evergreen" feature pursuant to which the shares authorized for issuance under the Amended & Restated Flexible Stock Plan can be automatically increased.
No Tax Gross-ups. The Amended & Restated Flexible Stock Plan does not provide for any tax gross-ups.
Description of Additional Plan Provisions
Under the Amended & Restated Flexible Stock Plan, the Committee may award the following types of equity awards to Participants:

•
stock options exercisable into shares of our common stock which may or may not qualify as incentive stock options within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"),

•SARs,
•restricted shares of our common stock,
•RSUs,
•performance shares,
•cash awards and
•other stock based awards and benefits.
The Amended & Restated Flexible Stock Plan also allows for the grant of tandem awards, provided that only SARs may be issued in tandem with incentive stock options.
The Committee will administer the Amended & Restated Flexible Stock Plan and currently consists of five independent directors. The Committee, by majority action, has discretionary authority to: (i) determine the individuals to whom benefits are granted and the type and amount of such benefits and the time of the grant, (ii) determine the terms, conditions, provisions and restrictions relating to each benefit granted, which need not be uniform among all Participants, (iii) interpret and construe the Plan and all agreements evidencing grants of benefits pursuant to the Plan, (iv) prescribe, amend and rescind rules and regulations relating to the Plan, (v) determine the content and form of all agreements evidencing grants of benefits pursuant to the Plan, (vi) determine all questions relating to benefits under the Plan, (vii) make all determinations as to the right to Benefits under the Plan, (viii) maintain accounts, records and ledgers relating to benefits, (ix) maintain records concerning the Committee’s decisions, (x) employ agents, attorneys, accountants or other persons for such purposes as the Committee considers necessary or desirable, (xi) take any action to maintain a Participant’s rights in the event of a change of control and (xii) do and perform all acts which the Committee may deem necessary or appropriate for the administration of the Plan and to carry out the purposes of the Plan.
The Committee generally makes its determinations based upon the recommendations of our Chief Executive Officer and management, its independent compensation consultant, information made available to the Committee and its judgment as to the best interests of the Company and our shareholders. In certain circumstances, the Committee may delegate all or any part of its authority under the Amended & Restated Flexible Stock Plan to our employees or another Board committee.
As provided in the Amended & Restated Flexible Stock Plan, the Committee has complete discretion to determine the type and number of benefits granted to any Participant and the terms and conditions that attach to each grant. Such terms and conditions are not necessarily uniform among different Participants. The receipt by a Participant of one type of grant does not entitle the Participant to receipt of any other type of grant. Payment for shares of common stock purchased upon exercise of any option or any other benefit granted under the Amended & Restated Flexible Stock Plan that requires payment by a Participant to us will be made in cash, or with the consent of the Committee, by the tender of shares of common stock having a Fair Market Value (as defined below) equal to the purchase price, or in other property, rights and credits, to the extent permitted by law, by net exercise, any combination of the foregoing, or any other method of payment authorized by the Committee in an individual award agreement.
Stock Options. The Committee may grant stock options, which entitle the Participant to purchase our common stock at a price established by the Committee, and that price will not be less than the Fair Market Value of our common stock on the date of the grant. "Fair Market Value" generally means the closing price of a share of our common stock on the New York Stock Exchange on a given date. The Committee determines the term of the stock options (which may not be longer than ten years from date of grant), including the times and conditions under which the options become exercisable. The maximum number of shares with respect to which options may be granted to any Participant in any one-year period may not exceed 200,000 shares. For purposes of the preceding sentence, shares of common stock covered by an option that is cancelled will count against such maximum number of shares . The maximum number of shares with respect to which incentive stock options are issuable to any Participant in any one year period after the effective date of the Amended & Restated Flexible Stock Plan is 150,000 shares. In no event may options known as "reload options" be granted under the Amended & Restated Flexible Stock Plan.
Stock Appreciation Rights. The Committee may grant SARs, which give the Participant a right to receive payment in an amount equal to the appreciation, if any, in the Fair Market Value of a share of our common stock from the date of the grant to the date of its payment. SARs may be granted in tandem with a stock option, in which case exercise of the option shall cause a correlative reduction in SARs standing to a Participant's credit which were granted in tandem with the option and the payment of SARs shall cause a correlative reduction in the shares under such option. Such payment can be made in cash, in common stock or in any combination of cash and common stock, as the Committee may determine. In practice, we have typically settled SARs awards with the equivalent value of unrestricted common stock. The maximum number of SARs that may be granted to any Participant in any one-year period is 200,000. For purposes of the preceding sentence, any SARs that are cancelled will count against the maximum number of SARs that may be granted to any Participant in any one-year period. In practice, we have typically granted SARs that do not completely vest until at least three years following the grant date.
Restricted Stock. The Committee may grant benefits under the Amended & Restated Flexible Stock Plan in the form of restricted stock. Shares of restricted stock are issued and delivered at the time of the grant but are subject to forfeiture as provided in the Participant’s individual award agreement. The Participant is entitled to full voting rights with respect to the restricted stock. Dividend payment amounts may be accumulated during the vesting period of an award and paid out only to the extent the award has vested. The Participant cannot transfer shares of restricted stock until all restrictions have been satisfied. The maximum number of shares with respect to which restricted stock may be granted to any Participant in any one-year period is 200,000.
Restricted Stock Units. The Committee may grant benefits under the Amended & Restated Flexible Stock Plan in the form of restricted stock units ("RSUs"). A RSU represents the Participant’s right to receive one share of our common stock on the scheduled vesting date or other specified payment date. RSUs are subject to vesting conditions as determined by the Committee and as provided in the Participant’s individual agreement. A Participant receiving RSUs will have no rights of a shareholder as to such RSUs until such time as shares of common stock are issued to the Participant. The maximum number of shares with respect to which RSUs may be granted to any Participant in any one-year period is 200,000.
Performance Shares. The Committee may grant benefits under the Amended & Restated Flexible Stock Plan in the form of performance shares, denominated by the Company as performance contingent share ("PCS") units. A PCS unit represents the Participant’s right to receive shares of our common stock or cash equal to the Fair Market Value of such shares at a future date in accordance with the terms of such grant. Generally, such right is based upon the attainment of targeted profit and/or performance objectives. The maximum number of shares with respect to which PCS unit may be granted to any Participant in any one-year period is 200,000.
Cash Awards. Cash Awards are benefits payable in cash. The Committee may grant Cash Awards at such times and in such amounts as it deems appropriate. The maximum amount of all cash awards that may be granted to any Participant in any one-year period is $2,000,000.
Other Stock Based Awards. The Committee may grant other types of stock based awards under the Amended & Restated Flexible Stock Plan if the Committee believes that such benefits would further the purposes for which the Plan was established. An "other stock based award" is an award that is valued in whole or in part by reference to, or is otherwise based on, our common stock. The maximum number of shares with respect to which any other stock based award may be granted to any Participant in any one-year period is 200,000, in the aggregate.
Change in Control. In the event of a Change in Control (as defined below) the Committee may provide such protection as it deems necessary to maintain a Participant’s rights. Generally, the vesting of awards will not automatically accelerate upon the occurrence of a Change in Control. The Committee may, among other things:

•	accelerate the exercise or realization of any benefit,

•
purchase a benefit upon the Participant’s request for cash equal to the amount which could have been attained upon the exercise or realization of the benefit had it been currently exercisable or payable,

•	adjust the benefit as the Committee deems appropriate and

•	cause the benefit to be assumed by the surviving corporation.
A "Change in Control" generally means: (i) the acquisition, without the approval of the Board of Directors, by any person or entity, other than the Company and certain related entities, of more than 20% of the outstanding shares of the Company’s common stock through a tender offer, exchange offer or otherwise; (ii) the liquidation or dissolution of the Company following a sale or other disposition of all or substantially all of the Company’s assets; (iii) a merger or consolidation involving the Company which results in the Company not being the surviving parent corporation or (iv) a change in the majority of the members of the Board of Directors during any two-year period that is not approved by at least two-thirds of the directors who were members of the Board of Directors at the beginning of the two-year period.

Term. The Amended & Restated Flexible Stock Plan will terminate on May 23, 2022, the fifth anniversary of the date of shareholder approval. Following such date no further awards may be granted under the Plan (provided that any outstanding awards at such time shall remain in effect). The Board of Directors, in its sole discretion, may terminate the Plan at any time and may amend or modify the Plan at any time and from time to time. However, the Board of Directors may not amend the Plan, without obtaining shareholder approval, in a manner: (i) which would cause options which are intended to qualify as incentive stock options to fail to so qualify, (ii) which would cause the Plan to fail to meet the requirements of Rule 16b-3 of the Securities Exchange Act of 1934 or the Code or (iii) which would violate applicable law, regulations or stock exchange requirements. No amendment, modification or termination of the Plan will adversely affect a Participant’s right to any award granted under the Plan prior to such amendment or termination, except as otherwise provided in an agreement or required by law.
Modification of Awards. The Amended & Restated Flexible Stock Plan permits the Board to convert, modify, forfeit or cancel, in whole or in part, any award granted to the extent permitted in the Amended & Restated Flexible Stock Plan or the applicable award agreement or with the consent of the Participant to whom such award was granted. The Board may, for such consideration (if any) as it may deem adequate and with the prior consent of the Participant, modify the terms of any outstanding option or SAR; provided, however, that no option or SAR may be repriced, replaced or regranted through cancellation, or by lowering the exercise price of such option or SAR, and no option or SAR with an exercise price that exceeds Fair Market Value of a share of common stock shall be canceled, purchased or exchanged for a cash payment, without shareholder approval. Notwithstanding the foregoing, in the event of a corporate transaction (within the meaning of Treas. Reg. § 1.424-1(a)(3)), the Committee may provide for the assumption or substitution of outstanding options or SARs, provided that the requirements of Treas. Reg. § 1.424- 1(a) are satisfied with respect to incentive stock options, and the requirements of Treas. Reg. § 1.409A- 1(b)(v)(D) are satisfied with respect to all other options.
Performance Objectives
The Amended & Restated Flexible Stock Plan permits the Committee, in its discretion, to condition any of the awards upon achievement of one or more performance goals. Section 162(m) of the Code denies a deduction to any publicly-held company for compensation paid to certain "covered employees" in a taxable year to the extent that compensation to the covered employee exceeds $1 million. However, certain kinds of compensation, including "qualified performance-based compensation," are disregarded for purposes of the Section 162(m) deduction limitation. The Company intends that certain awards granted under the Plan are intended to qualify as "qualified performance-based compensation" under Section 162(m) and thus be exempt from the deduction limitation of Section 162(m), but the Company is under no obligation to grant awards under the Plan that qualify as "qualified performance-based compensation," and whether to make any such grants shall be in the sole discretion of the Committee.
All Performance Shares and any other compensation granted pursuant to the Amended & Restated Flexible Stock Plan that is intended to constitute "qualified performance-based compensation" within the meaning of Section 162(m) will be subject to attainment of one or more pre-established performance objectives established by the Committee. Such performance objectives will be based upon any one or more of the following performance criteria relating to the Company or one or more of its divisions or subsidiaries:

•
operating earnings or income; operating earnings or income per share; net income; total or net revenues; operating revenue; gross or net premiums; shareholder return and/or value; retained earnings; book value or book value per share; gross or net margin; profit returns and margins; operating or net cash flow; financial return ratios; return on equity or operating return on equity; return on average adjusted equity; relative return on equity; cumulative operating revenue growth rate; return on assets; return on invested capital; earnings per share growth; change in embedded value; new business embedded value;

•
budget achievement; expenses; expense control; market capitalization; stock price; market share; working capital; cash available to Company from a subsidiary or subsidiaries; dividends; ratings; business trends; economic value added and

•	product development; client development; leadership; project progress; project completion; quality; customer satisfaction; diversity and corporate governance.
The goals may be stated in terms of absolute levels or relative to another company or companies or to an index or indices or industry benchmarks, or relative to levels attained in prior years.
In order to permit compliance with Section 162(m), the Committee has determined to make such awards in accordance with the following procedures: "No later than the 90th day of each performance year, the Committee will establish an objective performance goal for that performance year and while the outcome of whether or not those goals will be achieved is substantially uncertain. However, in no event will such goals be established after 25% of the period of service to which the goals relate has elapsed. The Committee must certify the attainment of the applicable performance goal before an award is made. The Committee may decrease the actual award amount paid to a covered person for any performance year based on such secondary goals and considerations as may be determined by the Committee in its sole discretion."
The Committee may determine, prior to the date the performance criteria are established in writing, to provide for adjustment of the performance criteria to the extent permitted under Code Section 162(m), to account for the effects of: (i) acquisitions; divestitures; extraordinary dividends; stock split-ups; stock dividends or distributions; recapitalizations; warrants or rights issuances or combinations; exchanges or reclassifications with respect to any outstanding class or series of the Company’s common stock; (ii) a corporate transaction, such as any merger of the Company with another corporation; any consolidation of the Company and another corporation into another corporation; any separation of the Company or its business units (including a spin-off, split-off or other distribution of stock or property by the Company); any reorganization of the Company (whether or not such reorganization comes within the definition of such term in Code Section 368); (iii) any partial or complete liquidation by the Company; sale of all or substantially all of the assets of the Company; (iv) the impact of changes in tax rates or currency fluctuations; unusual or non-recurring accounting impacts or changes in accounting standards or treatment; (v) expenditures outside of annual business plans; events such as plant closings, sales or closing of facilities or operations; business restructurings and (vi) unusual or extraordinary items. The performance criteria may be applicable to the Company and/or any of its subsidiaries or individual business units and may differ from participant to participant.
The Committee will not change the material terms of the performance goals or the maximum amount payable with respect to any award to an officer covered by Section 162(m), without first obtaining shareholder approval.
Benefits Granted Under the Plan
The benefits that will be awarded or paid under the Amended & Restated Flexible Stock Plan cannot currently be determined. Such awards are within the discretion of the Committee, and the Committee has not determined future awards or who might receive them. Non-qualified stock options, grants of PCS units, SARs, restricted stock and restricted stock units are the forms of benefits that have previously been granted under the existing Flexible Stock Plan.
Pursuant to SEC rules, the following table sets forth the number of shares subject to options, SARs, PCS units and RSUs granted under the Flexible Stock Plan through December 31, 2016 that count against the maximum share authorization of the Flexible Stock Plan (see "Equity Plan Analysis" and "Burn Rate & Overhang" above). These share numbers do not take into account the effect of options that have been cancelled or that expired unexercised and do not reflect shares of restricted stock granted to participants under the Flexible Stock Plan.  See "Compensation Tables and Other Matters - Grants of Plan-Based Awards

in 2016" for a description and summary of the 2016 PCS and SARs grants to our Named Executive Officers and note 18 to the Company’s financial statements in our annual report on Form 10-K for the year ended December 31, 2016 for information regarding outstanding equity awards.
CERTAIN AWARDS GRANTED UNDER THE FLEXIBLE STOCK PLAN

Number of Shares Subject to Options, Warrants and Rights[1]
Named Executive Officers:
A. Greig Woodring	1,515,243
Jack B. Lay	403,062
Todd C. Larson	160,565
Anna Manning	283,041
Donna H. Kinnaird	76,425
Alain P. Néemeh	285,268
All current executive officers as a group (9 persons)	2,880,815
Each Associate of any executive officer	---
Each other person who received or is to receive 5% or more of the options, warrants or rights under the Plan	---
All employees, including all current officers who are not executive officers, as a group	12,365,769
1 Includes shares subject to options, SARs, PCS units and RSUs granted under the Flexible Stock Plan from original date of adoption through December 31, 2016. Excludes shares of restricted stock that have been granted under the Flexible Stock Plan.
Clawback
If a Participant is or subsequently becomes subject to our Executive Incentive Recoupment Policy, or a similar clawback policy that may be adopted in the future, all or a portion of each award granted to such Participant will be subject to potential recoupment upon the occurrence of certain recoupment events. See "Compensation Tables and Other Matters - Other Executive Compensation Matters" in this Proxy Statement for additional details about our current recoupment policy.
Federal Income Tax Consequences
Stock Options. No income will be realized by a Participant on the grant of a stock option, and we will not be entitled to a deduction at such time.
Upon the exercise of a non-qualified option, the excess, if any, of the Fair Market Value of the stock on the date of exercise over the purchase price is ordinary income to the holder as of the date of exercise. We generally will be entitled to a deduction equal to such excess amount in the year of exercise. Any gain or loss upon a subsequent sale or exchange of the shares of common stock received upon such exercise is capital gain or loss, long-term or short-term depending on the holding period of the common stock.
Generally, a Participant does not recognize ordinary income at the time of exercise of an incentive stock option and no deduction is available to us, provided the stock option is exercised while the Participant is an employee or, in certain circumstances, for a limited period of time thereafter. If an incentive stock option is exercised after these periods, the exercise is treated for federal income tax purposes as the exercise of a non-qualified stock option. Also, incentive stock options are treated as non-qualified stock options to the extent such options (together with any other incentive stock options) first become exercisable in any calendar year for common stock having a Fair Market Value, determined as of the date of grant, in excess of $100,000.
If common stock acquired upon exercise of an incentive stock option is sold or exchanged more than one year after the date of exercise and more than two years from the date of grant, any gain or loss is long-term capital gain or loss. If common stock acquired upon exercise of an incentive stock option is disposed of prior to the expiration of these one-year or two-year holding periods (a "Disqualifying Disposition"), the Participant recognizes ordinary income at the time of the disposition, and we may claim a deduction, in an amount equal to the excess of the Fair Market Value of the common stock at the date of exercise over the exercise price. Any additional gain is treated as capital gain, long-term or short-term depending on how long the common stock was held. Where common stock is sold or exchanged in a Disqualifying Disposition (other than certain related-party transactions) for an amount less than its Fair Market Value at the date of exercise, any ordinary income recognized in connection with the Disqualifying Disposition is limited to the amount of gain, if any, recognized in the sale or exchange, and any loss is a long-term or short-term capital loss, depending on how long the common stock was held.
Although the exercise of an incentive stock option as described above does not generally produce ordinary income to the Participant, it does result in an increase in the Participant’s alternative minimum taxable income in an amount equal to the excess of the value of the common stock on the date of exercise over the exercise price and may result in an alternative minimum tax liability.
SARs. No income will be realized by a Participant upon the grant of an SAR, and the Company will not be entitled to a deduction at such time. Upon the exercise of an SAR, the excess, if any, of the Fair Market Value of the stock on the date of exercise over the Fair Market Value of the stock on the date of grant is ordinary income to the holder as of the date of exercise. We generally will be entitled to a deduction equal to such excess amount in the year of exercise.
Restricted Stock. Unless a timely 83(b) election is made, as described in the following paragraph, a Participant generally will not recognize taxable income upon the grant of restricted stock because the restricted stock generally will be nontransferable and subject to a substantial risk of forfeiture at the time of grant. A Participant will recognize ordinary income when the restrictions that impose a substantial risk of forfeiture of the shares of common stock or the transfer restrictions (collectively, the "Restrictions") lapse. The amount recognized will be equal to the difference between the Fair Market Value of the shares at the time the Restrictions lapse and the original purchase price paid for the shares, if any. The ordinary income recognized by a Participant with respect to restricted stock will be subject to applicable tax withholding by us. If a timely 83(b) election has not been made, any dividends received with respect to common stock subject to the Restrictions will be treated as additional compensation income and not as dividend income.
A Participant may elect, pursuant to Section 83(b) of the Code, to recognize as ordinary income the Fair Market Value of the restricted stock upon grant, notwithstanding that the restricted stock would otherwise not be includable in gross income at that time. If the election is made within 30 days of the date of grant, then the Participant would include in gross income an amount equal to the difference between the Fair Market Value of the restricted stock on the date of grant and the purchase price paid for the restricted stock, if any. Any change in the value of the shares after the date of grant will be taxed as a capital gain or capital loss only if and when the shares are disposed of by the Participant. If the Section 83(b) election is made, the Participant’s holding period for capital gains begins on the date of grant.
The Section 83(b) election is irrevocable. If a Section 83(b) election is made and the Participant then forfeits the restricted stock, the Participant may not deduct as a loss the amount previously included in gross income. A Participant’s tax basis in shares of restricted stock received will be equal to the sum of the amount (if any) the Participant paid for the common stock and the amount of ordinary income recognized by the Participant as a result of making the Section 83(b) election or upon the lapse of the Restrictions. Unless a Section 83(b) election is made, the Participant’s holding period for the shares for purposes of determining gain or loss on a subsequent sale will begin on the date the Restrictions on the shares lapse. In general, we will be entitled to a deduction at the same time, and in an amount equal to, the ordinary income recognized by a Participant with respect to shares of restricted stock. If, subsequent to the lapse of the Restrictions on the shares, the Participant sells the shares, the difference, if any, between the amount realized from the sale and the tax basis in the shares of the Participant will be taxed as a capital gain or capital loss.
Performance Shares. A Participant generally will not recognize taxable income upon the grant of a PCS award. Instead, a Participant will recognize as ordinary income, and we will have as a corresponding deduction, any cash delivered and the Fair Market Value of any common stock delivered in payment of an amount due under the PCS award. The ordinary income the Participant recognizes will be subject to applicable tax withholding by the Company. Upon selling any shares of common stock received by a Participant in payment of an amount due under a PCS award, the Participant generally will recognize a capital gain or loss in an amount equal to the difference between the sale price of the shares of common stock and the Participant’s tax basis in the shares of common stock.
Cash Awards. Awards payable in cash are includible in the Participant’s gross income when paid and deductible by us when paid or accrued.
Other Stock Based Awards. The tax consequences associated with any other stock based award will vary depending on the specific terms of the award, including whether the award has a readily ascertainable Fair Market Value, whether or not the award is subject to forfeiture provisions or restrictions on transfer, the nature of the property to be received by the Participant under the award, the applicable holding period and the Participant’s tax basis.
Section 409A of the Code. Pursuant to Section 409A of the Code, significant restrictions have been imposed on the ability to defer the taxation of compensation, including, without limitation, the deferral of income pursuant to some of the arrangements described herein. Violation of Section 409A of the Code triggers immediate inclusion in income and application of income and additional taxes.
Section 162(m) of the Code. Section 162(m) provides that no deduction will be allowed for certain remuneration with respect to a "covered employee" (as defined in the Code) to the extent such remuneration exceeds $1,000,000. Section 162(m) provides an exception from the deduction limit for compensation payable solely on account of the attainment of one or more performance goals, subject to certain requirements.
Section 280G of the Code and Section 4999 of the Code. Under Section 280G of the Code and Section 4999 of the Code, the Company is prohibited from deducting any “excess parachute payment” to an individual, and the individual must pay a 20% excise tax on any "excess parachute payment." An individual’s "parachute payments" which exceed his or her average annual compensation will generally be treated as "excess parachute payments" if the present value of such payments equals or exceeds three times the individual’s average annual compensation. A payment generally may be considered a "parachute payment" if it is contingent on a change in control of the Company.
Non-United States Taxpayers. If the Participant is subject to the tax laws of any country other than the United States, Participants are instructed to seek local tax and legal advice to determine the tax and legal consequences of any award received under the Plan.
The foregoing statements are only a summary of certain federal income tax consequences of the Amended & Restated Flexible Stock Plan and are based on our understanding of present federal tax laws and regulations.
Vote Required
If a quorum is present, the vote required to approve this Item 4 is a majority of the common stock represented in person or by proxy at the Annual Meeting.

Recommendation of the Board of Directors
The Board of Directors has approved the proposed Amended & Restated Flexible Stock Plan and recommends that shareholders vote FOR the proposal.
ITEM 5 - APPROVAL OF AMENDMENT AND RESTATEMENT OF FLEXIBLE STOCK PLAN FOR DIRECTORS
The Company is seeking approval to amend and restate our Flexible Stock Plan for Directors (the "Director Plan") to increase the number of shares authorized for issuance under the Director Plan and effect certain other changes described below. The Board of Directors originally adopted the Director Plan on January 1, 1997. The Director Plan was last approved by shareholders in 2003.
The Director Plan provides for the grant of stock options and other stock based awards to Non-Employee Directors of the Company (each, a "Participant"). A "Non-Employee Director" is a member of the Board who is not an officer or employee of the Company or any of its affiliates. As of March 2017, all ten Non-Employee Directors participate in the Director Plan. Ms. Manning does not participate in the Director Plan because she is our President and Chief Executive Officer.
Under the Director Plan, a maximum of 212,500 shares are currently authorized for issuance. As of March 31, 2017, 208,603 shares have been exercised by or awarded to Participants, 3,897 shares remain available for grants of awards under the Director Plan and there were no options to purchase shares of common stock outstanding under the Director Plan.
The principal features of the proposed Director Plan, as amended and restated (the "Amended & Restated Director Plan" or the "Plan"), are described below. This description is subject to and qualified in its entirety by the full text of the proposed Plan, which is set forth in Appendix B to this Proxy Statement. The Board has approved the Amended & Restated Director Plan, subject to shareholder approval at the 2017 Annual Meeting.
Proposed Amendments to the Plan
The Amended & Restated Director Plan would increase the total number of shares authorized for issuance from 212,500 to 282,500, and effect certain other changes described below. Under the Amended & Restated Director Plan, if approved, the total number of shares represented by shares available for future grants (if ultimately issued) will represent approximately 0.4% of the Company's shares outstanding as of March 31, 2017.
If our common stock is changed by reason of any extraordinary dividend, stock dividend, spin-off, split-up, spin-out, recapitalization, warrant or rights issuance or combination, exchange or reclassification of shares, merger, consolidation, reorganization, sale of substantially all assets or, in the Board’s sole discretion, other similar or relevant event, then the number, kind and class of shares available for issuance under the Amended & Restated Director Plan or subject to any outstanding awards and the price thereof, as well as individual limitations under the Amended & Restated Director Plan, will be appropriately adjusted. If a stock option expires or is terminated, surrendered or cancelled without having been fully exercised, if restricted shares or performance units are forfeited, or if any other grant results in any shares not being issued, the shares covered by such stock option, grants of restricted shares, performance shares or other grants, as the case may be, shall be available again for use under the Amended & Restated Director Plan. In addition, shares tendered or withheld in payment of the exercise price for options or in satisfaction of withholding taxes for any awards shall be available again for use under the Amended & Restated Director Plan.

The Board of Directors believes that the approval of the Amended & Restated Director Plan is appropriate and will enhance our ability to continue to reward and provide incentives to Non-Employee Directors as well as to attract and retain qualified individuals to serve as directors of the Company.
Key Features of the Plan
Our Amended & Restated Director Plan includes the following provisions:
No Repricing. The Amended & Restated Director Plan prohibits the reduction of the exercise price of stock options or stock appreciation rights, including the cancellation, cash buyout or option exchange of an underwater stock option or stock appreciation right, without shareholder approval.
No Discounted Options. Stock options may not be granted with exercise prices lower than the Fair Market Value (as defined below) of the underlying shares on the grant date (except if awards are assumed or substituted in connection with certain corporate transactions).
No Automatic Grants. "Reload" or other automatic grants to participants are prohibited.
No Automatic Single Trigger Acceleration of Awards upon a Change in Control. In the event of a Change in Control (as defined below) the Board of Directors may provide such protection as it deems necessary to maintain a Participant’s rights. The Amended & Restated Director Plan does not require that awards automatically accelerate upon the occurrence of a Change in Control.
No Dividend Payments for Unvested Awards. Grants of awards may include dividend equivalent payments or dividend credit rights. The payment of dividend equivalents or dividend credits attributable to an unvested award is not permitted during the period in which the award is unvested. Dividend equivalents or dividend credits may be accumulated during the vesting period of an award and paid out only to the extent an award has vested. Additionally, Participants holding options do not receive dividend equivalents or dividend credits for any period prior to the exercise of the option.
Limits on Awards to Non-Employee Directors. The awards granted to any Participant in any one-year period may not exceed $900,000.
Ten Year Term. The Amended & Restated Director Plan will terminate on May 23, 2027, the tenth anniversary of the date of shareholder approval.
Discretionary Acceleration. The Board of Directors may accelerate the vesting of an award at any time.
No Evergreen Provision. There is no "evergreen" feature pursuant to which the shares authorized for issuance under the Amended & Restated Director Plan can be automatically increased.
No Tax Gross-ups. The Amended & Restated Director Plan does not provide for any tax gross-ups.
Description of Additional Plan Provisions
The Amended & Restated Director Plan provides for benefits to be awarded to eligible Participants in the form of stock options, restricted stock, performance units and other stock based awards. Under the terms of the Plan, a Participant must be a Non-Employee Director at the time a benefit is granted.
The Board of Directors will administer the Amended & Restated Director Plan. Subject to the terms of the Amended & Restated Director Plan, the Board has the sole discretionary authority to: (i) determine the individuals to whom benefits are granted, and the type and amount of such benefits and the time of the grant; (ii) determine the terms, conditions, provisions and restrictions relating to each benefit granted, which need not be uniform among all Participants; (iii) interpret and construe the Plan and all agreements evidencing grants of benefits pursuant to the Plan; (iv) prescribe, amend and rescind rules and regulations relating to the Plan; (v) determine the content and form of all agreements evidencing grants of benefits pursuant to the Plan; (vi) determine all questions relating to benefits under the Plan; (vii) make all determinations as to the right to Benefits under the Plan; (viii) maintain accounts, records and ledgers relating to benefits; (ix) maintain records concerning the Board's decisions; (x) employ agents, attorneys, accountants or other persons for such purposes as the Board considers necessary or desirable; (xi) take any action to maintain a Participant's rights in the event of a change of control and (xii) do and perform all acts which the Board may deem necessary or appropriate for the administration of the Plan and to carry out the purposes of the Plan.
Stock Options. Under the Amended & Restated Director Plan, the Board may grant stock options, which entitle the Participant to purchase our common stock at a price established by the Board, which price will not be less than the Fair Market Value of our Common Stock on the date of the grant. "Fair Market Value" generally means the closing price of a share of our common stock on the New York Stock Exchange on a given date. The Board determines the term of the stock options, including the times and conditions under which the options become exercisable. In no event may options known as "reload options" or other automatic grants to Participants be granted under the Amended & Restated Director Plan.
Restricted Stock. The Board may grant benefits under the Amended & Restated Director Plan in the form of restricted stock. Shares of restricted stock are issued and delivered at the time of the grant but are subject to forfeiture as provided in the grantee's individual award agreement. The grantee is entitled to full voting and dividend rights with respect to all shares of restricted stock from the date of grant; provided, however, that dividend payments may be accumulated during the vesting period and paid out only to the extent the restricted stock has vested. The restricted stock cannot be transferred until all restrictions have been satisfied.
Performance Units. The Board may grant benefits under the Amended & Restated Director Plan in the form of performance units. A performance unit represents the right of a Participant to receive shares of common stock or cash equal to the Fair Market Value of such shares at a future date in accordance with the terms of such grant. In general, the number of performance units granted in lieu of the payment of a director's retainer or fees will equal the number of shares of common stock determined by dividing the amount of the applicable retainer or fee by the Fair Market Value of a share on the date of grant.
Other Stock Based Awards. The Board may grant other types of stock based awards under the Amended & Restated Director Plan if the Board believes that such benefits would further the purposes for which the Amended & Restated Director Plan was established. An "other stock based award" is an award that is valued in whole or in part by reference to, or is otherwise based on, our common stock.
Dividend Payments. Grants of awards may include dividend equivalent payments or dividend credit rights. The payment of dividend equivalents or dividend credits attributable to an unvested award is not permitted during the period in which an award is unvested. Dividend equivalents and dividend credits may be accumulated during the vesting period of the underlying award and paid out only to the extent the award has vested. Additionally, Participants holding options or SARs do not receive dividend equivalents or dividend credits for any period prior to the exercise of such option or SAR.
Change in Control. In the event of a Change in Control (as defined below) the Board may provide such protection as it deems necessary to maintain a Participant's rights. The Board may, among other things:

•	accelerate the exercise or realization of any benefit,

•
purchase a benefit upon the Participant’s request for cash equal to the amount which could have been attained upon the exercise or realization of the benefit had it been currently exercisable or payable,

•	adjust the benefit as the Board deems appropriate and

•	cause the benefit to be assumed by the surviving corporation.

Generally, awards will not automatically accelerate upon the occurrence of a Change in Control. A "Change in Control" generally means: (i) the acquisition, without the approval of the Board, by any person or entity, other than the Company and certain related entities, of more than 20% of the outstanding shares of common stock through a tender offer, exchange offer or otherwise; (ii) the liquidation or dissolution of the Company following a sale or other disposition of all or substantially all of its assets; (iii) a merger or consolidation involving the Company which results in the Company not being the surviving parent corporation or (iv) a change in the majority of the member of the Board of Directors during any two-year period not approved by at least two-thirds of the Directors who were members at the beginning of the two-year period.
Term. The Amended & Restated Director Plan will terminate on May 23, 2027, the tenth anniversary of the date of shareholder approval of the Plan. The Board, in its sole discretion, may terminate the Plan at any time and may amend the Plan at any time and from time to time. However, the Board may not amend the Plan: (i) without the approval of the shareholders of the Company if shareholder approval would be required for such an amendment under the rules of the New York Stock Exchange or (ii) in a manner that would violate applicable law. In addition, no amendment or termination of the Plan will adversely affect a Participant's right to any benefit granted under the Plan prior to such amendment or termination.
Modification of Awards. The Amended & Restated Director Plan permits the Board to convert, modify, forfeit or cancel, in whole or in part, any award granted to the extent permitted in the Plan or the applicable award agreement or with the consent of the Participant to whom such award was granted. The Board may, for such consideration (if any) as it may deem adequate and with the prior consent of the Participant, modify the terms of any outstanding stock option or SAR; provided, however, that no option or SAR may be repriced, replaced or regranted through cancellation, or by lowering the exercise price of such option or SAR, and no option or SAR with an exercise price that exceeds Fair Market Value of a share of common stock shall be canceled, purchased or exchanged for a cash payment, without shareholder approval. Notwithstanding the foregoing, in the event of a corporate transaction (within the meaning of Treas. Reg. § 1.424-1(a)(3)), the Board may provide for the assumption or substitution of outstanding options or SARs, provided that the requirements of Treas. Reg. § 1.409A- 1(b)(v)(D) are satisfied.
See "Equity Plan Analysis" and "Burn Rate & Overhang" sections under "Item 4 - Approval of Amendment and Restatement of the Company’s Flexible Stock Plan" for additional information on the Company’s Equity Plans as of March 31, 2017.
Benefits Granted Under the Plan
The benefits that will be awarded or paid under the Amended & Restated Director Plan cannot currently be determined. Awards granted under the Amended & Restated Director Plan are within the discretion of the Board of Directors, and the Board has not determined future awards.
Pursuant to SEC rules, the following table sets forth the number of shares subject to options granted through December 31, 2016 that count against the maximum share authorization of the existing Director Plan (see "Equity Plan Analysis" and "Burn Rate & Overhang" sections under "Item 4 - Approval of Amendment and Restatement of the Company’s Flexible Stock Plan" above). These share numbers do not take into account the effect of options that have been cancelled or that expired unexercised and do not reflect stock or other types of awards that have been granted to participants under the existing Director Plan.   See "Director Compensation - 2016 Director Compensation" for a description and summary of the 2016 grants to non-employee directors and note 18 to the Company’s financial statements in our annual report on Form 10-K for the year ended December 31, 2016 for information regarding outstanding equity awards.

OPTIONS GRANTED UNDER THE DIRECTOR PLAN

Number of Options Granted[1]
All current non-executive officer directors as a group (10 persons)	200,426
Each nominee for election as a director:
Patricia L. Guinn	---
Arnoud W.A. Boot	12,425
John F. Danahy	12,425
J. Cliff Eason	27,133
Anna Manning[2]	---
Each Associate of any such director or nominee	---
Each other person who received or is to receive 5% or more of the options, warrants or rights under the Plan	---
1 Includes shares subject to options granted under the Director Plan from original date of adoption through December 31, 2016. Excludes awards in the form of shares of stock that have been granted under the Director Plan.
2 Ms. Manning does not participate in the Director Plan because she is our President and Chief Executive Officer.
Federal Income Tax Consequences
Stock Options. No income will be realized by a Participant on the grant of a stock option or upon the award of restricted stock, and the Company will not be entitled to a deduction at such time. Incentive stock options may not be granted under the Amended & Restated Director Plan. Upon the exercise of a non-qualified option, the excess, if any, of the Fair Market Value of the stock on the date of exercise over the purchase price is ordinary income to the holder as of the date of exercise. The Company generally will be entitled to a deduction equal to such excess amount in the year of exercise.
Performance Units. A Participant will realize income as a result of an award of performance units at the time the award is issued or paid. The amount of income realized by the Participant will be equal to the Fair Market Value of the shares on the date of issuance, in the case of a stock award, and to the amount of cash paid, in the event of a cash award. The Company will be entitled to a corresponding deduction equal to the income realized in the year of such issuance or payment.
Restricted Stock. Unless a timely 83(b) election is made, as described in the following paragraph, a Participant generally will not recognize taxable income upon the grant of restricted stock because the restricted stock generally will be nontransferable and subject to a substantial risk of forfeiture at the time of grant. A Participant will recognize ordinary income when the restrictions that impose a substantial risk of forfeiture of the shares of common stock or the transfer restrictions (collectively, the "Restrictions") lapse. The amount recognized will be equal to the difference between the Fair Market Value of the shares at the time the Restrictions lapse and the original purchase price paid for the shares, if any. The ordinary income recognized by a Participant with respect to restricted stock will be subject to applicable tax withholding by us. If a timely 83(b) election has not been made, any dividends received with respect to common stock subject to the Restrictions will be treated as additional compensation income and not as dividend income.
A Participant may elect, pursuant to Section 83(b) of the Code, to recognize as ordinary income the Fair Market Value of the restricted stock upon grant, notwithstanding that the restricted stock would otherwise not be includable in gross income at that time. If the election is made within 30 days of the date of grant, then the Participant would include in gross income an amount equal to the difference between the Fair Market Value of the restricted stock on the date of grant and the purchase price paid for the restricted stock, if any. Any change in the value of the shares after the date of grant will be taxed as a capital gain or capital loss only if and when the shares are disposed of by the Participant. If the Section 83(b) election is made, the Participant’s holding period for capital gains begins on the date of grant.
The Section 83(b) election is irrevocable. If a Section 83(b) election is made and the Participant then forfeits the restricted stock, the Participant may not deduct as a loss the amount previously included in gross income. A Participant’s tax basis in shares of restricted stock received will be equal to the sum of the amount (if any) the Participant paid for the common stock and the amount of ordinary income recognized by the Participant as a result of making the Section 83(b) election or upon the lapse of the Restrictions. Unless a Section 83(b) election is made, the Participant’s holding period for the shares for purposes of determining gain or loss on a subsequent sale will begin on the date the Restrictions on the shares lapse. In general, we will be entitled to a deduction at the same time, and in an amount equal to, the ordinary income recognized by a Participant with respect to shares of restricted stock. If, subsequent to the lapse of the Restrictions on the shares, the Participant sells the shares, the difference, if any, between the amount realized from the sale and the tax basis in the shares of the Participant will be taxed as a capital gain or capital loss.
Other Stock Based Awards. The tax consequences associated with any other stock based award will vary depending on the specific terms of the award, including whether the award has a readily ascertainable Fair Market Value, whether or not the award is subject to forfeiture provisions or restrictions on transfer, the nature of the property to be received by the Participant under the award, the applicable holding period and the Participant’s tax basis.
Section 409A of the Code. Pursuant to Section 409A of the Code, significant restrictions have been imposed on the ability to defer the taxation of compensation, including without limitation, the deferral of income pursuant to some of the arrangements described herein. Violation of Section 409A of the Code triggers immediate inclusion in income and application of income and additional taxes.
Section 280G of the Code and Section 4999 of the Code. Under Section 280G of the Code and Section 4999 of the Code, the Company is prohibited from deducting any "excess parachute payment" to an individual, and the individual must pay a 20% excise tax on any "excess parachute payment." An individual’s "parachute payments" which exceed his or her average annual compensation will generally be treated as "excess parachute payments" if the present value of such payments equals or exceeds three times the individual’s average annual compensation. A payment generally may be considered a "parachute payment" if it is contingent on a change in control of the Company.
Non-United States Taxpayers. If the Participant is subject to the tax laws of any country other than the United States, the Participant should consult his or her own tax and legal advisors to determine the tax and legal consequences of any award received under the Amended & Restated Director Plan.
The foregoing statements are only a summary of certain federal income tax consequences of the Amended & Restated Director Plan and are based on our understanding of present federal tax laws and regulations.
Vote Required
If a quorum is present, the vote required to approve this Item 5 is a majority of the common stock represented in person or by proxy at the Annual Meeting.
Recommendation of the Board of Directors
The Board of Directors has approved the proposed Amended & Restated Flexible Stock Plan for Directors and recommends that shareholders vote FOR the proposal.

ITEM 6 - APPROVAL OF AMENDMENT AND RESTATEMENT OF PHANTOM STOCK PLAN FOR DIRECTORS
The Company is seeking approval to amend and restate our Phantom Stock Plan for Directors (the "Phantom Plan") to increase the number of shares authorized for issuance under the Phantom Plan and effect certain other changes described below. The Board of Directors originally adopted the Phantom Plan on April 13, 1994. The Phantom Plan was last approved by shareholders in 2003.
The total number of shares currently authorized for issuance under the Phantom Plan is 100,000 shares. As of March 31, 2017, there were 2,391 shares remaining available for grant under the Phantom Plan. Under the terms of the Phantom Plan, Non-Employee Directors of the Company (each, a "Participant") have the option to receive grants of performance units in lieu of the other compensation received for serving on the Board. A "Non-Employee Director" is a member of the Board who is not an officer or employee of the Company or any of its affiliates. As of March 2017, all ten Non-Employee Directors are eligible to participate in the Phantom Plan. Ms. Manning is not eligible to participate in the Phantom Plan because she is our President and Chief Executive Officer.
The principal features of the proposed Phantom Plan, as amended and restated (the "Amended & Restated Phantom Plan" or the "Plan"), are described below. This description is subject to and qualified in its entirety by the full text of the proposed Plan, which is set forth in Appendix C to this Proxy Statement. The Board has approved the Plan, subject to shareholder approval at the 2017 Annual Meeting.
Proposed Amendments to the Plan
The Amended & Restated Phantom Plan would increase the total number of shares authorized for issuance from 100,000 to 130,000, and effect certain other changes described below. Under the Amended & Restated Phantom Plan, if approved, the total number of shares represented by performance units granted and outstanding and units available for future grants (if ultimately issued) will represent approximately 0.2% of the Company's shares outstanding as of March 31, 2017.
The Board of Directors believes that the approval of the Amended & Restated Phantom Plan is appropriate and will enhance the ability of the Company to continue to reward and provide incentives to Non-Employee Directors as well as to attract and retain qualified individuals to serve as Directors of the Company.
Description of Plan Provisions
Under the terms of the Amended & Restated Phantom Plan, Non-Employee Directors of the Company have the option to receive grants of performance units in lieu of the other compensation received for serving on the Board. A performance unit is a hypothetical share of our common stock based upon the Fair Market Value of our common stock at the time of the grant. "Fair Market Value" generally means the closing price of a share of our common stock on the New York Stock Exchange on a given date.
The Amended & Restated Phantom Plan provides that the maximum number of performance units that may be granted shall be increased from 100,000 share to 130,000 shares. In the event of any change in the outstanding shares of common stock by reason of a extraordinary dividend, stock dividend, spin-off, split-up, spin-out, recapitalization, warrant or rights issuance or combination, exchange or reclassification of shares, merger, consolidation, reorganization, sale of substantially all assets or, in the Board’s sole discretion, other similar or relevant event, the Board shall proportionately adjust, in an equitable manner, the number of performance units held by a Participant under the Plan.
A Participant who elects to receive a grant of performance units in lieu of all or any portion of such Participant’s compensation for any year may elect to defer payment of such performance units: (i) for a period of five or seven years from the last day of the calendar year in which a performance unit is granted or (ii) to retirement. A Participant may elect to receive payment of performance units in a single lump sum payment or up to five substantially equal annual installment payments.
Performance units will be credited to an account established and maintained for a Participant. In general, a Participant will be credited a number of performance units annually equal to the number of full shares of common stock that the amount of deferred compensation would have purchased at Fair Market Value on the annual equity grant date. Partial performance units will not be allocated, and standard rounding will be applied to determine the number of full performance units. The account of a Participant will be the record of performance units granted to him or her under the Amended & Restated Phantom Plan and shall not be deemed to create a trust of any kind or a fiduciary relationship between the Company and a Participant or his or her beneficiary. Each allocation of performance units to a Participant, and the number and value of such performance units as of the date of allocation, shall be communicated annually to the Participant.
Under the terms of the Amended & Restated Phantom Plan, performance units are not transferable and Participants will not receive dividends on the performance units, nor will they have the right to vote on account of any performance units.
At the end of the deferral period, the Company will issue, at its option, cash or shares of common stock in an amount equal to: (i) the total value of the performance units, if the Participant has elected to receive payment in a single lump sum or (ii) the value of the performance units being distributed in such installment, if the Participant has elected to receive payment in annual installments. Generally, payment shall occur (or commence in the case of annual installments) on the date immediately following the last day of the applicable deferral period. However, for purposes of compliance with Section 409A of the Code, payment shall be deemed to be made upon the specified fixed date or payment event if the payment is made: (i) 30 days prior to the specified fixed payment date or event, (ii) a later date within the same calendar year as the specified fixed payment date or event or (iii) if later, by the 15th day of the third calendar month following the specified fixed payment date or event. However, in no event shall a Participant be permitted, directly or indirectly, to designate the taxable year of the payment. If a Participant ceases to be a director prior to the end of the deferral period, distribution will be made or commence at the time and in the form of payment elected or deemed to be elected at the time of the deferral.
The Board of Directors will administer the Amended & Restated Phantom Plan, which will terminate on May 23, 2027, the tenth anniversary of the date of shareholder approval. The Board of Directors may amend or terminate the Plan at any time, except that: (i) unless otherwise required by law, the rights of a Participant with respect to performance units granted before such amendment or termination may not be materially and adversely affected without the consent of the Participant and (ii) to the extent the approval of the Company's shareholders is required under applicable laws or regulations with respect to such amendment, the approval of the shareholders is appropriately obtained.
See "Equity Plan Analysis" and "Burn Rate & Overhang" sections under "Item 4 - Approval of Amendment and Restatement of the Company’s Flexible Stock Plan" for additional information on the Company’s Equity Plans as of March 31, 2017.
Benefits Granted Under the Plan
The benefits to be received under the Amended & Restated Phantom Plan are not presently determinable.  The following table sets forth benefits received under the Phantom Plan through December 31, 2016. See "Director Compensation - Directors’ Phantom (Deferred) Shares" for additional information regarding 2016 performance units granted under the existing Phantom Plan.

SHARES DEFERRED UNDER THE PHANTOM PLAN

Number of Performance Units Received
All current non-executive officer directors as a group (6 persons)	93,850
Each nominee for election as a director:
Patricia L. Guinn	---
Arnoud W.A. Boot	---
John F. Danahy	---
J. Cliff Eason	30,240
Anna Manning[1]	---
Each Associate of any such director or nominee	---
Each other person who received or is to receive 5% or more of the options, warrants or rights under the Plan	---
1 Ms. Manning does not participate in the Phantom Plan because she is our President and Chief Executive Officer.
Federal Income Tax Consequences
Performance Units. A Participant will realize income as a result of an award of performance units at the time the award is issued or paid. The amount of income realized by the Participant will be equal to the Fair Market Value of the shares on the date of issuance, in the case of a stock award, and to the amount of cash paid, in the event of a cash award. The Company will be entitled to a corresponding deduction equal to the income realized in the year of such issuance or payment.
Section 409A of the Code. Pursuant to Section 409A of the Code, significant restrictions have been imposed on the ability to defer the taxation of compensation, including without limitation, the deferral of income pursuant to some of the arrangements described. Violation of Section 409A of the Code triggers immediate inclusion in income and application of income and additional taxes.
Section 280G of the Code and Section 4999 of the Code. Under Section 280G of the Code and Section 4999 of the Code, the Company is prohibited from deducting any "excess parachute payment" to an individual, and the individual must pay a 20% excise tax on any "excess parachute payment." An individual’s "parachute payments" which exceed his or her average annual compensation will generally be treated as "excess parachute payments" if the present value of such payments equals or exceeds three times the individual’s average annual compensation. A payment generally may be considered a “parachute payment” if it is contingent on a change in control of the Company.
Non-United States Taxpayers. If the Participant is subject to the tax laws of any country other than the United States, the Participant should consult his or her own tax and legal advisors to determine the tax and legal consequences of any award received under the Amended & Restated Phantom Plan.
The foregoing statements are only a summary of certain federal income tax consequences of the Amended & Restated Phantom Plan and are based on our understanding of present federal tax laws and regulations.
Vote Required
If a quorum is present, the vote required to approve this Item 6 is a majority of the common stock represented in person or by proxy at the Annual Meeting.

Recommendation of the Board of Directors
The Board of Directors has approved the proposed Amended & Restated Phantom Stock Plan for Directors and recommends that shareholders vote FOR the proposal.

EQUITY COMPENSATION PLAN INFORMATION
The following table presents Equity Compensation Plan information as of December 31, 2016:

Plan Category	Number of Securities to be Issued upon Exercise of Outstanding Options, Warrants and Rights	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Issuance under Equity Compensation Plans (excluding securities reflected in column (a))
	(a)	(b)	(c)
Equity Compensation Plans Approved by Security Holders	3,295,905 (1)	$68.70 (2) (3)	983,786 (4)
Equity Compensation Plans Not Approved by Security Holders	-----	-----	-----
Total	3,295,905 (1)	$68.70 (2) (3)	983,786 (4)

(1)	Includes the number of securities to be issued upon exercises under the following plans: Flexible Stock Plan - 3,255,822; and Phantom Stock Plan for Directors – 40,083.

(2)
Does not include 585,971 performance contingent units outstanding under the Flexible Stock Plan or 40,083 phantom units outstanding under the Phantom Stock Plan for Directors because those securities do not have an exercise price (i.e. a unit is a hypothetical share of Company common stock with a value equal to the fair market value of the common stock).

(3)	Reflects the blended weighted-average exercise price of outstanding options under the Flexible Stock Plan $68.70.

(4)
Includes the number of securities remaining available for future issuance under the following plans: Flexible Stock Plan– 965,562; Flexible Stock Plan for Directors – 12,074; and Phantom Stock Plan for Directors – 6,150.

AUDIT MATTERS

AUDIT COMMITTEE REPORT
The Audit Committee has reviewed and discussed our 2016 audited financial statements with Company executives. The Audit Committee also discussed with the independent registered public accounting firm the matters required to be discussed as required by auditing standards of the Public Company Accounting Oversight Board ("PCAOB"), SEC Rule 2-07 of Regulation S-X, Statement of Auditing Standards ("SAS") No. 114, "The Auditor’s Communication With Those Charged With Governance." The Audit Committee has received the written disclosures and the letter from the independent registered public accounting firm required by the applicable requirements of the PCAOB Rule 3526, and has discussed with those accountants their independence. Based on those reviews and discussions, the Audit Committee recommended to our Board of Directors that the audited financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2016, for filing with the SEC. This report is provided by the following independent directors, who comprise the Audit Committee:
William J. Bartlett, Chairman
Arnoud W.A. Boot
John F. Danahy
Christine R. Detrick

ITEM 7 - RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITOR
The final item to be acted upon at the Annual Meeting is the ratification of the appointment of Deloitte Network and their related entities (collectively, "Deloitte") as the Company’s independent auditor for the year ending December 31, 2017. The Audit Committee has appointed Deloitte subject to shareholder ratification. Deloitte has served as independent auditor of the Company since 2000. Its long-term knowledge of the Company and its subsidiaries, combined with its insurance industry expertise, has enabled it to carry out its audits of the Company’s financial statements with effectiveness and efficiency.
In considering Deloitte’s appointment, the Audit Committee reviewed the firm’s qualifications and competencies, including the following factors:

•	Deloitte’s status as a registered public accounting firm with the PCAOB, as required by Sarbanes-Oxley and the Rules of the PCAOB;

•	Deloitte’s independence and its processes for maintaining its independence;

•	the results of the independent review of the firm’s quality control system;

•	the key members of the engagement team for the audit of the Company’s financial statements;

•	Deloitte’s approach to resolving significant accounting and auditing matters including consultation with the firm’s national office; and

•	Deloitte’s reputation for integrity and competence in the fields of accounting and auditing.
The Audit Committee assures the regular rotation of the audit engagement team partners as required by law. The Audit Committee approves Deloitte’s audit and non-audit services in advance as required under Sarbanes-Oxley and SEC rules. Under procedures adopted by the Audit Committee, the Audit Committee reviews, on an annual basis, a schedule of particular audit services that the Company expects to be performed and an estimated amount of fees for each particular audit service. The Audit

Committee also reviews a schedule of audit-related, tax and other permitted non-audit services that the Company may engage the independent auditor to perform and an estimated amount of fees for each of those services.
All audit related services, tax services and other services were pre-approved by the Audit Committee, which concluded that the provision of such services by Deloitte was compatible with the maintenance of that firm’s independence in the conduct of its auditing functions. The Audit Committee has adopted a Pre-Approval Policy which provides for pre-approval of audit, audit-related and tax services on an annual basis and, in addition, individual engagements anticipated to exceed pre-established thresholds must be separately approved. The policy authorizes the Committee to delegate to one or more of its members pre-approval authority with respect to permitted services.
Representatives of Deloitte will attend the 2017 Annual Meeting. They will have an opportunity to make a statement if they desire to do so and they will be available to respond to appropriate questions.
The aggregate fees billed to us for the years ending December 31, 2016 and 2015 by Deloitte are set forth below. These fees have been approved by the Company’s Audit Committee in accordance with its Pre-Approval Policy.
AUDITOR FEES

Fee	Fiscal Year
	2016	2015
Audit Fees[1]	$8,786,649	$7,850,488
Audit Related Fees[2]	244,300	430,000
Total audit and audit-related fees	9,030,949	8,280,488
Tax Fees[3]	48,632	55,848
Other	---	---
Total Fees	$9,079,581	$8,336,336

1.	Includes fees for the audit of our Company’s and its subsidiaries’ annual financial statements, reviews of our quarterly financial statements and Sarbanes-Oxley Section 404 attestation.

2.
Includes fees for services rendered by Deloitte for matters such as assistance with internal control reporting requirements, certain accounting consultations on potential acquisition and reinsurance transactions and services associated with SEC registration statements, periodic reports and securities offerings.

3.	Includes fees for tax services rendered by Deloitte such as consultation related to tax planning and compliance.

Vote Required
If a quorum is present, the vote required to approve this Item 7 is a majority of the common stock represented in person or by proxy at the Annual Meeting.

Recommendation of the Board of Directors
The Board of Directors has approved the proposal regarding the appointment of Deloitte and recommends that shareholders vote FOR the proposal.

STOCK OWNERSHIP

SECURITIES OWNERSHIP OF DIRECTORS, MANAGEMENT AND CERTAIN BENEFICIAL OWNERS
The following table sets forth, as of December 31, 2016, certain information with respect to: (1) each person known by us to be the beneficial owner of 5% or more of our outstanding common stock and (2) the ownership of common stock by (i) each of our directors and nominees, (ii) each of our named executive officers and (iii) all directors, nominees and executive officers as a group.
BENEFICIAL OWNERSHIP AS OF DECEMBER 31, 2016

Beneficial Owner	Amount and Nature of Beneficial Ownership[1]	Percent of Class[2]
Significant Shareholders
Blackrock, Inc. 55 East 52nd Street New York, NY 10055	6,220,038[3]	9.67%
The Vanguard Group 100 Vanguard Blvd. Malvern, PA 19355	5,352,147[4]	8.32%
FMR LLC 245 Summer Street Boston, MA 02210	4,204,084[5]	6.54%
Directors, Nominees and Named Executive Officers:
Non-Employee Directors
William J. Bartlett	17,455	*
Arnoud W.A. Boot	7,000	*
John F. Danahy	15,425[6]	*
Christine R. Detrick	4,850	*
J. Cliff Eason	13,700	*
Patricia L. Guinn	---	*
Alan C. Henderson	23,858[7]	*
Joyce A. Phillips	4,850	*
Frederick J. Sievert	13,997	*
Stanley B. Tulin	6,737	*
Named Executive Officers
A. Greig Woodring	511,046[8]	*
Jack B. Lay	80,489[9]	*
Todd C. Larson	64,614[10]	*
Anna Manning	67,863[11]	*
Alain P. Néemeh	72,661[12]	*
Donna H. Kinnaird	44,634[13]	*
All directors and executive officers as a group (19 persons)	1,136,293[14]	1.76%
*Less than 1%.

1.
For purposes of this table, "beneficial ownership" is determined in accordance with Rule 13d-3 under the Exchange Act, pursuant to which a person or group of persons is deemed to have "beneficial ownership" of any shares of common stock that such person has the right to acquire within 60 days. For computing the percentage of the class of securities held by each person or group of persons named above, any shares which such person or persons has the right to acquire within 60 days (as well as the shares of common stock underlying fully vested stock options or SARs) are deemed to be outstanding for the purposes of computing the percentage ownership of such person or group but are not deemed to be outstanding for the purposes of computing the percentage ownership of any other person or group. No director, nominee or named executive officer owns more than 1% of our outstanding common stock.

2.	Unless otherwise indicated, each named person has sole voting and investment power over the shares listed as beneficially owned and none of the shares listed are pledged as security.

3.	As reported on Schedule 13G/A filed January 25, 2017, Blackrock, Inc. and its subsidiaries have sole voting and dispositive power over all the beneficially owned shares.

4.
As reported on Schedule 13G/A filed February 10, 2017, The Vanguard Group shares dispositive voting power of 34,669 shares with Vanguard Fiduciary Trust Company, its wholly-owned subsidiary and 47,387 shares with Vanguard Investments Australia, Ltd., its wholly-owned subsidiary.

5.
As reported on a Schedule 13G/A filed February 14, 2017, FMR LLC shares dispositive voting power with certain of its subsidiaries and affiliates and other companies, including FIAM LLC, Fidelity Institutional Asset Management Trust Company, FMR Co., Inc. and Strategic Advisers, Inc.

6.	Includes for Mr. Danahy 13,862 shares owned by John F. Danahy 2015 Grantor Retained Annuity Trust, of which Mr. Danahy is trustee.

7.	Includes for Mr. Henderson 3,000 shares owned by Bess L. Henderson Trust, of which Mr. Henderson is trustee and primary beneficiary.

8.	Includes for Mr. Woodring 333,751 shares of common stock subject to stock options and/or SARs that are exercisable within 60 days.

9.
Includes for Mr. Lay 46,512 shares of common stock subject to stock options and/or SARs that are exercisable within 60 days. Mr. Lay shares voting and investment power for all of the shares with his spouse.

10.
Includes for Mr. Larson a total of 42,014 shares of common stock subject to stock options and/or SARs that are exercisable within 60 days. Mr. Larson shares voting and investment power for 4,928 shares with his spouse.

11.	Includes for Ms. Manning 58,466 shares of common stock subject to stock options and/or SARs that are exercisable within 60 days.

12.	Includes for Mr. Néemeh 41,037 shares of common stock subject to stock options and/or SARs that are exercisable within 60 days.
13. Includes for Ms. Kinnaird 41,440 shares of common stock subject to stock options, restricted share units and/or SARs that are exercisable within 60 days.

14.	Includes a total of 697,596 shares of common stock subject to stock options, restricted share units and/or SARs that are exercisable within 60 days.
EXECUTIVE STOCK OWNERSHIP GUIDELINES
In order to further align the interests of our management and our shareholders, our executive stock ownership guidelines provide that our senior executives should hold a specified number of shares of Company stock as follows:

Position	Share Ownership Requirement
President & Chief Executive Officer	85,000 shares
Senior Executive Vice President	36,000 shares
Executive Vice President and Senior Vice President	2,500 – 23,000 shares
The number of shares includes only those shares of common stock that are directly or beneficially owned by the executive. Executives who are subject to the guidelines must retain the net shares (net of applicable taxes for PCS and, for SARs and stock options, the net of exercise cost and taxes) from any SARs and stock option exercise or award of PCS until they satisfy the applicable stock ownership requirement.

As of December 31, 2016, Mr. Woodring and Mr. Lay met the stock ownership requirements through holdings of shares of our common stock. Due to promotions in the previous year, Ms. Manning, Mr. Néemeh and Mr. Larson have significantly increased ownership requirements. As of December 31, 2016, they have not yet met those requirements. Ms. Kinnaird had not been employed by the Company for enough years to reasonably expect attainment of her stock ownership goals.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
Section 16(a) of the Exchange Act requires our directors, executive officers and persons who beneficially own more than 10% of a registered class of our equity securities to file reports of ownership and changes in ownership on Forms 3, 4 and 5 with the SEC and the NYSE. Directors, executive officers and greater than 10% shareholders are required by SEC regulation to furnish us with copies of all Forms 3, 4 and 5 they file.
Based solely on our review of the copies of such forms we have received or that were filed with the SEC, or written representations from certain reporting persons, except for Mr. Sievert, we believe that all our directors, executive officers and greater than 10% beneficial owners complied with all filing requirements applicable to them with respect to transactions during 2016. On February 21, 2017, Mr. Sievert filed a late Form 4 to report a charitable gift of Company shares made on November 16, 2016. The late Form 4 constituted a known failure to file.

ADDITIONAL INFORMATION

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING

1. Who is entitled to vote and how many votes do I have?

If you are a holder of record of Company common stock at the close of business on March 24, 2017, you are eligible to vote at the 2017 Annual Meeting. For each matter presented for vote, you have one vote for each share you own.

2. How do I vote?

Your vote is important. Please cast your vote as soon as possible using one of the following methods.

By Telephone or Internet. All shareholders of record also can vote by touchtone telephone within the U.S., U.S. territories and Canada, using the toll-free telephone number on the proxy card, or through the Internet, using the procedures and instructions described on the proxy card. The telephone and Internet voting procedures are designed to authenticate shareholders’ identities, to allow shareholders to vote their shares and to confirm that their instructions have been recorded properly. You can vote via the Internet (www.proxyvote.com) or via telephone by calling 1-800-690-6903 by 11:59 p.m., Eastern Time, on May 22, 2017.

By Written Proxy. All shareholders of record can vote by written proxy card. If you received a proxy card or voting instruction form in the mail, you may vote by completing, signing, dating and returning your proxy card in the return envelope provided to you in accordance with the instructions provided with the proxy card. If you sign and return your proxy card but do not mark any selections giving specific voting instructions, your shares represented by that proxy will be voted as recommended by the Board of Directors.

In Person. All shareholders of record may vote in person at the meeting. Whether you plan to attend the meeting or not, we encourage you to vote by proxy as soon as possible. The proxy committee will vote your shares according to your directions.

3. Can I change my vote?

There are several ways in which you may revoke your proxy or change your voting instructions before the time of voting at the meeting:

•	Vote again by telephone or at the Internet website.

•	Mail a revised proxy card or voting instruction form that is dated later than the prior one.

•	Vote in person at the Annual Meeting.

•	Notify the Company’s Corporate Secretary in writing that a prior proxy is revoked or voting instructions are changed.

Please note that, in order to be counted, the revocation or change must be received by 11:59 p.m., Eastern Time, on May 22, 2017.

4. What is a Broker Non-Vote?

A "broker non-vote" occurs when a broker submits a proxy for the meeting with respect to a discretionary matter but does not vote on non-discretionary matters because the beneficial owner did not provide voting instructions on those matters. Under NYSE rules, the proposal to ratify the appointment of independent auditors is considered a "discretionary" item. This means that brokerage firms may vote in their discretion on behalf of clients (beneficial owners) who have not furnished voting instructions at least 15 days before the date of the Annual Meeting. In contrast, all of the other proposals set forth in this Proxy Statement are "non-discretionary" items—brokerage firms that have not received voting instructions from their clients on these matters may not vote on these proposals.

5. Who pays for the solicitation of proxies?

The Company pays the cost of soliciting proxies. Proxies will be solicited on behalf of the Board of Directors by mail, telephone and other electronic means or in person.

6. How do I comment on Company business?

We collect comments from the proxy card if you vote by mailing the proxy card. You may also mail comments to our Corporate Secretary at our corporate headquarters. Although it is not possible to respond to each shareholder, your comments help us to understand your concerns.

7. Where can I find additional information about the Company?

The Company’s website, www.rgare.com, contains additional information about the Company, including:

●	This Proxy Statement and our 2016 Annual Report to Shareholders;
●	Our Principles of Ethical Business Conduct, Directors’ Code of Conduct and Financial Management Code of Professional Conduct (see page 12);
●
Our Board’s Corporate Governance Guidelines and charters for the Audit, Compensation, Nominating and Governance and Finance, Investment and Risk Management Committees.  The committee charters include a detailed description of the roles and responsibilities of each committee (see page 14);

●	The process by which interested parties and shareholders can communicate with our directors and the Board; and
●	Additional financial information can be found in the Quarterly Financial Supplement on the Investor Relations portion of the website in the "Quarterly Results" tab in the "Featured Report" section.
Information on our website does not constitute part of this Proxy Statement.

You may also write us at our corporate headquarters, 16600 Swingley Ridge Road, Chesterfield, Missouri 63017, to receive the following information, without charge:

Shareholder Request	RGA Contact
A copy of any of the codes of conduct or governance documents described above	Investor Relations
A copy of our Articles of Incorporation, Bylaws, this Proxy Statement, form of proxy card and our Annual Report to Shareholders	Corporate Secretary
Interested parties and shareholders may communicate directly with our Chairman of the Board, Mr. Eason	General Counsel

VOTING

Each share of common stock outstanding at the close of business on the record date, March 24, 2017, is entitled to one vote for each director nominee and one vote for each of the other proposals to be voted on. Under Missouri corporate law, the approval of any action taken at the annual meeting is based on votes cast. If a quorum is present, the votes necessary to approve all proposals or to act on any other matters properly brought before the meeting, are the affirmative votes of the holders of a majority of the shares of our common stock entitled to vote which are present in person or represented by proxy at the 2017 Annual Meeting.

Shareholder approval occurs if the votes cast in favor of the proposal exceed the votes cast against the proposal. "Votes cast" on these proposals means votes "for" or "against" a particular proposal. Abstentions and broker non-votes are not considered votes cast on these proposals and therefore have no effect on the outcome of these proposals. In uncontested elections, directors are elected by a majority of votes cast. Shares represented by proxies which are marked or voted "withhold authority" with respect to the election of any one or more nominees for election as Directors, proxies which are marked or voted "abstain" on the proposal to approve the Company’s executive compensation, frequency of the Company's advisory vote on executive compensation, the amendments to the Company's Equity Plans or the proposal to ratify the appointment the Company’s independent auditor, and proxies which are marked or voted to deny discretionary authority on any other matters will be counted for the purpose of determining the number of shares represented by proxy at the meeting. Such proxies will thus have the same effect as if the shares represented thereby were voted against such nominee or nominees, against the proposal to approve the Company’s executive compensation, against the proposal to ratify the appointment of the Company’s independent auditor and against any such other matters, respectively.

If a broker indicates on the proxy that it does not have discretionary authority as to certain shares to vote on a particular matter, those shares will not be considered as present and entitled to vote with respect to that matter and thus will have no effect on the outcome of the vote with regard to such matters. Please note that brokers cannot vote uninstructed shares on your behalf in director elections or with regard to executive compensation matters. For your vote to be counted, you must submit your voting instruction form to your broker.
We know of no other matters to come before the meeting. If any other matters properly come before the meeting, the proxies solicited hereby will be voted on such matters in accordance with the judgment of the persons voting such proxies. Voting results will be disclosed in our Current Report on Form 8-K filed with the SEC within four business days following the Annual Meeting.
SHAREHOLDER PROPOSALS
Shareholder proposals submitted under the process prescribed by the SEC (in Rule 14a-8 of the Securities Exchange Act of 1934) for presentation at the 2018 Annual Meeting must be received by us by December 13, 2017, for inclusion in our Proxy Statement and proxy relating to that meeting. Upon receipt of any such proposal, we will determine whether or not to include such proposal in the Proxy Statement and proxy in accordance with regulations governing the solicitation of proxies. We currently anticipate that the 2018 Annual Meeting will be held on May 23, 2018.
In order for a shareholder to bring business before a shareholder meeting, timely notice must be given to us within the time limits described above. Such notice must include a description of the proposed business, any material interest of the shareholder proponent or beneficial owner (or their respective affiliates, associates and those with whom they are acting in concert) in the proposed business; the text of the proposal or business (including the text of any resolutions proposed); and a description of all agreements and arrangements between or among such shareholder, beneficial owner and their respective affiliates, associates and those with whom they are acting in concert, and any other person in connection with the proposal. Required disclosures should be updated and supplemented, if necessary, so that they are accurate as of the record date for a meeting and as of ten business days prior to the meeting. The shareholder proposing business or making a nomination (or a qualified representative of the shareholder) must appear at the applicable meeting of shareholders to present such business or nomination in order for it to be considered.
The Board or the presiding officer at the Annual Meeting may reject any such proposals that are not made in accordance with these procedures or that are not a proper subject for shareholder action in accordance with applicable law. The foregoing time limits also apply in determining whether notice is timely for purposes of rules adopted by the SEC relating to the exercise of discretionary voting authority. These requirements are separate from and in addition to the requirements a shareholder must meet to have a proposal included in our Proxy Statement. In each case, the notice must be given to our Secretary at our corporate headquarters.

HOUSEHOLDING OF PROXY MATERIALS
The SEC has adopted rules that permit companies and intermediaries such as brokers to satisfy delivery requirements for proxy statements with respect to two or more shareholders sharing the same address by delivering a single proxy statement addressed to those shareholders. This process, which is commonly referred to as "householding," potentially provides extra convenience for shareholders and cost savings for companies. Some brokers household proxy materials, delivering a single proxy statement to multiple shareholders sharing an address unless contrary instructions have been received from the affected shareholders. Once you have received notice from your broker that they will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate proxy statement or if your household currently receives multiple copies and would like to participate in householding in the future, please notify your broker.

USE OF NON-GAAP FINANCIAL MEASURES

The Company uses a non-GAAP financial measure called operating income as a basis for analyzing financial results. This measure also serves as a basis for establishing target levels and awards under the Company’s management incentive programs. Management believes that operating income, on a pre-tax and after-tax basis, better measures the ongoing profitability and underlying trends of the company’s continuing operations, primarily because that measure excludes substantially all of the effect of net investment related gains and losses, as well as changes in the fair value of certain embedded derivatives and related deferred acquisition costs. These items can be volatile, primarily due to the credit market and interest rate environment, and are not necessarily indicative of the performance of the company’s underlying businesses. Additionally, operating income excludes any net gain or loss from discontinued operations, the cumulative effect of any accounting changes, and other items that management believes are not indicative of the Company’s ongoing operations. The definition of operating income can vary by company and is not considered a substitute for GAAP net income. Reconciliations to GAAP net income are provided in the following tables.

Book value per share excluding AOCI is a non-GAAP financial measure that management believes is important in evaluating the balance sheet in order to ignore the effects of unrealized amounts primarily associated with mark-to-market adjustments on investments and foreign currency translation.

Operating return on equity is a non-GAAP financial measure calculated as operating income divided by average shareholders’ equity excluding AOCI.

Reinsurance Group of America, Incorporated and Subsidiaries
Reconciliation of Non-GAAP Measures
(Dollars in thousands)
(Unaudited)

Net income to operating income	Twelve Months Ended December 31
	2016	2015	2014
GAAP net income	$701,443	$502,166	$684,047
Reconciliation to operating income:
Capital (gains) losses, derivatives and other, included in investment related (gains) losses, net	(21,322)	30,020	(64,625)
Capital (gains) losses on funds withheld, included in investment income	(18,330)	(10,640)	(8,590)
Embedded derivatives:
Included in investment related (gains) losses, net	(40,302)	85,789	(44,941)
Included in interest credited	(18,289)	(8,178)	(274)
DAC offset, net	30,787	(31,996)	72,721
Investment income on unit-linked variable annuities	(8,535)	---	---
Interest credited on unit-linked variable annuities	8,535	---	---
Non-investment derivatives	(1,389)	(77)	(289)
Operating income	$632,598	$567,084	$638,049

Earnings per share	Twelve Months Ended December 31
	2016	2015	2014
Diluted earnings per share from operating income	$9.73	$8.43	$9.12
Earnings per share from net income:
Basic earnings per share	$10.91	$7.55	$9.88
Diluted earnings per share	$10.79	$7.46	$9.78
Weighted average number of common and common
equivalent shares outstanding (diluted)	64,989	67,292	69,962

Book value per share	At December 31
	2016	2015	2014	2013
Common shares outstanding	64,303	65,205	68,773	70,768

Book value per share	$110.31	$94.09	$102.13	$83.87
Less:
Unrealized appreciation of securities	$21.07	$14.35	$23.63	$11.59
Accumulated currency translation adjustments	$(2.68)	$(2.78)	$1.19	$2.93
Pension and postretirement benefits	$(0.67)	$(0.71)	$(0.72)	$(0.31)
Book value per share excluding AOCI	$92.59	$83.23	$78.03	$69.66

APPENDIX A
Amended & Restated Flexible Stock Plan

REINSURANCE GROUP OF AMERICA, INCORPORATED

FLEXIBLE STOCK PLAN

As Amended and Restated Effective May 23, 2017

REINSURANCE GROUP OF AMERICA, INCORPORATED
FLEXIBLE STOCK PLAN

ARTICLE I
NAME AND PURPOSE
1.1    Name. The name of this Plan is the “Reinsurance Group of America, Incorporated Flexible Stock Plan.”
1.2    Purpose. The Company has established this Plan to attract, retain, motivate and reward Employees and other individuals, to encourage ownership of the Company's Common Stock by Employees and other individuals, and to promote and further the best interests of the Company by granting cash and other awards. The Plan is hereby amended and restated as provided herein.
ARTICLE II
DEFINITIONS OF TERMS AND RULES OF CONSTRUCTION
2.1    General Definitions. The following words and phrases, when used in the Plan, unless otherwise specifically defined or unless the context clearly otherwise requires, shall have the following respective meanings:

(a)
Affiliate. Any corporation that is a Subsidiary of the Company or a Subsidiary of a Parent and, for purposes other than the grant of ISOs, any limited liability company, partnership, corporation, joint venture, or any other entity in which the Company or any such Subsidiary owns an equity interest.

(b)
Agreement. A written contract entered into between the Company or an Affiliate and a Participant or, in the discretion of the Committee, a written certificate issued by the Company or an Affiliate to a Participant, in either case, containing or incorporating the terms and conditions of a Benefit in such form (not inconsistent with this Plan) as the Committee approves from time to time, together with all amendments thereof, which amendments may be made unilaterally by the Company (with the approval of the Committee) unless such amendments are deemed by the Committee to be materially adverse to the Participant and are not required as a matter of law, or such other relevant written contract entered into between the Company or an Affiliate and a Participant and approved by the Committee.

(c)	Benefit. Any benefit granted to a Participant under the Plan.

(d)	Board. The Board of Directors of the Company.

(e)	Cash Award. A Benefit payable in the form of cash.

(f)
Change of Control. The acquisition, without the approval of the Board, by any person or entity, other than the Company or a Related Entity, of more than 20% of the outstanding Shares through a tender offer, exchange offer or otherwise; the liquidation or dissolution of the Company following a sale or other disposition of all or substantially all of its assets; a merger or consolidation involving the Company which results in the Company not being the surviving parent corporation; or any time during any two-year period in which individuals who constituted the Board at the start of such period (or whose election was approved by at least two-thirds of the then members of the Board who were members at the start of the two-year period) do not constitute at least 50% of the Board for any reason. A “Related Entity” is the Parent, a Subsidiary or any employee benefit plan (including a trust forming a part of such a plan) maintained by the Parent, the Company or a Subsidiary.

(g)	Code. The Internal Revenue Code of 1986, as amended and in effect from time to time, or any successor statute. Any reference to the Code includes the regulations promulgated pursuant to the Code.

(h)	Company. Reinsurance Group of America, Incorporated, a Missouri corporation, or any successor to all or substantially all of its business by merger, consolidation, purchase of assets or otherwise.

(i)	Committee. The Committee described in Section 5.1.

(j)
Common Stock. Any class of the Company's common stock or any securities issued in respect thereof by the Company or any successor to the Company as a result of an event described in Section 3.3 or ARTICLE IX hereof.

(k)	Effective Date. The date that the Plan, as amended and restated herein, is approved by the shareholders of the Company which must occur within one year before or after approval by the Board.

(l)	Employee. Any person employed as either a regular full-time employee or part-time employee by the Employer.

(m)	Employer. The Company and all Affiliates.

(n)	Exchange Act. The Securities Exchange Act of 1934, as amended.

(o)
Fair Market Value. The closing price of a Share on the New York Stock Exchange on a given date, or, in the absence of sales on a given date, the closing price on the New York Stock Exchange on the last day on which a sale occurred prior to such date. If the Shares are not listed on the New York Stock Exchange, Fair Market Value shall be what the Committee determines in good faith to be 100% of the fair market value of a Share on that date. In the case of an ISO, if such determination of Fair Market Value is not consistent with the then current regulations of the Secretary of the Treasury, Fair Market Value shall be determined in accordance with said regulations. The determination of Fair Market Value shall be subject to adjustment as provided in Section 3.3 and ARTICLE IX hereof.

(p)	Fiscal Year. The taxable year of the Company which is the calendar year.

(q)	ISO. An Incentive Stock Option as defined in Section 422 of the Code, or any successor to such section.

(r)	NQSO. A Non-Qualified Stock Option, which is an Option that does not qualify as an ISO.

(s)	Option. An option to purchase Shares granted under the Plan.

(t)	Parent. Any corporation that is a “parent corporation,” as that term is defined in Section 424(e) of the Code, or any successor provision.

(u)
Participant. An individual who is granted a Benefit under the Plan. Benefits may be granted to Employees, consultants and independent contractors of the Company or an Affiliate, in the sole discretion of the Committee.

(v)	Performance Share. A Share awarded to a Participant under ARTICLE XVI of the Plan.

(w)	Plan. The Reinsurance Group of America, Incorporated Flexible Stock Plan, as amended and restated herein, and all further amendments and supplements to it.

(x)	Restricted Stock. Shares issued under ARTICLE XV of the Plan.

(y)	RSU. A restricted stock unit, which represents the Participant’s right to receive one Share for each RSU held on the scheduled vesting date or other specified payment date.

(z)	Rule 16b-3. Rule 16b-3 promulgated by the SEC under the Exchange Act, as amended, or any successor rule in effect from time to time.

(aa)	SEC. The Securities and Exchange Commission.

(ab)	Share. A share of Common Stock.

(ac)
SAR. A stock appreciation right, which is the right to receive an amount equal to the appreciation, if any, in the Fair Market Value of a Share from the date of the grant of the right to the date of its payment.

(ad)	Stock Based Award. An award under ARTICLE XVIII that is valued in whole or in part by reference to, or is otherwise based on, Common Stock.

(ae)	Subsidiary. Any corporation that is a “subsidiary corporation,” as that term is defined in Section 424(f) of the Code, or any successor provision.

2.2    Other Definitions. In addition to the above definitions, certain words and phrases used in the Plan and any Agreement may be defined in other portions of the Plan or in such Agreement.
2.3    Conflicts in Plan. In the case of any conflict in the terms of the Plan relating to a Benefit, the provisions in the ARTICLE of the Plan which specifically provides for such Benefit shall control those in a different ARTICLE.
ARTICLE III
COMMON STOCK
3.1    Number of Shares. The number of Shares which may be issued or sold or for which Options, SARs, Restricted Stock, RSUs, Performance Shares or other Stock Based Awards may be granted under the Plan shall be 14,960,077 Shares, determined as 1,600,000 Shares available on and after the Effective Date plus the 13,360,077 Shares that were available under the terms of the Plan prior to the Effective Date to the extent such Shares remain outstanding and available or become outstanding and available again hereunder. Such Shares may be authorized but unissued Shares (subject to payment of any required par value), Shares held in the treasury, or both.
3.2    Reusage. If an Option or SAR expires or is terminated, surrendered or cancelled without having been fully exercised, if Restricted Stock, RSUs or Performance Shares are forfeited, or if any other grant results in any Shares not being issued, the Shares covered by such Option or SAR, grant of Restricted Stock, RSUs, Performance Shares or other grant, as the case may be, shall again be available for use under the Plan. In addition, Shares tendered or withheld in payment of the exercise price for an Option or SAR or in satisfaction of withholding taxes for any Benefit shall be available again for use under the Plan.
3.3    Adjustments. If there is any change in the Common Stock of the Company by reason of any extraordinary dividend, stock dividend, spin-off, split-up, spin-out, recapitalization, warrant or rights issuance or combination, exchange or reclassification of shares, merger, consolidation, reorganization, sale of substantially all assets or, in the Committee's sole discretion, other similar or relevant event, then the number, kind and class of shares available for grants of Options, SARs, Restricted Stock, RSUs, Performance Shares and Other Stock Based Awards and the number, kind and class of shares subject to outstanding Options, SARs, grants of Restricted Stock, RSUs and Performance Shares which are not vested, and Other Stock Based Awards, and the price thereof, as applicable, shall be appropriately adjusted by the Committee. The adjustment provisions of this Section 3.3 shall apply to individual limitations under the Plan (e.g., limitations on the number of shares covered by any type of Benefit in any one year period).
3.4    Exclusions from Share Limitation. The following will not be applied to the Share limitations of Section 3.1 above: (a) dividends or dividend equivalents paid in cash in connection with outstanding Benefits, (b) Benefits which by their terms may be settled only in cash, (c) any Shares subject to a Benefit under the Plan which Benefit is forfeited, cancelled, terminated, expires or lapses for any reason, and (d) Shares and any Benefits that are granted through the settlement, assumption, or substitution of outstanding awards previously granted, or through obligations to grant future awards, as the result of a merger, consolidation, or acquisition of the employing company with or by the Company.
ARTICLE IV
ELIGIBILITY
4.1    Determined By Committee. The Participants and the Benefits they receive under the Plan shall be determined solely by the Committee. In making its determinations, the Committee shall consider past, present and expected future contributions of Participants and potential Participants to the Employer, including, without limitation, the performance of, or the refraining from the performance of, services.
ARTICLE V
ADMINISTRATION
5.1    Committee. The Plan shall be administered by the Compensation Committee of the Board, its successor or such other committee as the Board may designate (the “Committee”). The members of the Committee shall be appointed by and shall serve at the pleasure of the Board, which may from time to time appoint members in substitution for members previously appointed and fill vacancies, however caused, in the Committee. The Committee may select one of its members as its Chairman and shall hold its meetings at such times and places as it may determine. A majority of the Committee’s members shall constitute a quorum. All determinations of the Committee shall be made by a majority of its members. Any decision or determination reduced to writing and signed by a majority of the members shall be fully as effective as if it had been made by a majority vote at a meeting duly called and held.
5.2    Authority. Subject to the terms of the Plan, the Committee shall have discretionary authority to:

(a)	determine the individuals to whom Benefits are granted, the type and amounts of Benefits to be granted and the time of all such grants;

(b)
determine the terms, conditions, provisions and restrictions that may apply to each Benefit granted, which determinations of the terms, conditions, provisions and restrictions need not be uniform among all Participants;

(c)	interpret and construe the Plan and all Agreements;

(d)	prescribe, amend and rescind rules and regulations relating to the Plan;

(e)	determine the content and form of all Agreements;

(f)	determine all questions relating to Benefits under the Plan;

(g)	make all determinations as to the right to Benefits under the Plan, including the authority to review and approve or deny Participant claims for benefits;

(h)	maintain accounts, records and ledgers relating to Benefits;

(i)	maintain records concerning its decisions and proceedings;

(j)	employ agents, attorneys, accountants or other persons for such purposes as the Committee considers necessary or desirable;

(k)	take, at any time, any action permitted by Section 9.1 irrespective of whether any Change of Control has occurred or is imminent;

(l)	do and perform all acts which it may deem necessary or appropriate for the administration of the Plan and carry out the purposes of the Plan; and

(m)	correct any defect, supply any omission or reconcile any inconsistency in this Plan or in any Benefit in the manner and to the extent it shall deem desirable.

All determinations of the Committee in the administration of this Plan, as described herein, shall be final, binding and conclusive, including, without limitation, as to any adjustments pursuant to Section 3.3.

5.3    Delegation. Except as required by Rule 16b-3 with respect to grants of Options, SARs, Restricted Stock, RSUs, Performance Shares, other Stock Based Awards, or other Benefits to individuals who are subject to Section 16 of the Exchange Act or as otherwise required for compliance with Rule 16b-3, Code Section 162(m), or other applicable law, the Committee may delegate all or any part of its authority under the Plan to any Employee, Employees or committee and may authorize further delegation by such committees to senior managers of the Company, in each case to the extent permitted by Missouri law; provided that, determinations regarding the timing, pricing, amount and terms of any Benefit to a “reporting person” for purposes of Section 16 of the Exchange Act shall be made only by the Committee; and provided further that, no such delegation may be made that would cause Benefits or other transactions under this Plan to cease to be exempt from Section 16(b) of the Exchange Act or cause a Benefit intended to qualify for favorable treatment under Section 162(m) of the Code not to qualify for, or to cease to qualify for, the favorable treatment under Section 162(m) of the Code. Any such delegation may be revoked by the Committee at any time.
5.4    Board Authority. Any authority granted to the Committee may also be exercised by the Board or another committee of the Board, except to the extent that the grant or exercise of such authority would cause any Benefit intended to qualify for favorable treatment under Section 162(m) of the Code to cease to qualify for the favorable treatment under Section 162(m) of the Code. To the extent that any permitted action taken by the Board conflicts with action taken by the Committee, the Board action shall control. Without limiting the generality of the foregoing, to the extent the Board has delegated any authority under this Plan to another committee of the Board, such authority shall not be exercised by the Committee unless expressly permitted by the Board in connection with such delegation.
ARTICLE VI
AMENDMENT
6.1    Power of Board. Except as hereinafter provided, the Board shall have the sole right and power to amend the Plan at any time and from time to time. Except as provided in this ARTICLE VI, the Committee may at any time alter or amend any or all Agreements under this Plan to the extent permitted by law and subject to the requirements of Section 2.1(b), in which event, as provided in Section 2.1(b), the term “Agreement” shall mean the Agreement as so amended. No termination, suspension or modification of this Plan may materially and adversely affect any right acquired by any Participant (or a Participant’s legal representative) or any successor or permitted transferee under a Benefit granted before the date of termination, suspension or modification, unless otherwise provided in an Agreement or otherwise or required as a matter of law. It is conclusively presumed that any adjustment for changes in capitalization in accordance with Section 3.3 or Appendix A hereof does not adversely affect any right of a Participant or other person under a Benefit.
6.2    Limitation. The Board may not amend the Plan, without approval of the shareholders of the Company:

(a)	in a manner which would cause Options which are intended to qualify as ISOs to fail to qualify;

(b)	in a manner which would cause the Plan to fail to meet the requirements of Rule 16b-3 or Code Section 162(m); or

(c)	in a manner which would violate applicable law, regulation or stock exchange requirement.

ARTICLE VII
TERM AND TERMINATION
7.1    Term. The original effective date of the Plan was January 1, 1997 and the Plan as Amended and Restated herein shall commence as of the Effective Date and, subject to the terms of the Plan, including those requiring approval by the shareholders of the Company and those limiting the period over which ISOs or any other Benefits may be granted, shall continue in full force and effect until terminated.
7.2    Termination. The Plan will terminate automatically on May 23, 2022. In addition, the Plan may be terminated at any time by the Board. The Plan will remain in effect with respect to outstanding Benefits until no Benefits remain outstanding.
ARTICLE VIII
MODIFICATION OR TERMINATION OF BENEFITS
8.1    General. Subject to the provisions of Section 8.2, the amendment or termination of the Plan shall not adversely affect a Participant's right to any Benefit granted prior to such amendment or termination.
8.2    Committee's Right. Any Benefit granted may be converted, modified, forfeited or cancelled, in whole or in part, by the Committee if and to the extent permitted in the Plan or applicable Agreement or with the consent of the Participant to whom such Benefit was granted. The Committee may, for such consideration (if any) as it may deem adequate and with the prior consent of the Participant, modify the terms of an outstanding Option or SAR; provided, however, that except to the extent permitted by Section 8.3, no Option or SAR may be repriced, replaced or regranted through cancellation, or by lowering the exercise price of such Benefit, and no such Benefit with an exercise price that exceeds Fair Market Value of a share of Common Stock shall be canceled, purchased or exchanged for a cash payment, without shareholder approval.
8.3    Special Modification in the Event of a Corporate Transaction. In the event of a corporate transaction (within the meaning of Treas. Reg. § 1.424-1(a)(3)), the Committee may provide for the assumption or substitution of outstanding Options or SARs, provided that the requirements of Treas. Reg. § 1.424- 1(a) are satisfied with respect to ISOs, and the requirements of Treas. Reg. § 1.409A- 1(b)(v)(D) are satisfied with respect to all other Options.
8.4    No Discounted Options or SARs; No Repricing. Options and SARs may not be granted with an exercise price lower than the Fair Market Value of the underlying Shares on the grant date (except to the extent awards are assumed or substituted in connection with a corporate transaction as described in Section 8.3). The exercise price of an Option or SAR shall not be reduced after grant, including by reason of cancellation, cash buyout or exchange of an underwater Option or SAR, without shareholder approval.
ARTICLE IX
CHANGE OF CONTROL
9.1    Right of Committee. In order to maintain a Participant's rights in the event of a Change in Control, the Committee, in its sole discretion, may, in any Agreement evidencing a Benefit,

or at any time prior to, or simultaneously with or after a Change in Control, provide such protection as it may deem necessary. Without, in any way, limiting the generality of the foregoing provisions or requiring any specific protection, the Committee may:

(a)
provide for the acceleration of any time periods relating to the exercise or realization of such Benefit so that such Benefit may be exercised or realized in full on or before a date fixed by the Committee;

(b)
provide for the purchase of such Benefit, upon the Participant's request, for an amount of cash equal to the amount which could have been attained upon the exercise or realization of such Benefit had such Benefit been currently exercisable or payable;

(c)	make such adjustment to the Benefits then outstanding as the Committee deems appropriate to reflect such transaction or change; and/or

(d)	cause the Benefits then outstanding to be assumed, or new Benefits substituted therefor, by the surviving corporation in such change.
ARTICLE X
AGREEMENTS AND CERTAIN BENEFITS
10.1    Grant Evidenced by Agreement. The grant of any Benefit under the Plan may be evidenced by an Agreement which shall describe the specific Benefit granted and the terms and conditions of the Benefit. The granting of any Benefit may be subject to, and conditioned upon, the recipient's execution of any Agreement to the extent required by the Committee. All capitalized terms used in an Agreement shall have the same meaning as in the Plan, except as otherwise provided in the Agreement. An Agreement shall be subject to all of the terms of the Plan.
10.2    Provisions of Agreement. Each Agreement shall contain such provisions that the Committee shall determine to be necessary, desirable and appropriate for the Benefit granted which may include, but not be limited to, the following with respect to any Benefit: description of the type of Benefit; the Benefit's duration; its transferability; if an Option, the exercise price, the exercise period and the person or persons who may exercise the Option; the effect upon such Benefit of the Participant's death or termination of employment; the Benefit's conditions; when, if, and how any Benefit may be forfeited, converted into another Benefit, modified, exchanged for another Benefit, or replaced; and the restrictions on any Shares purchased or granted under the Plan.
10.3    Certain Benefits. Except as otherwise expressly provided in an Agreement, any Benefit granted to an individual who is subject to Section 16 of the Exchange Act shall not be transferable other than by will or the laws of descent and distribution and shall be exercisable during his lifetime only by him, his guardian or his legal representative.
10.4    Minimum Vesting. Notwithstanding anything herein to the contrary, except with respect to an aggregate of up to 5% of the Shares available pursuant to Article III of the Plan for Benefits granted on or following May 23, 2017, no Benefit will become exercisable or otherwise nonforfeitable unless such Benefit has been outstanding for a minimum period of one year from its date of grant; provided, that all awards of Restricted Stock or Shares shall become nonforfeitable after a minimum period of one year from their dates of grant. Notwithstanding the foregoing, the vesting of a Benefit may be accelerated in the Committee’s sole discretion in the case of the Participant’s death, disability or retirement or upon a Change of Control.

ARTICLE XI
TANDEM AWARDS
11.1    Tandem Awards. Awards may be granted by the Committee in tandem. However, no Benefit may be granted in tandem with an ISO except SARs.
ARTICLE XII
PAYMENT, DIVIDENDS, DEFERRAL AND WITHHOLDING
12.1    Payment. Upon the exercise of an Option or in the case of any other Benefit that requires a payment to the Company, the amount due the Company is to be paid:

(a)	in cash;

(b)	by the tender to the Company of Shares owned by the Participant and registered in his name having a Fair Market Value equal to the amount due to the Company;

(c)	in other property, rights and credits, including the Participant's promissory note if permitted under applicable law;

(d)	by net exercise; or

(e)	by any combination of the payment methods specified in (a), (b), (c) and (d) above.

Notwithstanding the foregoing, any method of payment other than cash may be used only with the consent of the Committee or if and to the extent so provided in an Agreement. The proceeds of the sale of Common Stock purchased pursuant to an Option and any payment to the Company for other Benefits shall be added to the general funds of the Company or to the Shares held in treasury, as the case may be, and used for the corporate purposes of the Company as the Board shall determine.
12.2    Dividend Equivalents. Grants of Benefits in Shares or Share equivalents may include dividend equivalent payments or dividend credit rights. The payment of dividend equivalents or dividend credits attributable to an unvested Benefit is not permitted during the period in which the Benefit is unvested. Dividend equivalents and dividend credits may be accumulated during the vesting period of the underlying Benefit and paid out only to the extent the Benefit has vested. Additionally, Participants holding Options or SARs shall not be granted dividend equivalents or dividend credits for any period prior to the exercise of such Option or SAR. While RSUs or other Benefits may be granted with dividend equivalent rights, any dividend equivalents with respect to RSUs or other Benefits that are earned based on the achievement of performance goals will be accumulated until the underlying stock units are earned, and such dividend equivalents will not be paid if the performance goals are not satisfied.
12.3    Deferral. The right to receive any Benefit under the Plan may, at the request of the Participant, be deferred for such period and upon such terms as the Committee shall determine, which may include crediting of interest on deferrals of cash and crediting of dividends on deferrals denominated in Shares.

12.4    Withholding. The Company, at the time any distribution is made under the Plan, whether in cash or in Shares, may withhold from such distribution any amount necessary to satisfy federal, state and local income tax withholding requirements with respect to such distribution. Such withholding may be in cash or in Shares
ARTICLE XIII
OPTIONS
13.1    Types of Options. It is intended that both ISOs and NQSOs may be granted by the Committee under the Plan, with terms not in excess of ten years. In no event may Options known as “reload options” or other automatic grants to Participants be granted under the Plan.
13.2    Shares for ISOs. The number of Shares for which ISOs may be granted on or after the Effective Date shall not exceed 150,000 Shares.
13.3    Grant of ISOs and Option Price. Each ISO must be granted to an Employee and granted within ten years from the Effective Date. The purchase price for Shares under any ISO shall be no less than the Fair Market Value of the Shares at the time the Option is granted.
13.4    Other Requirements for ISOs. The terms of each Option which is intended to qualify as an ISO shall meet all requirements of Section 422 of the Code.
13.5    NQSOs. The terms of each NQSO shall provide that such Option will not be treated as an ISO. The purchase price for Shares under any NQSO shall be equal to or greater than the Fair Market Value of the Shares at the time the Option is granted.
13.6    Determination by Committee. Except as otherwise provided in Section 13.2 through Section 13.5, the terms of all Options shall be determined by the Committee.
13.7    Limitation on Shares Covered by Options. The maximum number of Shares with respect to which Options may be granted to any Participant in any one year period shall not exceed 200,000 shares. For purposes of the preceding sentence, the Shares covered by an Option that is cancelled shall count against the maximum number of Shares.
ARTICLE XIV
SARS
14.1    Grant and Payment. The Committee may grant SARs. Upon electing to receive payment of a SAR, a Participant shall receive payment in cash, in Common Stock or in any combination of cash and Common Stock, as the Committee shall determine.
14.2    Grant of Tandem Award. The Committee may grant SARs in tandem with an Option, in which case: the exercise of the Option shall cause a correlative reduction in SARs standing to a Participant's credit which were granted in tandem with the Option; and the payment of SARs shall cause a correlative reduction of the Shares under such Option.
14.3    ISO Tandem Award. When SARs are granted in tandem with an ISO, the SARs shall have such terms and conditions as shall be required for the ISO to qualify as an ISO.

14.4    Payment of Award. SARs shall be paid, to the extent payment is elected by the Participant (and is otherwise due and payable), as soon as practicable after the date on which such election is made.
14.5    Limitation on SARs. The maximum number of SARs which may be granted to any Participant in any one year period shall not exceed 200,000 SARs. For purposes of the preceding sentence, any SARs that are cancelled shall count against the maximum number of SARs.
ARTICLE XV
RESTRICTED STOCK
15.1    Description. The Committee may grant Benefits in Shares available under ARTICLE III of the Plan as Restricted Stock. Shares of Restricted Stock shall be issued and delivered at the time of the grant but shall be subject to forfeiture until provided otherwise in the applicable Agreement or the Plan. Each certificate representing Shares of Restricted Stock shall bear a legend referring to the Plan and the risk of forfeiture of the Shares and stating that such Shares are nontransferable until all restrictions have been satisfied and the legend has been removed. The recipient shall be entitled to full voting and dividend rights with respect to all shares of Restricted Stock from the date of grant; provided, however, that dividend payment amounts may be accumulated during the vesting period and paid out only to the extent the Restricted Stock has vested.
15.2    Non-Transferability. Shares of Restricted Stock shall not be transferable until after the removal of the legend with respect to such Shares.
15.3    Limitation on Restricted Stock. The maximum number of Shares with respect to which Restricted Stock may be granted to any Participant in any one year period shall not exceed 200,000 Shares.
ARTICLE XVI

RSUs

16.1    Description. An RSU represents the right to receive one Share of Common Stock on the scheduled vesting date or other specified payment date as provided for in the applicable award Agreement. A Participant receiving RSUs will have no rights of a shareholder as to such RSU until such time as Shares are issued to the Participant.

16.2    Grant. The Committee may grant an award of RSUs. The maximum number of Shares with respect to which RSUs may be granted to any Participant in any one year period shall not exceed 200,000 Shares.

ARTICLE XVII

PERFORMANCE SHARES

17.1    Description. Performance Shares are the right of an individual to whom a grant of such Shares is made to receive Shares or cash equal to the Fair Market Value of such Shares at a future date in accordance with the terms of such grant. Generally, such right shall be based upon the attainment of targeted profit and/or performance objectives.

17.2    Grant. The Committee may grant an award of Performance Shares. The number of Performance Shares and the terms and conditions of the grant shall be set forth in the applicable Agreement. The maximum number of Shares with respect to which Performance Shares may be granted to any Participant in any one year period shall not exceed 200,000 Shares.

ARTICLE XVIII

CASH AWARDS

18.1    Grant. The Committee may grant Cash Awards at such times and (subject to Section 18.2) in such amounts as it deems appropriate.

18.2    Limitation on Amount. The maximum amount of all Cash Awards that may be granted to any Participant in any one year period shall not exceed $2,000,000.

18.3    Restrictions. Cash Awards may be subject or not subject to conditions (such as an investment requirement), restricted or nonrestricted, vested or subject to forfeiture and may be payable currently or in the future or both.

ARTICLE XIX

STOCK BASED AWARDS AND OTHER BENEFITS

19.1    Stock Based Awards. The Committee shall have the right to grant other Stock Based Awards which may include, without limitation, the grant of Shares based on certain conditions, the payment of cash based on the performance of the Common Stock, and the grant of securities convertible into Shares.

19.2    Limitation on Other Stock Based Awards. The maximum number of Shares with respect to which any Other Stock Based Award may be granted to any Participant in any one year period is 200,000 Shares in the aggregate.

19.3    Other Benefits. The Committee shall have the right to provide types of Benefits under the Plan in addition to those specifically listed, if the Committee believes that such Benefits would further the purposes for which the Plan was established.

ARTICLE XX

MISCELLANEOUS PROVISIONS

20.1    Underscored References. The underscored references contained in the Plan are included only for convenience, and they shall not be construed as a part of the Plan or in any respect affecting or modifying its provisions.

20.2    Number and Gender. The masculine and neuter, wherever used in the Plan, shall refer to either the masculine, neuter or feminine; and, unless the context otherwise requires, the singular shall include the plural and the plural the singular.

20.3    Governing Law/Venue. This Plan shall be construed and administered in accordance with the laws of the State of Missouri, without giving regard to the conflict of laws provisions thereof. Any legal action against the Plan, the Company, an Affiliate, the Board, or the Committee may only be brought in the Circuit Court in St. Louis County and/or the United States District Court in St. Louis, Missouri.

20.4    Purchase for Investment. The Committee may require each person purchasing Shares pursuant to an Option or other award under the Plan to represent to and agree with the Company in writing that such person is acquiring the Shares for investment and without a view to distribution or resale. The certificates for such Shares may include any legend which the Committee deems appropriate to reflect any restrictions on transfer. All certificates for Shares delivered under the Plan shall be subject to such stock-transfer orders and other restrictions as the Committee may deem advisable under all applicable laws, rules and regulations, and the Committee may cause a legend or legends to be put on any such certificates to make appropriate references to such restrictions.

20.5    No Employment Contract. The adoption of the Plan shall not confer upon any Employee any right to continued employment nor shall it interfere in any way with the right of the Employer to terminate the employment of any of its Employees at any time.

20.6    No Effect on Other Benefits. Payments and other benefits received by a Participant under a Benefit shall not be deemed a part of a Participant’s regular, recurring compensation for purposes of any termination, indemnity or severance pay laws and shall not be included in, nor have any effect on, the determination of benefits under any other employee benefit plan, contract or similar arrangement provided by the Company or an Affiliate, unless expressly so provided by such other plan, contract or arrangement or the Committee determines that a Benefit or portion of a Benefit should be included to reflect competitive compensation practices or to recognize that a Benefit has been made in lieu of a portion of competitive cash compensation. The receipt by a Participant of one type of grant shall not entitle the Participant to receipt of any other type of grant.

20.7    Performance Benefits. The Committee, in its discretion, may condition any of the Benefits upon achievement of one or more performance goals, as further described in Appendix A hereto.

20.8    Clawback. If a Participant is or subsequently becomes subject to the Company’s Executive Incentive Recoupment Policy, or a similar clawback policy that may be adopted in the future including, without limitation, any changes required to comply with the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Policy”), all or a portion of each Benefit granted to such Participant will be subject to potential recoupment upon the occurrence of certain recoupment events and the Committee shall have discretion regarding application of the Policy to Benefits granted under this Plan.

20.9    Rights as Shareholders. A Participant shall have no right as a shareholder with respect to any Shares covered by a Benefit until the date the Participant becomes the holder of record of such Shares.

20.10    Date of Grant. The date and time of approval by the Committee of the granting of a Benefit shall be considered the date and time at which such Benefit is made or granted, or such later effective date as determined by the Committee, notwithstanding the date of any Agreement with respect to such Benefit; provided, however, that the Committee may grant Benefits other than ISOs to Employees or to persons who are about to become Employees, to be effective and deemed to be granted on the occurrence of certain specified contingencies, provided that if the Benefit is granted to a non-Employee who is about to become an Employee, such specified contingencies shall include, without limitation, that such person becomes an Employee.

20.11    Beneficiary Upon Participant’s Death. To the extent that the transfer of a Participant’s Benefit at death is permitted by this Plan or under an Agreement, (a) a Participant’s Benefit shall be transferable to the beneficiary, if any, designated on forms prescribed by and filed with the Committee and (b) upon the death of the Participant, such beneficiary shall succeed to the rights of the Participant to the extent permitted by law and this Plan. If no such designation of a beneficiary has been made, the Participant’s legal representative shall succeed to the Benefits, which shall be transferable by will or pursuant to laws of descent and distribution to the extent permitted by this Plan or under an Agreement.

20.12    Unfunded Plan. This Plan shall be unfunded and the Company shall not be required to segregate any assets that may at any time be represented by Benefits under this Plan. Neither the Company, its Affiliates, the Committee, nor the Board shall be deemed to be a trustee of any amounts to be paid under this Plan nor shall anything contained in this Plan or any action taken pursuant to its provisions create or be construed to create a fiduciary relationship between the Company and/or its Affiliates and a Participant or successor. To the extent any person acquires a right to receive a Benefit under this Plan, such right shall be no greater than the right of an unsecured general creditor of the Company.

20.13    Severability. In the event any provision of this Plan shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of this Plan, and this Plan shall be construed and enforced as if the illegal or invalid provision had not been included.

20.14    Deferrals and Settlements. The Committee may require or permit Participants to elect to defer the issuance of Shares or the settlement of Benefits in cash under such rules and procedures as it may establish under this Plan. It may also provide that deferred settlements include the payment or crediting of interest on the deferral amounts.

20.15    Limits of Liability. Under the Plan: (a) any liability of the Company to any Participant with respect to a Benefit shall be based solely upon contractual obligations created by this Plan and the Agreement; (b) except as may be required by law, neither the Company nor any member or former member of the Board or the Committee, nor any other person participating (including participation pursuant to a delegation of authority under Section 5.3 hereof) in any determination of any question under this Plan, or in the interpretation, administration or application of this Plan, shall have any liability to any party for any action taken, or not taken, in good faith under this Plan; and (c) to the full extent permitted by law, each member and former member of the Committee and each person to whom the Committee delegates or has delegated authority under this Plan shall be entitled to indemnification by the Company against any loss, liability, judgment, damage, cost and reasonable expense incurred by such member, former member or other person by reason of any action taken, failure to act or determination made in good faith under or with respect to this Plan.

20.16    Employees Employed in Foreign Jurisdictions; Sub-Plans. In order to enable participants who are foreign nationals or employed outside the United States, or both, to receive Benefits under the Plan, the Committee may adopt such amendments, administrative policies, sub-plans and the like as are necessary or advisable, in the opinion of the Committee, to effectuate the purposes of the Plan and achieve favorable tax treatment or facilitate compliance under the laws of the applicable foreign jurisdiction without otherwise violating the terms of the Plan. Therefore, to the extent the Committee determines that the restrictions imposed by this Plan preclude the achievement of material purposes of the Benefits in jurisdictions outside of the United States, the Committee has the authority and discretion to modify those restrictions as the Committee determines to be necessary or appropriate to conform to applicable requirements or practices of jurisdictions outside of the United States. The Committee may from time to time establish sub-plans under the Plan for purposes of satisfying blue sky, securities, tax or other laws of various jurisdictions in which the Company intends to grant Awards. Any sub-plans shall contain such limitations and other terms and conditions as the Committee determines are necessary or desirable. All sub-plans shall be deemed a part of the Plan, but each sub-plan shall apply only to the Participants in the jurisdiction for which the sub-plan was designed.

Appendix A

All Performance Shares granted pursuant to Article XVI of this Plan, and any other compensation granted pursuant to this Plan that is intended to constitute performance based compensation within the meaning of Section 162(m)(4)(C) of the Code, shall be subject to attainment of one or more of the performance objectives as described in this Appendix A. This Appendix A sets forth all applicable performance objectives upon which a grant of Performance Shares under Sections 16.1 and 16.2 of the Plan or any other Benefit may be conditioned.

The performance objectives for a particular Benefit shall be established in writing in the applicable Agreement. The performance objectives may be expressed in terms of overall Company performance or the performance of a Subsidiary, division, business unit, or an individual. The performance objectives may be stated in terms of absolute levels or relative to another company or companies or to an index or indices or industry benchmarks, or relative to levels attained in prior years.

The performance objectives shall be based upon any one or more of the performance criteria set forth below and shall not be based on any other formal or informal performance criteria:

•
operating earnings or income; operating earnings or income per share; net income; total or net revenues; operating revenue, gross or net premiums; shareholder return and/or value; retained earnings; book value or book value per share; gross or net margin; profit returns and margins; operating or net cash flow; financial return ratios; return on equity or operating return on equity; return on average adjusted equity; relative return on equity; cumulative operating revenue growth rate; return on assets; return on invested capital; earnings per share growth; change in embedded value; embedded value of new business;

•
budget achievement; expenses; expense control; market capitalization; stock price; market share; working capital; cash available to Company from a subsidiary or subsidiaries; dividends; ratings; business trends; economic value added; and

•	product development; client development; leadership; project progress; project completion; quality; customer satisfaction; diversity and corporate governance.

Any Benefits that the Committee determines, in its sole discretion, to grant subject to performance objectives under this Appendix A shall be granted in accordance with the following procedures: No later than the 90th day of each performance year, the Committee will establish an objective performance goal for that performance year and while the outcome of whether or not those goals will be achieved is substantially uncertain. However, in no event will such goals be established after 25% of the period of service to which the goals relate has elapsed. The Committee must certify the attainment of the applicable performance goal, to the extent achieved, before an award is made. The Committee may decrease the actual award amount paid to a Participant for any performance year based on such secondary goals and considerations as may be determined by the Committee in its sole discretion. The Committee will not change the material terms of the performance goals or the maximum amount payable with respect to any award to an individual covered by Section 162(m) of the Code, without first obtaining shareholder approval.

The Committee may determine, prior to the date the performance criteria are established in writing, to provide for adjustment of the performance criteria to the extent permitted under Code Section 162(m), to account for the effects of: (i) acquisitions; divestitures; extraordinary dividends; stock split-

ups; stock dividends or distributions; recapitalizations; warrants or rights issuances or combinations; exchanges or reclassifications with respect to any outstanding class or series of the Company’s common stock; (ii) a corporate transaction, such as any merger of the Company with another corporation; any consolidation of the Company and another corporation into another corporation; any separation of the Company or its business units (including a spin-off, split-off or other distribution of stock or property by the Company); any reorganization of the Company (whether or not such reorganization comes within the definition of such term in Code Section 368); (iii) any partial or complete liquidation by the Company; sale of all or substantially all of the assets of the Company; (iv) the impact of changes in tax rates or currency fluctuations; unusual or non-recurring accounting impacts or changes in accounting standards or treatment; (v) expenditures outside of annual business plans; events such as sales or closing of facilities or operations; business restructurings; and (vi) unusual or extraordinary items. The performance criteria may be applicable to the Company and/or any of its subsidiaries or individual business units and may differ from participant to participant.

APPENDIX B
Amended & Restated Flexible Stock Plan for Directors

REINSURANCE GROUP OF AMERICA, INCORPORATED
FLEXIBLE STOCK PLAN FOR DIRECTORS
As Amended and Restated Effective May 23, 2017

REINSURANCE GROUP OF AMERICA, INCORPORATED
FLEXIBLE STOCK PLAN FOR DIRECTORS

ARTICLE I
NAME AND PURPOSE
1.1    Name. The name of this plan shall be the Flexible Stock Plan for Directors of Reinsurance Group of America, Incorporated (the "Plan").
1.2     Purpose. The purpose of the Plan is to encourage the highest level of director performance by members of the Board of Directors of Reinsurance Group of America, Incorporated by providing certain outside directors with compensation based in part on the value of the Company's Common Stock. The Plan is hereby amended and restated as provided herein.
ARTICLE II
DEFINITIONS OF TERMS AND RULES OF CONSTRUCTION
2.1     General Definitions. The following words and phrases, when used in the Plan, unless otherwise specifically defined or unless the context clearly otherwise requires, shall have the following respective meanings:

(a)
Affiliate. A Parent or Subsidiary of the Company, a Subsidiary of a Parent and any limited liability company, partnership, corporation, joint venture, or any other entity in which the Company or any such Subsidiary owns an equity interest.

(b)
Agreement. A written contract entered into between the Company or an Affiliate and a Participant or, in the discretion of the Board, a written certificate issued by the Company or an Affiliate to a Participant, in either case, containing or incorporating the terms and conditions of a Benefit in such form (not inconsistent with this Plan) as the Board approves from time to time, together with all amendments thereof, which amendments may be made unilaterally by the Company (with the approval of the Board) unless such amendments are deemed by the Board to be materially adverse to the Participant and are not required as a matter of law, or such other relevant written contract entered into between the Company or an Affiliate and a Participant and approved by the Board.

(c)	Benefit. Any benefit granted to a Participant under the Plan.

(d)	Board. The Board of Directors of the Company.

(e)
Change of Control. The acquisition, without the approval of the Board, by any person or entity, other than the Company or a Related Entity, of more than 20% of the outstanding Shares through a tender offer, exchange offer or otherwise; the liquidation or dissolution of the Company following a sale or other disposition of all or substantially all of its assets; a merger or consolidation involving the Company which results in the Company not being the surviving parent corporation; or any time during any two‑year period in which individuals who constituted the Board at the start of such period (or whose election was approved by at least two‑thirds of the then members of the Board who were members at the start of the two‑year period) do not constitute at least 50% of the Board for any reason. A “Related Entity” is the Parent, a Subsidiary or any employee benefit plan (including a trust forming a part of such a plan) maintained by the Parent, the Company or a Subsidiary.

(f)	Code. The Internal Revenue Code of 1986, as amended and in effect from time to time, or any successor statute. Any reference to the Code includes the regulations promulgated pursuant to the Code.

(g)	Company. Reinsurance Group of America, Incorporated, a Missouri corporation, or any successor to all or substantially all of its business by merger, consolidation, purchase of assets or otherwise.

(h)
Common Stock. The Company's common stock, par value $.01 per share, or any securities issued in respect thereof by the Company or any successor to the Company as a result of an event described in Section 3.3 or ARTICLE VII hereof.

(i)
Date of Grant. The date on which a Benefit is granted under the Plan, which shall be no later than the date on which the Board approves such Benefit. If the Board approves the award of any Benefit that is to be granted on a future date or upon the occurrence of a future event (such as a Board meeting), the Date of Grant of such Benefit shall be such future date or the date on which such event occurs.

(j)
Disability. A physical or mental condition arising on or after the effective date of the Plan which, in the opinion of a qualified doctor of medicine chosen by the Company, permanently prevents a Participant from carrying out his or her duties as a member of the Board.

(k)	Effective Date. The date that the Plan, as amended and restated herein, is approved by the shareholders of the Company, which must occur within one year before or after approval by the Board.

(l)	Exchange Act. The Securities Exchange Act of 1934, as amended.

(m)
Fair Market Value. The closing price of a Share on the New York Stock Exchange on a given date, or, in the absence of sales on such date, the closing price on the New York Stock Exchange on the last day on which a sale occurred prior to such date. If the Shares are not listed on the New York Stock Exchange, Fair Market Value shall be what the Board determines in good faith to be 100% of the fair market value of a Share on that date. The determination of Fair Market Value shall be subject to adjustment as provided in Section 3.3 and ARTICLE VII hereof.

(n)
Malfeasance. (1) Conduct, act or omissions which are contrary to a Participant's duties as a member of the Board or contrary to the best interests of the Company or any of its Affiliates, or which permit removal of a Participant from the Board for cause as provided in the Company's bylaws or (2) employment of a Participant by or association of a Participant with an organization which competes with the business of the Company or any of its Affiliates.

(o)	Non‑Employee Director. A member of the Board who is not an officer or employee of the Company or any of its Affiliates.

(p)	Option. An option to purchase Shares granted under the Plan.

(q)	Parent. Any corporation that is a “parent corporation,” as that term is defined in Section 424(e) of the Code, or any successor provision.

(r)	Participant. An individual who is granted a Benefit under the Plan. Benefits may be granted only to persons who are Non‑Employee Directors at the time of grant in the sole discretion of the Board.

(s)
Performance Unit. A hypothetical Share of Common Stock allocated to a Participant on the Company's records based on the Fair Market Value of the Common Stock as of the Date of Grant. One Performance Unit entitles the individual to whom it is granted to receive one Share or cash equal to the Fair Market Value of one Share at a future date in accordance with the terms of such grant.

(t)	Plan Year. The taxable year of the Company, which is currently the calendar year.

(u)	Restricted Stock. Shares of Common Stock that are subject to forfeiture until provided otherwise in the applicable Agreement or the Plan or as legended on the certificate representing such Shares.

(v)	Retirement. Retirement of a Participant as a member of the Board, other than for failure to be renominated or reelected due to Malfeasance.

(w)	Rule 16b‑3. Rule 16b‑3 promulgated by the SEC under the Exchange Act, as amended, or any successor rule in effect from time to time.

(x)	SEC. The Securities and Exchange Commission.

(y)	Share. A share of Common Stock.

(z)
Stock Based Award. An award of Common Stock (including Restricted Stock), Options, Performance Units, or other Benefit granted under ARTICLE XlIl that is valued in whole or in part by reference to, or is otherwise based on, Common Stock.

(aa)	Subsidiary. Any corporation that is a “subsidiary corporation,” as that term is defined in Section 424(f) of the Code, or any successor provision.

2.2    Other Definitions. In addition to the above definitions, certain words and phrases used in the Plan and any Agreement may be defined in other portions of the Plan or in such Agreement.

2.3    Conflicts in Plan. In the case of any conflict in the terms of the Plan relating to a Benefit, the provisions in the ARTICLE of the Plan which specifically provides for such Benefit shall control those in a different ARTICLE.
ARTICLE lIl
COMMON STOCK
3.1    Number of Shares. The number of Shares which may be issued or sold or for which other Stock Based Awards may be granted under the Plan shall be 282,500 Shares. Such Shares may be authorized but unissued Shares (subject to payment of any required par value), Shares held in the treasury, or both. The maximum dollar amount with respect to which Benefits may be granted to any Participant under the Plan in any one year period shall not exceed $900,000. Pursuant to Section 9.3 of the Plan, any Shares subject to a Participant’s election pursuant to Section 9.3 of this Plan generally shall not be counted against the Share reserve of this Plan and shall, instead, count against Shares granted pursuant to the Phantom Stock Plan for Directors of Reinsurance Group of America, Incorporated as amended from time to time (“Phantom Plan”).
3.2    Reusage. If an Option expires or is terminated, surrendered or canceled without having been fully exercised, if Restricted Stock or Performance Units are forfeited, or if any other grant results in any Shares not being issued, the Shares covered by such Option, grant of Restricted Stock, Performance Units or other grant, as the case may be, shall again be available for use under the Plan. In addition, Shares tendered or withheld in payment of the exercise price for Options or in satisfaction of withholding taxes for any Benefit shall be available again for use under the Plan.
3.3    Adjustments. If there is any change in the Common Stock of the Company by reason of any extraordinary dividend, stock dividend, spin-off, split-up, spin-out, recapitalization, warrant or rights issuance or combination, exchange or reclassification of shares, merger, consolidation, reorganization, sale of substantially all assets or in the Board's sole discretion, other similar or relevant event, then the number, kind and class of shares available for Stock Based Awards and the number, kind and class of shares subject to outstanding Stock Based Awards, and the price thereof, as applicable, shall be appropriately adjusted by the Board. The adjustment provisions of this Section 3.3 shall apply to individual limitations under the Plan (e.g., limitations on the number of shares covered by any type of Benefit in any one year period).
3.4    Exclusions from Share Limitation. The following will not be applied to the Share limitations of Section 3.1 above: (i) dividends or dividend equivalents paid in cash in connection with outstanding Benefits; (ii) Benefits which by their terms may be settled only in cash; (iii) any Shares subject to a Benefit under the Plan which Benefit is forfeited, cancelled, terminated, expires or lapses for any reason; and (iv) Shares and any Benefits that are granted through the settlement, assumption, or substitution of outstanding awards previously granted, or through obligations to grant future awards, as the result of a merger, consolidation, or acquisition of the employing company with or by the Company.
ARTICLE IV
ADMINISTRATION
4.1    Board. The Plan shall be administered by the Board. All determinations of the Board, in its sole discretion, shall be conclusive.

4.2    Authority. Subject to the terms of the Plan, and in particular Section 4.3, the Board shall have the sole discretionary authority to:

(a)	determine the individuals to whom Benefits are granted, the type and amounts of Benefits to be granted and the time of all such grants;

(b)
determine the terms, conditions, provisions and restrictions that may apply to each Benefit granted, which determinations of the terms, conditions, provisions and restrictions need not be uniform among all Participants;

(c)	interpret and construe the Plan and all Agreements;

(d)	prescribe, amend and rescind rules and regulations relating to the Plan;

(e)	determine the content and form of all Agreements;

(f)	determine all questions relating to Benefits under the Plan;

(g)	make all determinations as to the right to Benefits under the Plan, including the authority to review and approve or deny Participant claims for benefits;

(h)	maintain accounts, records and ledgers relating to Benefits;

(i)	maintain records concerning its decisions and proceedings;

(j)	employ agents, attorneys, accountants or other persons for such purposes as the Board considers necessary or desirable;

(k)	take, at any time, any action permitted by Section 7.1 irrespective of whether any Change of Control has occurred or is imminent;

(l)	do and perform all acts which it may deem necessary or appropriate for the administration of the Plan and to carry out the purposes of the Plan; and

(m)	correct any defect, supply any omission or reconcile any inconsistency in this Plan or in any Benefit in the manner and to the extent it shall deem desirable.
All determinations of the Board in the administration of this Plan, as described herein, shall be final, binding and conclusive, including, without limitation, as to any adjustments pursuant to Section 3.3. In exercising such authority, the Board may obtain such advice or assistance as it deems appropriate from persons not serving on the Board.
ARTICLE V
AMENDMENT
5.1    Power of Board. Except as hereinafter provided and subject to Section 5.2, the Board shall have the sole right and power to amend the Plan at any time and from time to time. Except as provided in this ARTICLE V, the Board may at any time alter or amend any or all Agreements under this Plan to the extent permitted by law and subject to the requirements of Section 2.1(b), in which event, as provided in Section 2.1(b), the term “Agreement” shall mean the Agreement as so amended. No termination, suspension or modification of this Plan may materially and adversely affect any right acquired by any Participant (or a Participant’s legal representative) or any successor or permitted transferee under a Benefit granted before the date of termination, suspension or modification, unless otherwise provided in an Agreement or otherwise or required as a matter of law. It is conclusively presumed that any adjustment for changes in capitalization provided for in Sections 3.3 hereof does not adversely affect any right of a Participant or other person under a Benefit.
5.2    Limitation. The Board may not amend the Plan (i) without approval of the shareholders of the Company if shareholder approval would be required for such an amendment under the rules of the New York Stock Exchange or (ii) in a manner that would violate applicable law.
ARTICLE Vl
TERM. TERMINATION. MODIFICATION AND REPLACEMENT
6.1    Term. The original effective date of the Plan was January 1, 1997 and the Plan as Amended and Restated herein shall commence on the Effective Date, subject to the terms of the Plan, including those requiring approval by the shareholders of the Company and those limiting the period over which any Benefits may be granted, shall continue in full force and effect until terminated.
6.2    Termination. The Plan will terminate automatically on May 23, 2027. In addition, the Plan may be terminated at any time by the Board. The Plan will remain in effect with respect to outstanding Benefits until no Benefits remain outstanding.
6.3    Affect on Benefits. Subject to the provisions of Section 6.4, the amendment or termination of the Plan shall not adversely affect a Participant's right to any Benefit granted prior to such amendment or termination.
6.4    General Modification Rules. Any Benefit granted may be converted, modified, forfeited or canceled, in whole or in part, by the Board if and to the extent permitted in the Plan or applicable Agreement or with the consent of the Participant to whom such Benefit was granted. The Board, in its sole discretion, may accelerate the vesting of a Benefit at any time. The Board may, for such consideration (if any) as it may deem adequate and with the prior consent of the Participant, modify the terms of any outstanding Option or stock appreciation rights; provided, however, that except to the extent permitted by Section 6.5, no Option or stock appreciation right may be repriced, replaced or regranted through cancellation, or by lowering the exercise price of such Option or stock appreciation right, and no Option or stock appreciation right with an exercise price that exceeds Fair Market Value of a share of Common Stock shall be canceled, purchased or exchanged for a cash payment, without shareholder approval.
6.5    Special Modification in the Event of a Corporate Transaction. In the event of a corporate transaction (within the meaning of Treas. Reg. § 1.424-1(a)(3)), the Board may provide for the assumption or substitution of outstanding Options or stock appreciation rights, provided that the requirements of Treas. Reg. § 1.409A- 1(b)(v)(D) are satisfied.

6.6    Replacement of Benefits. The Board may permit a Participant to elect to surrender a Benefit in exchange for a new Benefit. Options known as “reload stock options” and other automatic grants to Participants are prohibited under the Plan.
6.7    No Discounted Options; No Repricing. Options may not be granted with an exercise price lower than the Fair Market Value of the underlying Shares on the grant date (except to the extent awards are assumed or substituted in connection with a corporate transaction as described in Section 6.5). The exercise price of an Option shall not be reduced after grant, including by reason of cancellation, cash buyout or exchange of an underwater Option, without shareholder approval.
ARTICLE Vll
CHANGE OF CONTROL
7.1        Right of Board. In order to maintain a Participant's rights in the event of a Change in Control, the Board, in its sole discretion, may, in any Agreement evidencing a Benefit, or at any time prior to, simultaneously with or after a Change in Control, provide such protection as it may deem necessary. Without, in any way, limiting the generality of the foregoing provisions or requiring any specific protection, the Board may:

(a)
provide for the acceleration of any time periods relating to the exercise or realization of such Benefit so that such Benefit may be exercised or realized in full on or before a date fixed by the Board;

(b)
provide for the purchase of such Benefit, upon the Participant's request, for an amount of cash equal to the amount which could have been attained upon the exercise or realization of such Benefit had such Benefit been currently exercisable or payable;

(c)	make such adjustment to the Benefits then outstanding as the Board deems appropriate to reflect such transaction or change; and/or

(d)	cause the Benefits then outstanding to be assumed, or new Benefits substituted therefor, by the surviving corporation in such change.
ARTICLE Vlll
TERMS AND CONDITIONS OF BENEFITS
8.1    Grant Evidenced by Agreement. The grant of any Benefit under the Plan may be evidenced by an Agreement that describes the specific Benefit granted and the terms and conditions of the Benefit. The granting of any Benefit may be subject to, and conditioned upon, the recipient's execution of any Agreement to the extent required by the Board. All capitalized terms used in an Agreement shall have the same meaning as in the Plan, except as otherwise provided in the Agreement. An Agreement shall be subject to all of the terms of the Plan.
8.2    Provisions of Agreement. Each Agreement shall contain such provisions that the Board shall determine to be necessary, desirable and appropriate for the Benefit granted which may include, but not be limited to, the following with respect to any Benefit: description of the type of Benefit; the Benefit's duration; its transferability; if an Option, the exercise price, the exercise period and the person or persons who may exercise the Option; the effect upon such Benefit of the

Participant's death or termination of employment; the Benefit's conditions; when, if and how any Benefit may be forfeited, converted into another Benefit, modified, exchanged for another Benefit, replaced or transferred; and the restrictions on any Shares purchased or granted under the Plan.
8.3    Non‑Transferability. Except as otherwise expressly provided in an Agreement, any Benefit granted to an individual who is subject to Section 16 of the Exchange Act shall be not transferable other than by will or the laws of descent and distribution and shall be exercisable during his lifetime only by him, his guardian or his legal representative.
8.4    Fair Market Value. If the number of any Stock Based Awards to be granted is determined based on the value of the Common Stock, such number shall be determined using a value not less than the Fair Market Value of a Share as of the Date of Grant, and the per share exercise price of any Option awarded under the Plan shall not be less than the Fair Market Value of a Share as of the Date of Grant (except to the extent awards are assumed or substituted in connection with a corporate transaction as described in Section 6.5 above).
8.5    Tandem Awards. Awards may be granted by the Board in tandem.
ARTICLE IX
PAYMENT, DIVIDENDS, DEFERRAL AND WITHHOLDING
9.1    Payment by Participant. Upon the exercise of an Option or in the case of any other Benefit that requires a payment to the Company, the amount due the Company is to be paid:

(a)	in cash;

(b)	by the tender to the Company of Shares owned by the Participant and registered in his name having a Fair Market Value equal to the amount due to the Company;

(c)	in other property, rights and credits, including the Participant's promissory note if permitted under applicable law;

(d)	by net exercise; or

(e)	by any combination of the payment methods specified in (a), (b), (c) and (d) above.
Notwithstanding the foregoing, any method of payment other than cash may be used only with the consent of the Board or if and to the extent so provided in an Agreement or the terms of an award. The proceeds of the sale of Common Stock purchased pursuant to an Option and any payment to the Company for other Benefits shall be added to the general funds of the Company or to the Shares held in treasury, as the case may be, and used for the corporate purposes of the Company as the Board shall determine.
9.2    Dividend Equivalents. Grants of Stock Based Awards may include dividend equivalent payments or dividend credit rights. The payment of dividend equivalents or dividend credits attributable to an unvested Benefit is not permitted during the period in which the Benefit is unvested. Dividend equivalents and dividend credits may be accumulated during the vesting period of the underlying Benefit and paid out only to the extent the Benefit has vested. Additionally,

Participants holding Options or stock appreciation rights shall not be granted dividend equivalent or dividend credits for any period prior to the exercise of such Option or stock appreciation right.
9.3    Deferral. Unless otherwise specified by the Board, a Participant may elect, with respect to any Plan Year, to receive a grant of Performance Units in lieu of another Stock Based Award by making and filing with the Board a written irrevocable election prior to the beginning of such Plan Year (or, in the case of a person who becomes a Participant after the beginning of a Plan Year, within 30 calendar days after becoming a Participant). Unless otherwise specified by the Board, shares subject to a Participant’s deferral election under this Section 9.3 shall count against Shares granted pursuant to the Phantom Plan and shall not be counted against the Share reserve of this Plan. Shares deferred pursuant to this Section 9.3 that are counted under the Phantom Plan shall be governed by the terms and conditions of the Phantom Plan.
9.4    Withholding. The Company, at the time any distribution is made under the Plan, whether in cash or in Shares, may withhold from such distribution any amount necessary to satisfy any federal, state and local income tax withholding requirements with respect to such distribution. Such withholding may be in cash or in Shares.
ARTICLE X
OPTIONS
10.1    Authorization. The Board may grant Options upon such terms and conditions as the Board may determine. Each Option shall be evidenced by an Agreement. In no event may Options known as “reload options” or other automatic grants to Participants be granted under the Plan.
10.2    Exercise Price. The per share exercise price of any Option awarded under the Plan shall not be less than the Fair Market Value of a Share of Common Stock as of the Date of Grant.
10.3    Payment of Exercise Price. The payment of the exercise price for Shares under an Option shall be made in accordance with Section 9.1.
ARTICLE Xl
RESTRICTED STOCK
11.1    Authorization. The Board may grant Benefits as Restricted Stock. Shares of Restricted Stock shall be issued and delivered at the time of the grant. Each certificate representing Shares of Restricted Stock shall bear a legend referring to the Plan and the risk of forfeiture of the Shares and stating that such Shares are nontransferable until all restrictions have been satisfied and the legend has been removed. The grantee shall be entitled to full voting and dividend rights with respect to all shares of Restricted Stock from the Date of Grant; provided, however, that dividend payments may be accumulated during the vesting period and paid out only to the extent the Restricted Stock has vested.
11.2    Non‑Transferability. Shares of Restricted Stock shall not be transferable until after the removal of the legend with respect to such Shares.

ARTICLE Xll
PERFORMANCE UNITS
12.1    Authorization. The Board may grant Performance Units.
12.2    Number. Unless otherwise approved by the Board or as set forth in an Agreement, the number of Performance Units granted in lieu of the payment of a director's meeting fee or retainer shall equal the number of Shares of Common Stock determined by dividing the amount of the applicable meeting fee or retainer by the Fair Market Value of a Share on the Date of Grant, rounding up to the nearest whole Share.
12.3    Administration. Any Performance Units granted to a Participant shall be credited to a Performance Unit Account (the "Account") established and maintained for such Participant. A Participant's Account shall be the record of Performance Units granted to the Participant under the Plan, is solely for accounting and recordkeeping purposes and shall not require a segregation of any Company assets or the setting aside for registering in the name of a Participant any Common Stock. The Performance Units shall be allocated to a Participant's Account by the Board on the business day following the Date of Grant of such Performance Units. Each allocation of Performance Units under the Plan to a participant under the Plan and the number and value of such Performance Units as of the date of allocation shall be communicated by the Board in writing to the participant within thirty (30) days after the date of allocation.
12.4 Terms and Conditions. The grant of Performance Units shall be subject to the terms and conditions set forth in the applicable Agreement. If a Participant shall be determined, in the sole judgment of the Board, to be guilty of Malfeasance, such Participant shall forfeit all rights to the Performance Units.
12.5    Payment. At the end of any imposed restricted or deferral period, if applicable, the Participant shall be entitled to receive from the Company, with respect to each Performance Unit, either (i) cash equal to the Fair Market Value of a Share at that time, or (ii) one Share; provided that unless otherwise approved by the Board, a Performance Unit representing a partial Share shall be paid only in cash. A Participant will not be entitled to receive any earnings on the value of his or her Performance Units with respect to the period between the end of the applicable restricted or deferral period and the receipt of payment under the Plan.
ARTICLE Xlll
OTHER BENEFITS
13.1    Other Stock Based Awards. The Board shall have the right to grant other Stock Based Awards which may include, without limitation, the grant of Shares based on certain conditions, the payment of cash based on the performance of the Common Stock, and the grant of securities convertible into Shares.
13.2    Other Benefits. The Board shall have the right to provide types of Benefits under the Plan in addition to those specifically listed, if the Board believes that such Benefits would further the purposes for which the Plan was established.

ARTICLE XIV
MISCELLANEOUS PROVISIONS
14.1    Underscored References. The underscored references contained in the Plan are included only for convenience, and they shall not be construed as a part of the Plan or in any respect affecting or modifying its provisions.
14.2    Number and Gender. The masculine and neuter, wherever used in the Plan, shall refer to either the masculine, neuter or feminine; and, unless the context otherwise requires, the singular shall include the plural and the plural the singular.
14.3    Governing Law/Venue. This Plan shall be construed and administered in accordance with the laws of the State of Missouri, without giving regard to the conflict of laws provisions thereof. Any legal action against the Plan, the Company, an Affiliate, or the Board may only be brought in the Circuit Court in St. Louis County and/or the United States District Court in St. Louis, Missouri.
14.4    Purchase for Investment. The Board may require each person purchasing Shares pursuant to an Option or other award under the Plan to represent to and agree with the Company in writing that such person is acquiring the Shares for investment and without a view to distribution or resale. The certificates for such Shares may include any legend which the Board deems appropriate to reflect any restrictions on transfer. All certificates for Shares delivered under the Plan shall be subject to such stock‑transfer orders and other restrictions as the Board may deem advisable under all applicable laws, rules and regulations, and the Board may cause a legend or legends to be put on any such certificates to make appropriate references to such restrictions.
14.5    No Effect on Other Benefits. Payments and other benefits received by a Participant under a Benefit pursuant to this Plan shall not have any effect on the determination of benefits under any other employee benefit plan (including any benefits awarded under the Company's Phantom Plan), contract or similar arrangement provided by the Company or an Affiliate, unless expressly so provided by such other plan, contract or arrangement.
14.6 Rights as Shareholders. A Participant shall have no right as a shareholder with respect to any securities covered by a Benefit until the date the Participant becomes the holder of record.
14.7 Date of Grant. The date and time of approval by the Board of the granting of a Benefit shall be considered the date and time at which such Benefit is made or granted, or such later effective date as determined by the Board, notwithstanding the date of any Agreement with respect to such Benefit.
14.8 Beneficiary Upon Participant’s Death. To the extent that the transfer of a Participant’s Benefit at death is permitted by this Plan or under an Agreement, (i) a Participant’s Benefit shall be transferable to the beneficiary, if any, designated on forms prescribed by and filed with the Board and (ii) upon the death of the Participant, such beneficiary shall succeed to the rights of the Participant to the extent permitted by law and this Plan. If no such designation of a beneficiary has been made, the Participant’s legal representative shall succeed to the Benefits, which shall be transferable by will or pursuant to laws of descent and distribution to the extent permitted by this Plan or under an Agreement.

14.9 Unfunded Plan. This Plan shall be unfunded and the Company shall not be required to segregate any assets that may at any time be represented by Benefits under this Plan. Neither the Company, its Affiliates, nor the Board shall be deemed to be a trustee of any amounts to be paid under this Plan nor shall anything contained in this Plan or any action taken pursuant to its provisions create or be construed to create a fiduciary relationship between the Company and/or its Affiliates, and a Participant or successor. To the extent any person acquires a right to receive a Benefit under this Plan, such right shall be no greater than the right of an unsecured general creditor of the Company.
14.10 Severability. In the event any provision of this Plan shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of this Plan, and this Plan shall be construed and enforced as if the illegal or invalid provision had not been included.

APPENDIX C
Amended & Restated Phantom Stock Plan for Directors

REINSURANCE GROUP OF AMERICA, INCORPORATED

PHANTOM STOCK PLAN FOR DIRECTORS

As Amended and Restated Effective May 23, 2017

REINSURANCE GROUP OF AMERICA, INCORPORATED
PHANTOM STOCK PLAN FOR DIRECTORS
ARTICLE I
NAME AND PURPOSE
1.1    Name. The name of this Plan is the "Reinsurance Group of America, Incorporated Phantom Stock Plan for Directors."
1.2    Purpose. The Company has established this Plan to encourage the highest level of director performance by members of the Board of Directors of the Company, by providing certain outside directors with deferred compensation based on the Company’s success and progress. The Plan is hereby amended and restated as provided herein and this restatement shall be effective with respect to amounts deferred on or after May 23, 2017.
ARTICLE II
DEFINITIONS OF TERMS AND RULES OF CONSTRUCTION
2.1    General Definitions. The following words and phrases, when used in the Plan, unless otherwise specifically defined or unless the context clearly otherwise requires, shall have the following respective meanings:

(a)	Account. Account shall have the meaning given such term in ARTICLE VI.

(b)
Affiliate. A Parent or Subsidiary of the Company, a Subsidiary of a Parent and any limited liability company, partnership, corporation, joint venture, or any other entity in which the Company or any such Subsidiary owns an equity interest.

(c)	Board. The Board of Directors of the Company.

(d)	Code. The Internal Revenue Code of 1986, as amended and in effect from time to time, or any successor statute. Any reference to the Code includes the regulations promulgated pursuant to the Code.

(e)
Common Stock. Any class of the Company's common stock or any securities issued in respect thereof by the Company or any successor to the Company as a result of an event described in ARTICLE X and Section 11.10 hereof.

(f)	Company. Reinsurance Group of America, Incorporated, a Missouri corporation, or any successor to all or substantially all of its business by merger, consolidation, purchase of assets or otherwise.

(g)	Deferral Period. Deferral Period shall have the meaning given such term in Section 6(b).

(h)
Director. A duly elected and acting member of the Board who receives Director’s Fees from the Company for his or her services as a member of the Board and who is not an officer or employee of the Company or any of its Affiliates.

(i)	Director’s Fees. Any and all of the following, whether payable in cash or Common Stock:

(i)	Annual retainer fees for services as a Director (including retainers paid to Board and Committee chairs);

(ii)	Board and Committee meeting attendance fees; and

(iii)	Any other form of compensation (including cash, equity grants or performance units) paid to a Director for service as a member of the Board, a Committee or a Board sub-group.

(j)
Disability. A physical or mental condition which, in the opinion of a qualified doctor of medicine chosen by the Company, permanently prevents a Director from carrying out his or her duties as a member of the Board.

(k)	Effective Date. The date that the Plan, as amended and restated herein, is approved by the shareholders of the Company which must occur within one year before or after approval by the Board.

(l)
Fair Market Value. The closing price of a share of Common Stock on the New York Stock Exchange on a given date, or in the absence of market transactions on such date, the closing price of a share of Common Stock on the New York Stock Exchange on the last day on which a sale occurred prior to such date. If the shares are not listed on the New York Stock Exchange, Fair Market Value shall be what the Board determines in good faith to be 100% of the fair market value of a share on that date. The determination of Fair Market Value shall be subject to adjustment as provided in ARTICLE X.

(m)	Parent. Any corporation that is a “parent corporation,” as that term is defined in Section 424(e) of the Code, or any successor provision.

(n)	Participant. A Director who has satisfied the eligibility requirements of Section 4 and who has Performance Units credited to his or her Account.

(o)	Performance Unit. A hypothetical share of Common Stock allocated to a Participant on the Company’s records based on the Fair Market Value of the Common Stock at the time of the grant.

(p)	Plan. Plan shall have the meaning given such term in ARTICLE I.

(q)	Plan Year. The calendar year.

(r)	Retirement. Retirement of a Participant as a Director.

(s)	Subsidiary. Any corporation that is a “subsidiary corporation,” as that term is defined in Section 424(f) of the Code, or any successor provision.

2.2    Other Definitions. In addition to the above definitions, certain words and phrases used in the Plan may be defined in other portions of the Plan.
ARTICLE III
ADMINISTRATION
3.1    Board. The Board shall administer the Plan. Questions involving eligibility, benefits or the interpretation or operation of the Plan shall be referred to the Board. All determinations of the Board, in its sole discretion, shall be conclusive. The Board may obtain such advice or assistance as it deems appropriate from persons not serving on the Board.
3.2     Expenses. All costs and expenses incurred in the operation and administration of this Plan will be borne by the Company.
ARTICLE IV
ELIGIBILITY
4.1    Participants. Each Director who is a Participant on May 23, 2017 shall continue to be a Participant as of such date. Each individual who becomes a Director on or after May 23, 2017 shall be eligible to participate as of the beginning of the next Plan Year.
ARTICLE V
PERFORMANCE UNITS
5.1    Number of Performance Units. The total number of Performance Units that may be granted under this Plan shall not exceed 130,000.
5.2     Election to Receive and Defer Performance Units. With respect to each Plan Year, a Participant shall be eligible to receive a grant of Performance Units in lieu of all or any portion of his or her Director’s Fees by making and filing with the Board a written election by the date specified by the Company, which shall be no later than the December 31 prior to the first day of the Plan Year in which such Director’s Fees would otherwise be earned.
5.3     Deferral Period. A Participant who elects to receive a grant of Performance Units in lieu of his or her Director’s Fees for any Plan Year under Section 5.2 shall also be eligible at such time to elect to defer payment of such Performance Units (i) for a period of five (5) or seven (7) years from the last day of the calendar year in which a Performance Unit is granted or (ii) to Retirement (“Deferral Period”). The Participant shall designate to receive payment of such Performance Units in a single payment or up to five substantially equal annual installment payments. With respect to each grant of Performance Units, a Participant may elect a different Deferral Period and manner of payment hereunder. A Participant who does not affirmatively elect a Deferral Period shall be deemed to have elected a Deferral Period until Retirement with distribution to be made in a single payment.

5.4     Irrevocability. Any election (or deemed election) under ARTICLE V with respect to a Performance Unit shall become irrevocable as of the December 31 prior to the first day of the calendar year in which such Performance Unit is granted.
5.5     Changes. In accordance with the provisions of this Section 5.5, a Participant may change the Deferral Period and/or the form of payment for Performance Units which relate to a particular year by making a re-deferral election and/or an election to have such Performance Units paid in a different form. Any election under this Section 5.5 must comply with all of the following requirements: (i) no prior election to change the Deferral Period or form of payment may have been made with respect to the same year’s deferrals, (ii) the election is made at least one year prior to the date the distribution would otherwise have begun, (iii) the first payment with respect to which such election is made shall be deferred for a period of not less than five years from the date such payment would otherwise have been made, and (iv) any election related to a payment that was otherwise to be made at a specified time may not be made less than twelve months prior to the date of the first scheduled payment. For purposes of applying the provisions of this Section 5.5, installment payments shall be considered a single payment for purposes of applying these subsequent deferral election rules.
ARTICLE VI
ACCOUNTS
6.1     Performance Unit Accounts. Performance Units shall be credited to a Performance Unit Account (the “Account”) established and maintained for a Participant. The Performance Units shall be allocated to a Participant’s Account annually on the same day the annual equity grant is made to Directors, unless the Board approves a different allocation date. The number of Performance Units shall equal the number of full shares of Common Stock that the amount of the deferred Director’s Fees would have purchased at Fair Market Value on the allocation date. Partial Performance Units will not be allocated, and standard rounding will be applied to determine the number of full Performance Units. The Account of a Participant shall be the record of Performance Units granted to him or her under the Plan, is solely for accounting and record keeping purposes and shall not require a segregation of any Company assets or setting aside for or registering in the name of a Participant any Common Stock. In addition, the existence of such record and the Account shall not be deemed to create a trust of any kind or a fiduciary relationship between the Company and a Participant or his or her beneficiary. Each allocation of Performance Units under the Plan to a Participant and the number and value of such Performance Units as of the date of allocation shall be communicated annually to the Participant.
ARTICLE VII
RESTRICTIONS AND PAYMENTS
7.1     Restrictions. The Participant shall have no rights and privileges of a shareholder as to the Performance Units credited to his or her Account. Accordingly, the Participant shall have no right to receive dividends actually paid or distributed at the time declared and no right to vote on account of any allocation of Performance Units to his or her Account. In addition, no interest in the Performance Units or any Account may be sold, transferred, assigned, pledged or otherwise encumbered or disposed of at any time.

7.2     Payment of Performance Units. Except as otherwise provided under this ARTICLE VII, distribution of the Performance Units shall occur (or commence in the case of annual installments) on the date immediately following the last day of the applicable Deferral Period. Distribution shall be made in a single payment, unless at the time of deferral the Participant had elected to receive payment in annual installments. The Board shall have the sole discretion to determine whether such distribution shall be made in cash or in stock.

(a)
Lump Sum Payments. If distribution shall be made in a single lump sum, the amount of the distribution shall equal (i) the Fair Market Value of a share of Common Stock as of the last day of the Deferral Period multiplied by the number of Performance Units credited to his or her account on such date, or (ii) one share of Common Stock in lieu of cash for each Performance Unit credited to his or her account on the last day of the Deferral Period.

(b)
Annual Installments. If distribution shall be made in annual installments, the amount of each installment shall equal (i) the Fair Market Value of a share of Common Stock as of the last day of the Deferral Period (or the applicable annual anniversary thereof), multiplied by the number of Performance Units being distributed in such installment, or (ii) one share of Common Stock in lieu of cash for each Performance Unit being distributed in that installment.

7.2     End of Directorship. If a Participant ceases to be a Director prior to the end of the Deferral Period, distribution of all Performance Units allocated to such Participant’s Account shall be made or commence at the time and in the form of payment elected or deemed to have been elected at the time of deferral. Payment shall be made to the Participant, the Participant’s beneficiary in the event of death, or the Participant’s estate in the case of Disability if there is no attorney-in-fact, as the case may be.
7.3     Tax. In all cases, for purposes of compliance with Section 409A of the Code, payment shall be deemed to be made upon the fixed date or payment event specified under Section 7.2(b) if the payment is made (a) thirty (30) days prior to the specified fixed payment date or event; (b) a later date within the same calendar year as the specified fixed payment date or event; or (c) if later, by the 15th day of the third calendar month following the specified fixed payment date or event. However, in no event shall a Participant be permitted, directly or indirectly, to designate the taxable year of the payment.
ARTICLE VIII
REGULATORY COMPLIANCE AND LISTING
8.1     Regulatory Compliance. If the Board decides to deliver Common Stock in lieu of cash under ARTICLE VII, the issuance or delivery of any Common Stock may be postponed by the Company for such period as may be required to comply with any applicable requirements under the federal securities laws, any applicable listing requirements of any national securities exchange and requirements under any other law or regulation applicable to the issuance or delivery of such shares, and the Company shall not be obligated to issue, purchase or deliver any Common Stock if the issuance, purchase or delivery of such shares shall constitute a violation of any provision of any law or of any regulation of any governmental authority or any national securities exchange. If the Company is unable to deliver Common Stock after a reasonable period of time, the Board shall direct the delivery of cash under ARTICLE VII to satisfy the distribution of Performance Units.

8.2     Other Agreements. As a condition to receipt of Common Stock, the Participant shall execute such agreements and other documents as the Company may reasonably request for securities law purposes.
ARTICLE IX
AMENDMENT, TERM AND TERMINATION
9.1    Amendment. Except as hereinafter provided, the Board shall have the sole right and power to amend the Plan at any time and from time to time. No termination, suspension or modification of this Plan may materially and adversely affect any right acquired by any Participant (or a Participant’s legal representative) or any successor or permitted transferee under a Performance Unit granted before the date of termination, suspension or modification, unless otherwise provided in a separate agreement or otherwise or required as a matter of law.
9.2    Limitation. The Board may not amend the Plan (i) without approval of the shareholders of the Company if shareholder approval would be required for such an amendment under the rules of the New York Stock Exchange or (ii) in a manner that would violate applicable law.
9.3    Term. The original effective date of the Plan was January 1, 1997 and the Plan as amended and restated herein shall commence as of the Effective Date and, subject to the terms of the Plan, including those requiring approval by the shareholders of the Company, shall continue in full force and effect until terminated.
9.4    Termination. The Plan will terminate automatically on May 23, 2027. In addition, the Board may at any time terminate the Plan unless otherwise required by law, the rights of a Participant with respect to Performance Units granted prior to such termination may not be impaired without the consent of such Participant.
ARTICLE X
ADJUSTMENTS
10.1     Adjustment. In the event of any change in the Common Stock of the Company by reason of any extraordinary dividend, stock dividend, spin-off, split-up, spin-out, recapitalization, warrant or rights issuance or combination, exchange or reclassification of shares, merger, consolidation, reorganization, sale of substantially all assets or, in the Board's sole discretion, other similar or relevant event, the Board shall proportionately adjust, in an equitable manner, the total number of Performance Units which may be granted under the Plan under ARTICLE V and the number of Performance Units held by a Participant under the Plan and, if appropriate to reflect such event and preserve the value of such Performance Units, the number, kind and class of shares underlying the Performance Units.

ARTICLE XI
MISCELLANEOUS
11.1    Underscored References. The underscored references contained in the Plan are included only for convenience, and they shall not be construed as a part of the Plan or in any respect affecting or modifying its provisions.
11.2    Number and Gender. The masculine and neuter, wherever used in the Plan, shall refer to either the masculine, neuter or feminine; and, unless the context otherwise requires, the singular shall include the plural and the plural the singular.
11.3    Governing Law/Venue. This Plan shall be construed and administered in accordance with the laws of the State of Missouri, without giving regard to the conflict of laws provisions thereof. Any legal action against the Plan, the Company, an Affiliate, or the Board may only be brought in the Circuit Court in St. Louis County and/or the United States District Court in St. Louis, Missouri.
11.4     No Director Reelection. Nothing in the Plan shall be deemed to create any obligation on the part of the Board to nominate any Director for reelection by the Company’s shareholders.
11.5     Limitations. Neither the adoption of this Plan by the Board nor the submission of the Plan to the Company’s shareholders for approval shall be construed as creating any limitations on the power or authority of the Board to adopt such other additional incentive or other compensation arrangements as the Board may deem necessary or desirable
11.6     Deductions. The Company shall have the right to (i) deduct from all amounts paid pursuant to the Plan any taxes required by law to be withheld with respect to such amounts, and (ii) require, within three months after issuance or delivery of any Common Stock, payment by the Participant of any taxes required by law with respect to the issuance or delivery of such shares.
11.7     Designation of Beneficiary. Each Participant may designate one or more beneficiaries to receive all payments due to such Participant hereunder upon his or her death. Such beneficiary designation may be revoked or amended by such Participant, from time to time, by appropriate notice in writing delivered to the General Counsel of the Company. In the absence of any beneficiary designation or in the event that the designated beneficiaries shall not be living at the time of death of the Participant, the Account value on the date of death of the Participant shall be payable and delivered to the estate of such deceased Participant.
11.8     Common Stock. The shares of any Common Stock delivered under the Plan may be either authorized but unissued shares (subject to payment of any required par value) or treasury shares, as determined from time to time by the Board. In either case, the shares shall be fully registered and transferable without restriction.
11.9     Assignment. No rights, interests or benefits under this Plan may be assigned, transferred, pledged or hypothecated in any way. Such rights, interests or benefits shall not be subject to execution, attachment or similar process. Any attempted assignment, transfer, pledge or hypothecation, or other disposition of such rights, interests or benefits contrary to the preceding provisions, or the levy of any attachment or similar process thereupon, shall be null and void and without effect.

11.10     Successors and Assigns. This Plan shall be binding upon and inure to the benefit of the successors and assigns of the Company, whether by way of merger, consolidation, operation of law, assignment, purchase or other acquisition of substantially all of the assets or business of the Company and any such successor or assign shall absolutely and unconditionally assume all of the Company’s obligations hereunder.
11.11     No Equitable Rights. The payments to a Participant or his or her beneficiary hereunder shall be made from assets which shall continue, for all purposes, to be part of the general, unrestricted assets of the Company. No person shall have any interest in any such assets by virtue of the provisions of the Plan. The Company’s obligation hereunder shall be an unfunded and unsecured promise to pay money in the future. To the extent that any person acquires a right to receive payments from the Company under the provisions hereof, such right shall be no greater than the right of any unsecured general creditor of the Company. No such person shall have nor acquire any legal or equitable right, interest or claim in or to any property or assets of the Company.
11.12    Tax Compliance. Payments and benefits under this Plan are intended to comply with Code Section 409A to the extent subject thereto, and, accordingly, to the maximum extent permitted, this Plan shall be interpreted and administered to be in compliance therewith. For purposes of Code Section 409A, a Participant’s entitlement to annual installment payments shall be treated as an entitlement to a single payment. For purposes of this Plan, a termination of directorship or Retirement shall only be deemed to occur if such termination constitutes a “separation from service” within the meaning of Code Section 409A.
11.13 Severability. In the event any provision of this Plan shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of this Plan, and this Plan shall be construed and enforced as if the illegal or invalid provision had not been included.

Reinsurance Group of America, Incorporated®

16600 Swingley Ridge Road
Chesterfield, Missouri 63017-1706 U.S.A.

www.rgare.com

REINSURANCE GROUP OF AMERICA, INCORPORATED
16600 SWINGLEY RIDGE ROAD
CHESTERFIELD, MO 63017-1706
ATTN: WILLIAM L. HUTTON

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The Board of Directors recommends you vote FOR the following:

1. Election of Directors

Nominees	For	Against	Abstain
1A Patricia L. Guinn	☐	☐	☐
1B Arnoud W.A. Boot	☐	☐	☐
1C John F. Danahy	☐	☐	☐
1D J. Cliff Eason	☐	☐	☐
1E Anna Manning	☐	☐	☐

The Board of Directors recommends you vote 1 YEAR on the following proposal:

	1 year	2 years	3 years	Abstain
2 Vote on frequency of advisory vote to approve named executive officer compensation.	☐	☐	☐	☐

The Board of Directors recommends you vote FOR proposals 3, 4, 5, 6 and 7.

	For	Against	Abstain
3 Advisory vote to approve named executive officer compensation.	☐	☐	☐
4 Vote to approve the Company's Amended & Restated Flexible Stock Plan.	☐	☐	☐
5 Vote to approve the Company's Amended & Restated Flexible Stock Plan for Directors.	☐	☐	☐
6 Vote to approve the Company's Amended & Restated Phantom Stock Plan for Directors.	☐	☐	☐
7 Ratify the appointment of Deloitte & Touche LLP as the Company's independent auditor for the fiscal year ending December 31, 2017.	☐	☐	☐

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]   Date

Signature (Joint Owners)   Date

0000330741_1 R1.0.1.15

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com

REINSURANCE GROUP OF AMERICA, INCORPORATED
Annual Meeting of Shareholders
May 23, 2017 2:00 PM (CDT)
This proxy is solicited by the Board of Directors

The undersigned does hereby appoint Todd C. Larson, John W. Hayden and William L. Hutton, or any of them, the true and lawful attorneys-in-fact, agents and proxies of the undersigned to represent the undersigned at the Annual Meeting of the Shareholders of REINSURANCE GROUP OF AMERICA, INCORPORATED to be held May 23, 2017, commencing at 2:00 p.m., St. Louis time, at the Company's headquarters at 16600 Swingley Ridge Road, Chesterfield, Missouri 63017, and at any and all adjournments or postponements of said meeting, and to vote all the shares of Common Stock of the Company standing on the books of the Company in the name of the undersigned as specified and in their discretion of such other business as may properly come before the meeting.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations.

0000330741_2 R1.0.1.15

Continued and to be signed on reverse side